Exhibit 10.7.2
CERTAIN INFORMATION (INDICATED BY “[…***…]”) AND SCHEDULES HAVE BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
OPTION, COLLABORATION AND LICENSE AGREEMENT
by and between
BEIGENE SWITZERLAND GMBH
and
NOVARTIS PHARMA AG
dated as of December 19, 2021

TABLE OF CONTENTS
i

v

SCHEDULES
Schedule 1.14        BeiGene Patents
Schedule 1.20        BeiGene Trademarks
Schedule 1.56        Excluded Studies
Schedule 1.58        Existing IND
Schedule 1.76        Initial Global Studies
Schedule 1.85        Individuals with Knowledge
Schedule 1.86        Licensed Compound
Schedule 1.106    New Registrational Clinical Trials
Schedule 1.140    Shared Regulatory Materials
Schedule 3.1.3        Novartis Recommendations
Schedule 5.7        Annual Compliance Certification
Schedule 7.3(a)    Terms of Supply

EXHIBITS
Exhibit A:            Initial Global Development Plan
Exhibit B:            Additional Global Development Plan
Exhibit C-1:            Form of Press Release (Novartis)
Exhibit C-2:            Form of Press Release (BeiGene)

OPTION, COLLABORATION AND LICENSE AGREEMENT
This OPTION, COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of December 19, 2021 (the “Execution Date”) by and between BeiGene Switzerland GmbH, a Swiss corporation (“BeiGene”), and Novartis Pharma AG, a Swiss corporation (“Novartis”). BeiGene and Novartis are each referred to herein by name, or as a “Party” or, collectively, as the “Parties.”
RECITALS
WHEREAS, BeiGene Controls the BeiGene IP (each, as defined below);
WHEREAS, Novartis has experience in the development and commercialization of pharmaceutical products in the Novartis Territory (as defined below); and
WHEREAS, the Parties desire to enter into this Agreement pursuant to which, among other things, BeiGene will grant to Novartis an Option to receive the Product Licenses (as such terms are defined below) to develop, manufacture and commercialize the Licensed Compound and Licensed Products for use in the Field in the Novartis Territory, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below.
1.1    “Accounting Standards” means United States Generally Accepted Accounting Principles (“GAAP”) or, to the extent that a party uses or adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case, consistently applied throughout the applicable party’s organization.
1.2    “Acquiring Person” means the Person referenced in the definition of Change of Control that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains (including such Person’s Affiliates).
1.3    “Additional Global Development Plan” means the global development plan for any Global Clinical Trial(s) that the Parties agree to undertake or continue on or after the License Effective Date pursuant to this Agreement, to be prepared and approved by the JDC, including a budget (the “Additional Global Development Budget”) as such plan may be amended from time to time in accordance with this Agreement.
1.4    “Affiliate” means any Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.
1.5    “Annual Net Sales” means, the aggregate Net Sales by Novartis, its Affiliates, and its Sublicensees in the Novartis Territory of the Licensed Product in a particular Calendar Year, calculated in accordance with Accounting Standards.
1.6    “Applicable Law” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city, or other political subdivision, including, to the extent applicable, GCP, GLP, and GMP, as well as all applicable data protection and privacy laws, rules, and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive (Council Directive 95/46/EC), applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679) and applicable laws, rules and regulations of HGRAC, as well as all applicable laws, regulations, orders, judicial decisions, conventions, and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials, healthcare professionals, and private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), that, in each case, govern or otherwise apply to the applicable Person.
1.7    “Assist” means providing, directly or indirectly, a Third Party with (a) any analysis of any of the BeiGene Patents or any portion thereof; (b) prior art or analysis of any prior art to any of the BeiGene Patents; (c) any documents in Novartis’s possession, custody, or control relating to any of the BeiGene Patents, in whole or in part, or to any prior art to any of the BeiGene Patents; or (d) financial or technical support, in each case, in connection with a Challenge of any of the BeiGene Patents or any portion thereof.
1.8    “BeiGene Component” means, with respect to BeiGene, (a) any active pharmaceutical ingredient of a Combination Regimen or Finished Dosage Combination Product that is not the Licensed Compound or the Licensed Product or (b) any active pharmaceutical ingredient that is otherwise administered in a clinical trial of the Licensed Product (in accordance with the protocol for such clinical trial) that is not the Licensed Compound or the Licensed Product, in each case ((a) or (b)), that is (i) proprietary to BeiGene (or its Affiliates) or (ii) otherwise Controlled by BeiGene (or its Affiliates), but in all cases excluding (A) all compounds or other active pharmaceutical ingredients that are (I) proprietary to Novartis (or its Affiliates) or (II) proprietary to a Third Party and Controlled by Novartis (or its Affiliates) and (B) the BeiGene Proprietary PD-1 Inhibitor.
1.9    “BeiGene Copyright” means any copyright Controlled by BeiGene or any of its Affiliates as of the Execution Date or thereafter during the Term that relates to the Licensed Compound or the Licensed Product.
1.10    “BeiGene FTE Cost” means, (a) with respect to Detailing, […***…]; (b) with respect to RMM Promotion, […***…]; and (c) with respect to Shared Medical Affairs Activities, […***…].
1.11    “BeiGene Invention” means any Invention that relates to the Licensed Compound or Licensed Product and that is conceived or first reduced to practice by employees of, or consultants to, BeiGene, alone or jointly with any Third Party, without the use in any material respect of any Novartis IP or Joint IP.

1.12    “BeiGene IP” means, collectively, the BeiGene Patents, the BeiGene Know-How and the BeiGene Inventions.
1.13    “BeiGene Know-How” means any Know-How Controlled by BeiGene or any of its Affiliates as of the Execution Date or thereafter during the Term which (a) relates to the Licensed Compound or the Licensed Product (including its Manufacture or its formulation or a method of its delivery or of its use) and (b) is necessary or reasonably useful for the Development, Manufacture, conduct of Medical Affairs Activities or Commercialization of the Licensed Compound or the Licensed Product in the Field in the Novartis Territory. For clarity, BeiGene Know-How […***…].
1.14    “BeiGene Patents” means any and all Patents Controlled by BeiGene or any of its Affiliates as of the Execution Date or at any time during the Term, excluding any and all Joint Patents, which (a) contain one or more claims that Cover the Licensed Compound or Licensed Product (including its Manufacture or its formulation or a method of its delivery or of its use) and (b) are necessary or reasonably useful for the Development, Manufacture, or Commercialization of or the conduct of Medical Affairs Activities with respect to, the Licensed Compound and/or Licensed Product in the Field in the Novartis Territory. Schedule 1.14 sets forth a complete and accurate list of all BeiGene Patents as of the Execution Date. […***…]
1.15    “BeiGene Proprietary PD-1 Inhibitor” means the proprietary PD-1 inhibitor of BeiGene designated as tislelizumab.
1.16    “BeiGene Proprietary PD-1 Inhibitor Collaboration Agreement” means […***…].
1.17    “BeiGene Proprietary PD-1 Inhibitor Supply Agreement” means […***…].
1.18    “BeiGene Proprietary PD-1 Inhibitor Technical Transfer Agreement” means […***…].
1.19    “BeiGene Territory” means all countries of the world other than the countries included in the Novartis Territory.
1.20    “BeiGene Trademarks” means the trademarks and domain names Controlled by BeiGene which relate to the Licensed Compound or the Licensed Product. Schedule 1.20 sets forth a complete and accurate list of all BeiGene Trademarks as of the Execution Date.
1.21     “Biosimilar Product” means, with respect to a product in a given country, (a) a Third Party, or, for the purposes of Section 9.8.1 only, Sandoz AG and its controlled Affiliates, biologic product that (i) contains the same or a “highly similar” (as such term is used in 42 U.S.C. § 262(i)(2) or analogous laws and regulations outside the United States) active ingredient as such product and (ii) that is approved or licensed by a Regulatory Authority pursuant to Applicable Law or (b) a Third Party, or, for the purposes of Section 9.8.1 only, Sandoz AG and its controlled Affiliates, biologic product that is interchangeable for such product insofar as it meets the requirements for interchangeability pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)) or any subsequent or superseding law, statute or regulation or analogous laws and regulations outside the United States. For purposes of clarity, a biologic product will be deemed to be a Biosimilar Product with respect to a product for purposes of this definition if such product is used as the reference product in the application or submission made with respect to such biologic product under Applicable Law.
1.22    “BLA” means a Biologics License Application filed with the FDA in the United States with respect to a Licensed Product, as defined in Title 21 of the U.S. Code of Federal

Regulations, Section 601.2 et seq., or a comparable filing for Regulatory Approval in a jurisdiction other than the United States.
1.23    “Bridging Study” means any clinical trial conducted in a country to provide clinical data on safety, efficacy, dosage, and dose regimen to permit the extrapolation of foreign clinical data to the population in such country or in relation to Regulatory Approvals or secondary manufacturing approvals in such country.
1.24    “Business Day” means a day on which banking institutions in New York City, New York, Basel, Switzerland, or Beijing, China, are open for business, excluding any Saturday or Sunday.
1.25    “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Execution Date to the end of the first complete three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.
1.26    “Calendar Year” means the period beginning on the Execution Date and ending on December 31 of the calendar year in which the Execution Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided, that, the final Calendar Year of the Term shall end on the last day of the Term.
1.27    “Challenge” means to contest or Assist in the contest of the validity or enforceability of any of the BeiGene Patents, in whole or in part, in any court, arbitration proceeding or other tribunal, including the United States Patent and Trademark Office and the United States International Trade Commission. For the avoidance of doubt, the term “contest” includes: (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any BeiGene Patents; (b) citation to the United States Patent and Trademark Office pursuant to 35 U.S.C. § 301 of prior art patents or printed publications or statements of the patent owner concerning the scope of any of the BeiGene Patents; (c) filing a request under 35 U.S.C. § 302 for re-examination of any of the BeiGene Patents; (d) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any BeiGene Patents or any portion thereof; (e) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of the BeiGene Patents or any portion thereof; (f) becoming a party to an interference with an application for any of the BeiGene Patents pursuant to 35 U.S.C. § 135; (g) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against any of the BeiGene Patents in any country; or (h) any foreign equivalents of subsection (a) through (e) applicable in any country.
1.28    “Change of Control” means, with respect to a Party (an “Acquired Party”), the occurrence of any of the following events from and after the Execution Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than fifty percent (50%) of the voting shares of such Acquired Party; or (b) such Acquired Party consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger are not held by the holders of the outstanding voting shares of such Acquired Party immediately preceding such consolidation or merger; or (c) that Acquired Party sells or transfers to another Person all or substantially all of its assets to which this Agreement relates.

1.29    “Clinical Data” means any and all raw data (together with all clinical trial reports and the results of analyses thereof) derived or generated in any Clinical Trial conducted by or on behalf of a Party pursuant to this Agreement.
1.30    “Clinical Trial” means any human clinical trial of the Licensed Product, including any Phase 1 clinical trial, Phase 2 clinical trial, Phase 3 clinical trial, Registrational Clinical Trial, Bridging Study and any post-marketing clinical trial commenced after Regulatory Approval of the Licensed Product (a “Post-Approval Trial”).
1.31    “Combination Regimen” means, with respect to the Licensed Product for a given Indication, the use of such Licensed Product for such Indication together with one or more other pharmaceutical products (each, an “Other Product”) as two or more entities of active ingredients in a combination therapy, including concomitant or sequential therapy, either (a) in a Clinical Trial for such Licensed Product for such Indication as set forth in the protocol for such Clinical Trial or (b) for commercial sale for such Indication as set forth in the approved label for such Licensed Product; provided, that, for the purposes of this definition, none of (i) tislelizumab, (ii) any approved chemotherapy treatments, (iii) any Biosimilar Products and (iv) any Generic Products, shall constitute Other Products. For clarity, an Other Product could be a product that is proprietary to a Party or a product that is proprietary to Third Parties.
1.32    “Commercialization” means activities directed to the commercialization of a product, including selling, offering for sale, pricing, marketing, detailing, promoting, distributing, order processing, handling returns and recalls, booking sales, importing, exporting, and transporting such product for commercial sale, and seeking Pricing and Reimbursement Approval of a product (if applicable), as well all regulatory compliance with respect to the foregoing. For clarity, “Commercialization” does not include Manufacturing. When used as a verb, “Commercialize” means to engage in Commercialization.
1.33    “Commercialization Plan” means, with respect to the Licensed Product, the plan for the Commercialization of such Licensed Product in the Novartis Territory in a given Calendar Year (or in the case of the initial Commercialization Plan, the period through First Commercial Sale and for […***…] thereafter), as such plan may be amended from time to time in accordance with this Agreement, which Commercialization Plan shall be comprised of […***…].
1.34    “Commercially Reasonable Efforts” means, (a) with respect to Novartis in relation to an obligation under this Agreement applicable to the Licensed Product, such efforts that are consistent with the efforts and resources normally used by Novartis and its Affiliates (which in any event shall not be less than the efforts used by a reasonable international biopharmaceutical company or pharmaceutical company, in each case, that is of comparable size and has comparable resources to Novartis) and (b) with respect to BeiGene in relation to an obligation under this Agreement applicable to the Licensed Compound or the Licensed Product, such efforts that are consistent with the efforts and resources normally used by BeiGene and its Affiliates (which in any event shall not be less than the efforts used by a reasonable international biopharmaceutical company or pharmaceutical company), in each case, that is of comparable size and has comparable resources to BeiGene, in the performance of a corresponding activity for a similar pharmaceutical compound or product, as applicable, at a similar stage in its research, development, or commercial life as the Licensed Product, and that has commercial and market potential similar to the Licensed Product, taking into account, in each case, […***…].
1.35    “Committee” means the JSC, the JDC, the JIPC, the JPC, the JMAC, the JCC and any subcommittees formed pursuant to Section 2.9 (together, the “Committees”).

1.36    “Competition Laws” shall mean any Applicable Laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade.
1.37    “Competing Product” means any product, other than the Licensed Product, which contains, as its active ingredient, a TIGIT Antagonist. For purposes of this definition, a “TIGIT Antagonist” means any […***…]inhibit the receptor known as T cell immunoglobulin and immunoreceptor tyrosine-based inhibitory motif domain (“TIGIT”). The term “Competing Product” shall not include […***…].
1.38    “Completion” means, with respect to a Clinical Trial conducted by or on behalf of BeiGene, the date on which a clinical study report for such Clinical Trial becomes available to BeiGene or its Affiliates.
1.39    “Confidential Information” means, with respect to a Disclosing Party, all confidential and proprietary information, including chemical or biological materials, chemical structures, commercialization plans, correspondence, customer lists, data, development plans, formulae, improvements, Inventions, Know-How, processes, regulatory filings, reports, strategies, techniques, or other information, in each case, that are disclosed by or on behalf of such Disclosing Party to the Receiving Party pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic, or electronic form. For purposes of clarity, unless excluded pursuant to Section 12.2, (a) all Clinical Data generated in the conduct by BeiGene of any Excluded Study, Unilateral Study conducted by BeiGene, Initial Global Study (other than the Novartis-Initiated Trials) or any New Registrational Clinical Trial for which BeiGene is the Sponsoring Party shall be deemed Confidential Information of BeiGene, subject to the rights of Novartis to use and reference such Clinical Data, without additional consideration, in accordance with this Agreement; (b) all Clinical Data generated in the conduct of any Novartis-Initiated Trial or Unilateral Study conducted by Novartis shall be deemed Confidential Information of Novartis, subject to the rights of BeiGene to use and reference such Clinical Data, without additional consideration, in accordance with this Agreement; (c) all Inventions shall be deemed the Confidential Information of the owning Party as set forth in Article 10; (d) any scientific, technical, manufacturing or financial information, including (except as set forth in (a) and (b) above), Clinical Data and information disclosed through an audit report, Commercialization report, Development report or other report, shall constitute Confidential Information of the Disclosing Party; and (e) the terms of this Agreement shall be deemed Confidential Information of both Parties.
1.40    “Control,” “Controls,” or “Controlled” means, with respect to any Patent, Know-How or Confidential Information, the ability of a Party or its Affiliates, as applicable (whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party the licenses or sublicenses to such Patent or Know-How as provided herein, or to otherwise disclose such Confidential Information to the other Party, without violating the terms of any then-existing agreement with any Third Party. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Patent, Know-How or Confidential Information that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such Acquired Party after the Execution Date as a result of such Change of Control unless (a) prior to the consummation of such Change of Control, such Acquired Party or any of its Affiliates also Controlled such Patent, Know-How or Confidential Information, or (b) the Know-How, Patents or Confidential Information owned or in-licensed by such Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, the Acquired Party or any of its Affiliates determines to use or uses any such Patents, Know-How or Confidential Information in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases (a) and (b), such Patents, Know-How or Confidential Information will be “Controlled” by such Party for purposes of this Agreement.
1.41    “Cover” means, with reference to a Patent claim, that the making, using, offering to sell, selling, importing, or exporting, as applicable, of the Licensed Product would infringe such Patent claim in the country in which such activity occurs without a license thereto (or ownership thereof).
1.42    “CPI” means the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index), in the United States.
1.43    “Critical Matter” means any decision of the Parties or any Committee: […***…] .
1.44    “Damages” means all losses, costs, claims, damages, judgments, liabilities, and expenses (including reasonable attorneys’ fees and other reasonable out-of-pocket costs in connection therewith).
1.45    “Data Release Date” means the date of presentation or publication of the mature progression-free survival (“PFS”) endpoint results (i.e. greater than or equal to seventy-five percent (75%) of the PFS events), from the […***…].
1.46    “Data Security and Privacy Laws” means any Applicable Law relating to the privacy, data protection, integrity, Processing and security of Personal Data, including but not limited to: (a) federal and state Applicable Law, including the Health Insurance Portability and Accountability Act of 1996, as amended and all implementing regulations, (b) state data protection laws, (c) state breach notification laws, (d) the General Data Protection Regulation (EU) 2016/679, and (e) any related Applicable Law implementing the foregoing.
1.47    “Detail” means face-to-face (either in person or virtual) discussions with physicians and other health care practitioners who are permitted under Applicable Law to prescribe the Licensed Product for the purpose of promoting the Licensed Product to such physicians or practitioners. For the sake of clarity, the definition of “Detail” specifically excludes payer account management and engagement with payers.
1.48    “Detailing FTE Rate” means (a) for the United States, $[…***…] per annum during calendar year 2021, (b) for Canada $[…***…] per annum during calendar year 2021, and (c) for Mexico, $[…***…] per annum during calendar year 2021; such amounts to be adjusted as of […***…] and […***…] thereafter by the percentage increase or decrease, if any, in the applicable CPI during the immediately preceding Calendar Year, which rates, for the avoidance of doubt, include […***…].
1.49    “Development” means activities that relate to obtaining, maintaining or expanding Regulatory Approval of the Licensed Product and to supporting usage for the Licensed Product for one or more Indications in the Field, including: (a) the conduct of research activities (including drug discovery, identification, or synthesis) with respect to the Licensed Product; and (b) preclinical and clinical drug development activities and other development activities with respect to the Licensed Product, including test method development and stability testing, toxicology, formulation, process development, supply of compounds or products and clinical material, qualification and validation, quality assurance, quality control, Clinical Trials (including Post-Approval Trials), statistical analysis and report writing, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing. For clarity, “Development” does not include Manufacturing or Medical Affairs Activities. When used as a verb, “Develop” means to engage in Development.
1.50    “Development Costs” means, with respect to any Development activities (including the conduct of a Clinical Trial), the sum of the following: (a) […***…], (b) […***…] and (c) […***…]. For purposes of this definition, (i) […***…] means […***…]; (ii) […***…] means […***…]; (iii) […***…] means […***…]; and (iv) […***…] means a rate of $[…***…] per annum during Calendar Year 2021, which rate shall be adjusted as of […***…] and […***…] thereafter by […***…]. For the avoidance of doubt, such rate is intended to cover the cost […***…].
1.51    “Development Plan” means the Initial Global Development Plan or the Additional Global Development Plan, as applicable.
1.52    “Divestiture” means, with respect to a Competing Product: (a) the divestiture of such Competing Product through: (i) an outright sale or assignment of all material rights in such Competing Product to a Third Party; (ii) an exclusive out-license to a Third Party of all development, manufacture, and commercialization rights and the right to conduct Medical Affairs Activities, with respect to such Competing Product, with no further role, influence, or authority of the applicable Party, directly or indirectly, with respect to such Competing Product; or (iii) a combination of the transactions contemplated by the foregoing clauses (i) and (ii); or (b) the cessation of all Development, Manufacture and Commercialization activities and Medical Affairs Activities with respect to such Competing Product (subject, if applicable, to applicable wind-down activities and applicable requirements of Applicable Law). For clarity, subject to the preceding sentence, the right of the applicable Party to receive royalties, milestones, or other payments in connection with an acquirer’s, assignee’s, or licensee’s Development, Manufacture, or Commercialization of a Competing Product pursuant to subsection (a) above shall not, in and of itself, be deemed to disqualify the applicable sale, assignment, or license from constituting a Divestiture. When used as a verb, “Divest” and “Divested” mean to cause or have caused a Divestiture.
1.53    “Dollars” or “$” means the legal tender of the United States.
1.54    “EU” means all countries that are officially recognized as member states of the European Union at any particular time; provided, that, the EU will always be deemed to include France (including its territories and possessions), Germany, Italy and Spain for purposes of this Agreement.
1.55    “European Market Approval” means, with respect to a Licensed Product and a particular Indication: (a) Regulatory Approval of such Licensed Product for such Indication in […***…] Major European Markets, by the European Commission (in the case of any Major European Markets other than the United Kingdom) or the MHRA (in the case of the United Kingdom) and (b) Pricing and Reimbursement Approval for such Licensed Product for such Indication in such Major European Markets by the appropriate Governmental Authority in the applicable Major European Market.
1.56    “Excluded Studies” means (a) the Clinical Trials sponsored or supported by BeiGene that are listed on Schedule 1.56 attached hereto, (b) any New Registrational Study for which BeiGene is the Sponsoring Party and for which Novartis has not provided a Novartis Study Design Agreement Notice and (c) any New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has not provided a Novartis Study Design Agreement Notice.

1.57    “Executive Officers” means: (a) with respect to BeiGene, the […***…] or his/her designee; and (b) with respect to Novartis, the […***…] or his/her designee.
1.58    “Existing IND” means each IND for the conduct of the Initial Global Studies (other than the Novartis-Initiated Trials) and Excluded Studies as more particularly identified on Schedule 1.58.
1.59    “Field” means the treatment, diagnosis or prevention of any human disease, disorder, or condition.
1.60    “First Commercial Sale” means, on a country-by-country basis, the first sale of the Licensed Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell the Licensed Product in such country); provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee, (b) any sale, disposition or transfer for use of the Licensed Product in Clinical Trials or for development activities outside of the conduct of Clinical Trials by or on behalf of a Party, or (c) disposal or transfer of the Licensed Product for a bona fide charitable purpose, compassionate use, or samples.
1.61    “FTE” means a full-time employee, or in the case of less than a full-time employee, a full-time equivalent employee year, carried out by an appropriately qualified employee of a Party or its Affiliate, based on […***…] per year (excluding vacations and holidays). For clarity, […***…] shall not constitute FTEs.
1.62    “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting Clinical Trials as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, Good Clinical Practices established through FDA guidance, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).
1.63    “Generic Product” means with respect to a product in a given country, (a) a Third Party pharmaceutical product that (i) contains the same active ingredient as such product and (ii) that is approved or licensed by a Regulatory Authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such product as determined by the applicable Regulatory Authority, including any product authorized for sale (A) in the U.S. pursuant to § 505(b)(2) or § 505(j) of the United States Federal Food, Drug, and Cosmetic Act, , 21 U.S.C. § 301 et seq. (21 U.S.C. § 355(b)(2) and 21 U.S.C. § 355(j), respectively) or (B) any subsequent or superseding law, statute or regulation or analogous laws and regulations outside the United States. For purposes of clarity, a pharmaceutical product will be deemed to be a Generic Product in a country with respect to a product for purposes of this definition if such product is used as the reference product in the application or submission made with respect to such pharmaceutical product in such country under Applicable Law.
1.64    “Global Development Activities” means, collectively, the activities undertaken pursuant to the Initial Global Development Plan and the Additional Global Development Plan.
1.65    “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States.
1.66    “GMP” means all applicable then-current good manufacturing practice standards for fine chemicals, intermediates, bulk products, or finished pharmaceutical products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products;” and (c) all Applicable Law promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or pharmaceutical product.
1.67    “GVP” means all applicable then-current good pharmacovigilance practice standards as required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction.
1.68    “Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.
1.69    “HGRAC” means the Human Genetics Resources Administration of China.
1.70    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).
1.71    “HSR Clearance Date” means the earlier of (a) notification to the Parties from the FTC or DOJ of termination of the applicable waiting period under the HSR Act with respect to the HSR Filings, or (b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings.
1.72    “HSR Filing” means a filing by each of BeiGene and Novartis with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.
1.73    “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the United States for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).
1.74    “Indication” means an entirely separate and distinct disease or medical condition in humans for which a biopharmaceutical product: (i) that is in a Clinical Trial is intended to treat in such Clinical Trial; or (ii) has received a separate and distinct Regulatory Approval with an approved label claim to treat such disease or condition, as applicable. The Parties agree and acknowledge that:
(a)    to qualify as an Indication, Regulatory Approval of such Indication must require completion of a separate Clinical Trial or analysis of different cohorts of an existing Clinical Trial sufficient to obtain Regulatory Approval in a separate patient population, based on prospectively defined endpoints; and
(b)    for purposes of clarity, if the Parties cannot agree whether a human indication, disease or condition constitutes a separate Indication based on the foregoing criteria,

distinctions between human indications, diseases or conditions with respect to the Licensed Product shall be made by reference to the World Health Organization International Classification of Diseases, version 10 (as revised and updated, the “ICD10”).
1.75    “Initial Global Development Plan” means the initial global Development plan for the Development of Licensed Products, as such plan may be amended from time to time in accordance with this Agreement. The Initial Global Development Plan as of the Execution Date is attached hereto as Exhibit A.
1.76    “Initial Global Studies” means the Clinical Trials listed on Schedule 1.76 attached hereto that are included in the Initial Global Development Plan as of the Execution Date.
1.77    “Invention” means any process, method, composition of matter, article of Manufacture, discovery, or finding that is conceived or reduced to practice, constructively or actually, by either Party or jointly by the Parties in connection with the Development, Manufacture, or Commercialization of, or the conduct of Medical Affairs Activities with respect to, a Licensed Compound or the Licensed Product under this Agreement.
1.78    “Investigator Sponsored Study” means a Clinical Trial using the Licensed Product, either as a Monotherapy or as a Combination Regimen sponsored and initiated by a Third Party.
1.79    “Japan Market Approval” means, with respect to a Licensed Product in an Indication, Regulatory Approval (including Pricing and Reimbursement Approvals) by the MHLW of such Licensed Product, and any required companion diagnostic, for such Indication.
1.80    “Joint Invention” means any Invention that is jointly conceived or reduced to practice by one or more employees of or consultants to Novartis or its Affiliates and one or more employees of or consultants to BeiGene or its Affiliates in the conduct of the activities contemplated by this Agreement.
1.81    “Joint IP” means, collectively, the Joint Inventions and the Joint Patents.
1.82    “Joint Patent” means any Patents that contain one or more claims that cover a Joint Invention.
1.83    “Joint Regulatory Filing Team” or “JRFT” means a joint regulatory filing team comprised of three (3) representatives (or such other number of representatives as the Parties may mutually agree) from each of Novartis and BeiGene, which will be established by the Parties within […***…] following the Execution Date to prepare the Regulatory Transition Plan.
1.84    “Know-How” means algorithms, data, information, Inventions, knowledge, methods (including methods of use or administration or dosing), practices, results, software, techniques, technology, know-how and trade secrets, including analytical and quality control data, analytical methods (including applicable reference standards), assays batch records, chemical structures and formulations, compositions of matter, formulae, manufacturing processes and data, pharmacological, toxicological and clinical test data and results, processes, reports, research data, research tools, sequences, standard operating procedures, and techniques, in each case, whether patentable or not, and, in each case, tangible manifestations thereof.
1.85    “Knowledge” means, with respect to BeiGene, […***…].

1.86    “Licensed Compound” means the proprietary monoclonal antibody of BeiGene that inhibits TIGIT, known as ociperlimab, designated by BeiGene as BGB-A1217 and described more fully on Schedule 1.86 attached hereto.
1.87    “License Effective Date” means the latest to occur of (a) the date of exercise by Novartis of the Option, (b) the date of receipt by BeiGene of the Option Exercise Fee and (c) the HSR Clearance Date.
1.88    “Licensed Product” means any product or product candidate that constitutes, incorporates, comprises or contains a Licensed Compound, whether or not as the sole active ingredient, and in all forms, presentations, and formulations (including manner of delivery and dosage).
1.89    “MA” or “Marketing Authorization” means an MAA that has been approved by the applicable Governmental Authority to market the applicable product in a country or group of countries.
1.90    “MAA” means a Marketing Authorization Application, BLA, or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, EMA, or any equivalent filing in a country or regulatory jurisdiction other than the United States or EU with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical product, in a country or in a group of countries.
1.91    “Major European Markets” means France, Germany, Italy, Spain, and the United Kingdom.
1.92    “Manufacture” means activities related to the manufacturing of a product or any component or ingredient thereof, including the production, manufacture, processing, filling, finishing, packaging, sterilization, labeling, shipping, and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.
1.93    “Manufacturing Cost” means, with respect to any Licensed Compound or Licensed Products manufactured by a Party, the aggregate of the following: (a) the costs of material used for manufacturing the Licensed Compound or Licensed Products, including costs of raw materials, excipients, consumables, intermediates needed for the manufacturing process, costs of packaging material, labels and other printed materials; (b) the direct labor cost of production employees (including basic wages, labor and related payroll taxes and benefits) incurred or spent in the actual manufacturing of such Licensed Compound or Licensed Products; (c) all overhead, including but not limited to cost of equipment depreciation, repairs, maintenance, and building costs, indirect labor of production support employees and related payroll taxes and benefits, costs for personnel exercising controlling and supervisory function, costs of indirect space, costs of in-process control, costs of microbiological monitoring of production environment, costs of training of process personnel, costs for supplies, auxiliary materials and consumables and other operating expenses, costs of shop floor control systems, costs for cleaning production buildings, costs of work clothes, taxes, insurance, material management, interim transportation and warehousing, costs of purchasing department, costs of ensuring sufficient levels of safety, health and environment, costs of production scheduling, costs of maintaining the bills of materials, costs for technical support, plant management, administration and general services, costs of IT systems, quality assurance and quality control costs, costs for utilities and ecology, such as electricity, water, nitrogen, steam, air, deposition of solid or liquid waste, purification of effluent water, and purification of waste air; (d) the costs of any third party sub-contract manufacturers; (e) the cost of transportation or any related costs including tertiary packaging and storage of the Licensed Compound or Licensed Products, as incurred or spent in connection with this agreement; and (f) any other costs incurred or spent in support of the manufacturing of Licensed Compound or Licensed Products such as variances from standard costs, which capture deviations of actual costs from the planned and applied standard costs, write-offs, non-product related production costs including costs of inventory management and supply chain, Technical Operations Corporate Headquarters overhead costs, non-product allocated QA costs, validation costs, third party royalties or license fees, IT project costs, to be allocated to the Licensed Compound or Licensed Products based on actual consumption or an allocation key. For clarity, Manufacturing Costs shall be calculated on a per SKU, as applicable, and shall include the “consolidated total product cost” or “cTPC” established in accordance with such Party’s Accounting Standards, as well as reasonable allocations of variances to cTPC, inventory write-offs and reasonable allocations of other costs incurred in support of the manufacturing of Licensed Compound or Licensed Products. For the sake of clarity, the cost of BeiGene Proprietary PD-1 Inhibitor (tislelizumab) shall not be included in the definition of “Manufacturing Cost” and Novartis shall obtain BeiGene Proprietary PD-1 Inhibitor (tislelizumab) from BeiGene pursuant to the BeiGene Proprietary PD-1 Inhibitor Supply Agreement at the Supply Price.
1.94    “Master Cell Bank” or “MCB” means the reference deposit or collection of vials of the Product Cell Line, which has been prepared from the selected single cell clone under GMP conditions, and from which all subsequent lots of Working Cell Banks are derived.
1.95    “Materials” means all tangible biological materials, cells, reference standards, assays and media that are used in or held for use for, the Manufacture of the Licensed Product or the Licensed Compound, including the Product Cell Line, the Master Cell Bank, the Working Cell Bank and the Parental Cell Line.
1.96    “Material Safety Issue” means a significant safety concern that is bona fide, serious and unexpected or, if expected, is observed at a higher rate and grade, and is generally not monitorable or reversible and that, in any case, would significantly impact or delay anticipated Regulatory Approval for, or Commercialization of the Licensed Product.
1.97    “Medical Affairs Activities” means the design, oversight and implementation of activities designed to ensure or improve appropriate medical use of, conduct medical education of, or support or conduct clinical studies regarding, the Licensed Product, including: (a) the activities to be conducted by Medical Liaisons; (b) sponsoring, or the obtaining of grants to support, continuing independent medical education (including independent symposia and congresses); (c) participation in international congresses and (d) the development, publication and dissemination of scientific and clinical information in support of an approved Indication for the Licensed Product, as well as medical information services (and the content thereof) provided in response to inquiries communicated via the sales representatives or other external-facing representatives or received by letter, phone call or email or other means of communication agreed by the Parties in writing.
1.98    “Medical Affairs FTE Rate” means (a) for the United States, […***…] per annum during calendar year 2021, (b) for Canada […***…] per annum during calendar year 2021, and (c) for Mexico, […***…] per annum during calendar year 2021; such amounts to be adjusted as of […***…] and […***…] thereafter […***…], which rates, for the avoidance of doubt, include […***…].
1.99    “Medical Affairs Plan” means, with respect to a Licensed Product, a written high-level strategic and tactical plan for the Medical Affairs Activities to be conducted with respect to such Licensed Product in the Novartis Territory or the BeiGene Territory, as applicable. The Medical Affairs Plan will include the following elements: […***…].

1.100    “Medical Liaisons” means the health care professionals employed or engaged by a Party with sufficient health care experience to engage in in-depth scientific dialogue with physicians regarding medical issues or relevant scientific topics associated with the Licensed Product and are not sales representatives or otherwise engaged in direct selling or promotion of the Licensed Product.
1.101    “Medical Liaisons Activities” means the Medical Affairs Activities conducted by Medical Liaisons.
1.102    “Milestone Event” means, as applicable, a Development Milestone Event or a Sales Milestone Event.
1.103    “Milestone Payment” means, as applicable, a Development Milestone Payment or a Sales Milestone Event.
1.104    “NDA” means a New Drug Application submitted to the FDA, or any successor application or procedure, as more fully defined in 21 C.F.R. § 314.50 et. seq.
1.105    “Net Sales” means the net sales recorded by Novartis or any of its Affiliates or Sublicensees (other than distributors and wholesalers) for any Licensed Product sold to Third Parties other than Sublicensees, as determined […***…]. The deductions booked on an accrual basis by Novartis and its Sublicensees and Affiliates under their respective Accounting Standards to calculate the recorded net sales from gross sales include the following:
[…***…]
With respect to the calculation of Net Sales:
(i)    Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party and sales between or among Novartis and its Affiliates and Sublicensees shall be disregarded for purposes of calculating Net Sales; and
(ii)    If a Licensed Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Novartis’ or its Sublicensee’s Accounting Standards are met.
(iii)    In the event that the Licensed Product is sold in a finished dosage form containing the Licensed Compound in combination with one or more other active ingredients (a “Finished Dosage Combination Product”), the Net Sales of such Finished Dosage Combination Product will be calculated by […***…].
1.106    “New Other Clinical Trial” means any Clinical Trial, other than a New Registrational Clinical Trial or a Permitted Combination Study, for the Licensed Compound conducted by BeiGene during the period commencing on the Execution Date and continuing until the License Effective Date.
1.107    “New Registrational Clinical Trial” means any Registrational Clinical Trial for the Licensed Compound conducted by either Party during the period commencing on the Execution Date and continuing until the License Effective Date that has a design, conduct and representation of patients sufficient to support Regulatory Approvals in the United States, Europe, Japan and China in any of the Indications listed on Schedule 1.107 attached hereto.
1.108    “Novartis Controlled Compound” means any compound or other active pharmaceutical ingredient that is (a) proprietary to Novartis (or its Affiliates) or (b) proprietary to a Third Party and in-licensed by Novartis (or its Affiliates), including in either case, compounds or active pharmaceutical ingredients that are part of a Combination Regimen or Finished Dosage Combination Product but excluding the Licensed Compound or the Licensed Product.
1.109    “Novartis Invention” means any Invention that relates to the Licensed Compound or Licensed Product and that is conceived or first reduced to practice by employees of, or consultants to, Novartis, alone or jointly with any Third Party, without the use in any material respect of any BeiGene IP or Joint IP.
1.110    “Novartis Invention Patents” means any and all Patents Controlled by Novartis during the Term that contain one or more claims that Cover Novartis Inventions.
1.111    “Novartis IP” means, collectively, the Novartis Patents, the Novartis Know-How and the Novartis Inventions.
1.112    “Novartis Know-How” means any Know-How Controlled by Novartis or any of its Affiliates developed pursuant to this Agreement after the Execution Date and during the Term which is necessary or reasonably useful for the Development, Manufacture, or Commercialization of, or the conduct of Medical Affairs Activities with respect to, the Licensed Products in the Field in the Novartis Territory. For clarity, Novartis Know-How shall not include any Know-How to the extent that such Know-How relates to a Novartis Controlled Compound.
1.113    “Novartis Patents” means any and all Patents Controlled by Novartis or its Affiliates developed pursuant to this Agreement after the Execution Date and during the Term which are necessary or reasonably useful for the Development, Manufacture, or Commercialization of, and/or the conduct of Medical Affairs Activities with respect to, the Licensed Products in the Field. For clarity, Novartis Patents shall include Novartis Invention Patents but shall not include any Patents that relate to a Novartis Controlled Compound.
1.114    “Novartis Territory” means the United States, Canada, Mexico, the member countries of the European Union as of the Execution Date, United Kingdom (including its territories and possessions), Norway, Switzerland, Iceland, Liechtenstein, Russia and Japan.
1.115    “NSCLC” means non-small cell lung cancer.
1.116    “Option Period” means the period commencing on the Execution Date and expiring on the first to occur of (a) the License Effective Date, (b) midnight on the […***…] after the Data Release Date and (c) […***…]; provided, that, if Novartis does not exercise the Option on or before […***…], the Option Period will automatically be extended until […***…] (subject to the increase to the Option Exercise Fee as provided in Section 8.1.2); provided, that, the Option Period may be further extended by mutual written agreement of the Parties.
1.117    “Parental Cell Line” means the […***…].
1.118    “Patents” means: (a) all patents and patent applications in any country or supranational jurisdiction worldwide; and (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and the like of any such patents or patent applications.

1.119    “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
1.120    “Personal Data” means (a) all information identifying, or in combination with other information, identifiable to, an individual, including pseudonymized (key-coded) clinical data containing such information; and (b) any other information that is governed, regulated or protected by one or more Data Security and Privacy Laws.
1.121     “Pricing and Reimbursement Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical product or that will be reimbursed by Governmental Authorities or other payers for a biopharmaceutical product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical products for reimbursement or otherwise.
1.122    “Primary Detail” means a Detail in which information regarding the Licensed Product is the first and most prioritized product information communicated by the applicable sales representative and for which the majority of the sales representative’s incentive compensation in respect of such Detail is based on the communication of information regarding the Licensed Product.
1.123    “Prior CDA” means that certain confidentiality agreement, by and between BeiGene and Novartis Pharmaceuticals Corporation dated […***…].
1.124    “Processing” (or its conjugates) means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alternation, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
1.125    “Product Cell Line” means the […***…].
1.126     “Prosecution and Maintenance” or “Prosecute and Maintain” means, (a) with regard to a Patent, the preparation, filing, prosecution, and maintenance of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments, patent term extensions and Supplemental Protection Certificates with respect to such Patent, together with the initiation or defense of interferences, oppositions, post grant review, inter partes review, derivations, re-examinations, post-grant proceedings, and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom and (b) with regard to a trademark, the preparation, filing, prosecution, registration, renewal and maintenance of such trademark, as well the initiation or defense of oppositions, cancellations and other similar proceedings (or other defense proceedings with respect to such trademark, but excluding the defense of challenges to such trademark as a counterclaim in an infringement proceeding) with respect to the particular trademark, and any appeals therefrom.
1.127    “Registrational Clinical Trial” means: (a) a human clinical trial of a compound or product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) or corresponding foreign regulations or (b) a human clinical trial of a compound or product that is intended to: (i) establish that the compound or product is safe and efficacious for its intended use; (ii) define contraindications, warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range to be prescribed; and (iii) support Regulatory Approval for such compound or product (whether conditional or final), but may not include the data that may be necessary to support the Pricing and Reimbursement Approvals; or (c) a human clinical trial similar to a human clinical trial described in sub-clause (a) prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.128    “Regulatory Approval” means, with respect to a particular Licensed Product and a particular Indication and a particular country, the regulatory approval of the applicable Regulatory Authority necessary for the marketing and sale of such Licensed Product for such particular Indication in such country (excluding Pricing and Reimbursement Approval, unless otherwise provided herein).
1.129    “Regulatory Authority” means any national or supranational Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the United States, the European Medicines Agency (and any successor entity thereto) (the “EMA”) or the European Commission (and any successor entity thereto), as applicable, in the EU, and the Ministry of Health, Labour, and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them) as the case may be (the “MHLW”) in Japan, the Medicines and Healthcare Products Regulatory Agency (the “MHRA”) in the United Kingdom, or any health regulatory authority in any country that is a counterpart to the foregoing agencies, including, without limitation, HGRAC, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical product in such country.
1.130    “Regulatory Exclusivity” means, with respect to a particular Licensed Product in a country in the Novartis Territory, any exclusivity (including for clarity new biologic exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity) conferred by the Regulatory Authority in such country which confers an exclusive commercialization period during which Novartis, its Affiliates or Sublicensees have the exclusive right to market and sell the Licensed Product in such country, excluding any rights conferred by or based on any Patents.
1.131    “Regulatory Filing” means any filing with any Regulatory Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a Licensed Product. For clarity, the term “Regulatory Filing” shall not mean, or apply to, any submission to any regulatory authority of adverse event reports, periodic safety reports, or other similar safety submissions, which shall each be governed by the Pharmacovigilance Agreement.
1.132    “Regulatory Materials” means the regulatory registrations, applications, authorizations, and approvals (including MAs, supplements and amendments, pre- and post-approvals, Pricing and Reimbursement Approvals, certificates of pharmaceutical product and labeling approvals), Regulatory Approvals, and other submissions made to or with, and minutes of meetings with, any Regulatory Authority for research, development (including the conduct of Clinical Trials), Manufacture, or commercialization of a pharmaceutical product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents, referenced in the complete regulatory chronology for each such submission including all drug master files (if any), INDs, BLAs and NDAs, and foreign equivalents of any of the foregoing.
1.133    “Regulatory Transition Plan” means the written plan to be prepared by the JRFT no later than […***…] after the Execution Date, as such period may be extended by mutual agreement of the Parties, which will set forth the Regulatory Transition Activities to be conducted by BeiGene and Novartis pursuant to Section 4.2.2, as such written plan may be amended, modified or updated by the mutual agreement of the Parties or, after the License Effective Date, the JDC.

1.134    “RMM FTE Rate” means (a) for the United States, […***…] per annum during calendar year 2021, (b) for Canada […***…] per annum during calendar year 2021, and (c) for Mexico, […***…] per annum during calendar year 2021; such amounts to be adjusted as of […***…] and […***…] thereafter […***…], which rates, for the avoidance of doubt, include […***…].
1.135    “RMM Promotion” means the activities performed by regional marketing managers.
1.136    […***…].
1.137    “Royalty Term” means, on a country-by-country basis, the period of time commencing on the First Commercial Sale of the Licensed Product in such country and expiring upon the latest of: (a) the expiration of the last Valid Claim within the BeiGene Patents which Covers the composition of matter, or approved methods of use of such Licensed Product in such country; (b) the […***…] of the date of First Commercial Sale of the first Licensed Product in such country; and (c) the expiration of Regulatory Exclusivity with respect to such Licensed Product in such country.
1.138    “Separate” means, with respect to a Competing Product, to separate […***…].
1.139    “Shared Development Costs” means, (a) with respect to any Initial Global Studies, the Development Costs incurred by each Party (or its Affiliates, as applicable) in respect of the conduct of such Clinical Trial on and after the License Effective Date; (b) with respect to a Global Clinical Trial that the Parties mutually agree to conduct, the Development Costs incurred by each Party (or its Affiliates, as applicable) in respect of the conduct of such Global Clinical Trial in accordance with the Additional Global Development Plan; (c) with respect to any Excluded Study that Novartis includes in its Regulatory Filing pursuant to Section 3.1.6, and such Regulatory Filing is subsequently approved, the Development Costs incurred by BeiGene (or its Affiliates, as applicable) in respect of the conduct of such Excluded Study; (d) with respect to any Unilateral Study conducted by BeiGene that Novartis includes in its Regulatory Filing pursuant to Section  3.2.5(b), and such Regulatory Filing is subsequently approved, the Development Costs incurred by BeiGene (or its Affiliates, as applicable) in respect of the conduct of such Unilateral Study; (e) with respect to any New Registrational Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice, the Development Costs incurred by BeiGene (or its Affiliates, as applicable) in respect of the conduct of such New Registrational Clinical Trial on and after the License Effective Date; (f) with respect to any New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice, the Development Costs incurred by BeiGene (or its Affiliates, as applicable) in respect of the conduct of such New Other Clinical Trial on and after the License Effective Date; (g) with respect to any New Registrational Clinical Trial for which Novartis is the Sponsoring Party during the Option Period, the Development Costs incurred by Novartis (or its Affiliates, as applicable) in respect of the conduct of such New Registrational Clinical Trial; (h) with respect to Post-Approval Trials required by a Regulatory Authority to obtain or maintain Regulatory Approval, the Development Costs incurred by each Party (or its Affiliates, as applicable) in respect of the conduct of such Post-Approval Trial on and after the License Effective Date; and (i) with respect to any Global Clinical Trials included in the Initial Global Development Plan or Additional Global Development Plan, the Development Costs incurred by a Party (or its Affiliates, as applicable) in respect of the conduct of such Global Clinical Trials but solely to the extent, in case of this subsection (i), that such Development Costs are […***…] of the Development Costs for such Global Clinical Trial included in the Additional Global Development Budget, unless an amendment to the Additional Global Development Plan (i) is mutually agreed to through the JSC or (ii) determined to be made pursuant to the dispute resolution provisions of Section 16.7.2. For the sake of clarity, the definition “Shared Development Costs” specifically excludes the cost of CMC Development activities for the Manufacture of Licensed Compound or Licensed Product (including process development steps necessary for Regulatory Approval for the Manufacture of the Licensed Product), which shall be BeiGene’s sole responsibility.
1.140    “Shared Regulatory Materials” means the material Regulatory Materials agreed in the Regulatory Transition Plan, to be submitted to Regulatory Authorities for the Licensed Compound and/or the Licensed Product with respect to any Clinical Trials that are included in the Development Plans. For clarity, the Shared Regulatory Materials shall not include the Existing Regulatory Materials existing as of the Execution Date.
1.141    “Sublicensee” means, with respect to Novartis, a Third Party to whom Novartis has granted a sublicense, either directly or indirectly, under the BeiGene IP licensed to Novartis by BeiGene pursuant to this Agreement, to Develop, Manufacture, or Commercialize the Licensed Products in the Field in the Novartis Territory, but excluding: (a) any Third Party acting as a distributor; and (b) BeiGene and any of its Affiliates.
1.142    “Supply Price” means the supply price for the BeiGene Proprietary PD-1 Inhibitor as set forth in the BeiGene Proprietary PD-1 Inhibitor Supply Agreement.
1.143    “Tax” means any direct or indirect tax, excise or duty and any surcharge thereon levied by any Governmental Authority in accordance with Applicable Law.
1.144    “Territory” means the BeiGene Territory or the Novartis Territory, as applicable.
1.145    “Third Party” means any Person other than BeiGene or Novartis that is not an Affiliate of BeiGene or of Novartis.
1.146    “Third Party Claim” means any and all suits, claims, actions, proceedings, or demands brought by a Third Party.
1.147    “Unilateral Study” means (a) any Global Clinical Trial that is conducted by a Proposing Party pursuant to Section 3.2.4 and (b) any New Registrational Clinical Trial that is conducted by Novartis that has not been agreed to in writing by BeiGene pursuant to Section 3.1.5(c).
1.148    “United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.149    “U.S. Regulatory Approval” means with respect to the Licensed Product and a given Indication, Regulatory Approval by the FDA of the Licensed Product, and any required companion diagnostic, for that Indication; provided, that, if on the date of issuance of any such Regulatory Approval, a Governmental Authority having proper jurisdiction shall have issued an order, injunction or ruling (collectively, an “Order”) that restrains, enjoins or otherwise prohibits the sale of such Licensed Product in the U.S., U.S. Regulatory Approval shall be deemed to occur on the date on which such Order is withdrawn, removed or otherwise terminates.
1.150    “Valid Claim” means a claim of a Patent within the BeiGene Patents that is exclusively licensed to Novartis and: (a) has issued and has not expired, lapsed, been cancelled, or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, unpatentable, revoked, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant review, post grant procedures, or similar proceedings; or (b) is a pending claim of an unissued, pending patent application, […***…]. For clarity, a claim which issues later from such pending patent application above shall be considered a Valid Claim as defined in this Section 1.150 as of the date of issuance.
1.151    “Working Cell Bank” or “WCB” means a vialed collection of serially sub-cultivated cells expressing the Licensed Compound that is derived from the Master Cell Bank under GMP conditions, and used to establish seed cultures for the Manufacturing of drug substance.
1.152    Additional Definitions. Each of the following terms has the meaning described in the corresponding Section of this Agreement indicated below:

Definition	Section
1L mTNBC Ph-II Trial	3.1.2
1L NSCLC All-Comers Trial	3.1.2
AAA	16.7.2(b)
Accelerated Arbitration Expert	16.7.2(g)
Acquiring Party	9.8.2(a)
AdvanTIG-105 Study	3.1.3
AdvanTIG-205 Study	3.1.3
Additional CMO	7.3(d)
Agreement	Preamble
Alliance Manager	2.8
Audited Party	8.5.2
Auditing Party	8.5.2
Auditor	8.5.2
BeiGene	Preamble
BeiGene Assumed Patent	10.2.4
BeiGene Indemnitees	14.1
BeiGene Clinical Trial Data	10.1.2
BeiGene Core Patent	10.3.1
BeiGene Permitted Commercialization Activities	5.1.2(a)(i)
BeiGene U.S. Manufacturing Facility	7.3(b)
Branding Strategy	5.2.1
CAPAs	7.3(c)(i)
CIA	5.7
Chairpersons	2.7.1
Change of Control Notice	9.9
CMC	7.1
Co-Detailing Agreement	5.6(d)
Competing Infringement	10.3.1
Competing Trademark Infringement	9.3.6(a)
Competing Transaction	9.1.2(a)
Copyright License	9.3.7
Cure Period	15.3.1
Data Processing Agreement	6.3

Data Review Period	3.1.9
Development Milestone Event	8.2.1(a)
Development Milestone Payment	8.2.1(a)
Disclosed Patent Agreement	8.3.4(a)
Disclosed Patents	13.2(h)
Disclosing Party	12.1
Disclosure Letter	13.4
Dispute	16.7.2(a)
DOJ	11.1
Electronic Delivery	16.12
ESMO	1.116
Ex-U.S. Co-Detailing Right	5.6(c)
Ex-U.S. Opt-In Date	5.6(c)
Exclusive Product License	9.3.1
Execution Date	Preamble
Existing Regulatory Materials	4.2.1
Facility	7.3(c)(i)
FTC	11.1
FTO Offset Remainder	8.3.5
Global Clinical Trial	3.2.4(a)
HSR Filing Date	11.1
HSR Filing Notice	9.1.3
HSR Long-Stop Date	15.2.2
Indemnification Claim Notice	14.3.1
Indemnitee	14.3.1
Indemnitor	14.3.1
Insolvency Event	15.6.1
JCC	2.4
JDC	2.2
JIPC	2.6
JMAC	2.3
JPC	2.5
JSC	2.1.1
Joint Commercialization Committee or JCC	2.4
Joint Development Committee or JDC	2.1.3(c)
Joint Medical Affairs Committee or JMAC	2.3
Joint Steering Committee or JSC	2.1.1
Loss of Marketing Exclusivity	8.3.3(b)(i)
Manufacturing Know-How and Materials	7.4(a)
Manufacturing Technology Transfer	7.4(a)
Medical Journals	12.7.4
Meldeverfahren	8.4.2(c)(ii)
Monotherapy Scientific Paper	12.7.6
Non-Exclusive Product License	9.3.2
Novartis	Preamble

Novartis Assumed Patent	10.2.2
Novartis Assumed Trademark	9.3.5(b)
Novartis Controlled Patents	10.2.3
Novartis Indemnitees	14.2
Novartis-Initiated Trials	3.1.2
Novartis Manufacturing Know-How	15.7.2(c)(vii)
Novartis Permitted Commercialization Activities	5.1.2(b)
Novartis Study Design Agreement Notice	3.1.5(b)
Novartis Trademarks	10.6
Option	9.1.1
Option Exercise Fee	8.1.2
Option Exercise Notice	9.1.1
Party	Preamble
Permitted Combination	3.3.1
Permitted Combination Product	3.3.1
Permitted Combination Study	3.3.1
Pharmacovigilance Agreement	6.1
PIPs	7.3(c)(i)
Pre-Qualification Audit	7.3(c)(i)
Product Licenses	9.3.2
Proposing Party	3.2.4(a)
Publications Charter	12.7.2
Publications Committee	12.7.2
Quality Agreement	7.3(c)(ii)
Receiving Party	12.1
Regulatory Transition Activities	4.2.1
Royalty Floor	8.3.5
Sales Milestone Event	8.2.1(c)
Sales Milestone Payment	8.2.1(c)
Scientific Paper	12.7.4
Scientific Meeting	12.7.3
Securities Regulators	12.3.1(a)
Shared Development Cost Percentages	3.2.5(a)
Shared Development Costs Report	3.2.5(b)
Shared Development Reconciliation Report	3.2.5(b)
Shared Medical Affairs Activities	5.5.4
Specimen	9.3.4(d)
Sponsoring Party	3.1.5(a)
Supply Agreement	7.3(a)
Term	15.1.1
Third Party Acquisition	9.8.2(a)
Third Party Agreement	8.3.4(b)
Third Party Contractor	7.3(c)(i)
Third Party Contractor Agreement	7.3(c)(i)
Third Party Infringement	10.5.1

Third Party Patent	8.3.4(b)
Third Party Permitted Commercialization Activities	5.1.2(c)
Third Party Personnel	5.7
Trademark License	9.3.4(a)
Transferred Regulatory Materials	4.2.2
Transition Plan	15.7.2(c)
USAN	4.1.1(a)
U.S. Co-Detailing Obligation	5.6(b)
VAT	8.4.2(a)

ARTICLE 2
GOVERNANCE
2.1    Joint Steering Committee.
2.1.1    Establishment; Responsibilities. Within […***…] after the License Effective Date, or such earlier time as is mutually agreed by the Parties, the Parties shall establish a joint steering committee (the “JSC”) as more fully described in this Section 2.1. The JSC will be a forum for discussion, review and coordination regarding the Development, Manufacture and Commercialization of, and the conduct of Medical Affairs Activities with respect to, the Licensed Compound and Licensed Products in the Novartis Territory and the BeiGene Territory and in connection therewith, each Party agrees to keep the JSC reasonably informed, of its progress and activities with respect thereto.
2.1.2    Specific Responsibilities. The Alliance Managers, in concert with the JSC members, will be responsible for coordinating the JSC, facilitating the scheduling and conduct of the JSC meetings, being responsible for the preparation and circulation of the JSC meeting agenda and minutes and ensuring that relevant action items from JSC meetings are carried by the parties or otherwise addressed, and bringing matters to the attention of the relevant JSC subcommittee, as applicable. In addition to the JSC’s general discussion, the review and coordination regarding the Development, Manufacture and Commercialization of, and/ or the conduct of Medical Affairs Activities with respect to, the Licensed Compound and Licensed Products, the JSC will:
(a)    subject to Section 2.7.3, resolve all matters that are required to be determined by any other Committee that are in dispute;
(b)    review and approve each Additional Global Development Plan and Additional Global Development Budget;
(c)    review and approve all amendments to the Additional Global Development Plan and Additional Global Development Budget;
(d)    oversee the expansion of the responsibilities of the JSC as mutually agreed by the Parties; and
(e)    make such other decisions as may be expressly delegated to the JSC pursuant to this Agreement or by mutual written agreement of the Parties during the Term.
2.1.3    Decisions. Except as otherwise set forth in this Agreement, all decisions required to be made by the JSC shall be made by […***…], […***…]. If the JSC is unable to agree on any such matter, then either Party’s Alliance Manager may, by providing written notice to the other Party, have such matter referred to the Executive Officers for resolution. Any final decision mutually agreed to by the Executive Officers with respect to such issue shall be conclusive and binding on the Parties. If the Executive Officers are unable to resolve the matter within […***…] (or such other longer time frame that the Executive Officers may otherwise agree upon) after the matter is referred to them in accordance with this Section 2.1.3, then the following will apply:
(a)    Without limiting Section 2.5.2, and subject to Section 2.1.3(c), if the JSC is unable to reach […***…] on a non-Critical Matter requiring determination by the JSC, then, subject to subsection (b), the final decision may be made by the members of the JSC who are:
(i)    appointed by BeiGene if such non-Critical Matter is related primarily to any of the following, […***…].
(ii)    appointed by Novartis if such non-Critical Matter is related primarily to any of the following, […***…].
(b)    For clarity, the foregoing shall not apply, and nothing in this Section 2.1.3 shall be deemed to restrict, the ability of a Party to […***…].
(c)    In the event that the JSC cannot reach […***…]on any matter with respect of which the members of the JSC appointed by BeiGene have the right to make the final decision pursuant to Section 2.1.3(a)(i), then, if such decision relates to a matter that could reasonably be expected to […***…], then any member of the JSC appointed by Novartis may promptly refer such matter to the Executive Officers for discussion and the BeiGene members on the JSC shall not exercise their final decision making authority in respect thereof until the earlier of such time as the Executive Officers have discussed such matter or the date that is […***…] after such referral.
(d)    If the Executive Officers are unable to reach unanimous consensus on any Critical Matter requiring determination by the JSC then the matter will be submitted for resolution by Accelerated Arbitration in accordance with Section 16.7.2(g).
2.2    Joint Development Committee. Within […***…] following the License Effective Date, or such earlier time as is mutually agreed by the Parties, the Parties shall establish a joint development committee (the “JDC”). The JDC shall include individuals from each Party with reasonable expertise in the areas of product development, clinical development and regulatory matters.
2.2.1    Specific Responsibilities. In addition to the JDC’s general discussion, review and coordination regarding the Development of the Licensed Compound and Licensed Products and regulatory matters with respect to the Licensed Product, the JDC will:
(a)    review all data and updates with respect to the conduct by BeiGene of any Initial Global Studies (other than the Novartis-Initiated Trials) and any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party;
(b)    oversee the conduct of Development activities undertaken with respect to the Licensed Compound and the Licensed Product in the Novartis Territory, including the conduct by Novartis of the Novartis-Initiated Trials included as part of the Initial Global Development Plan;

(c)    review all data and updates with respect to the Development by Novartis of the Licensed Compound and the Licensed Product in the Novartis Territory;
(d)    review and approve any amendments to ongoing Clinical Trials included in the Initial Global Development Plan;
(e)    review the proposed use by a Party of the Licensed Compound as part of a Combination Regimen with any monoclonal antibody the primary mechanism of action of which is to directly inhibit PD-1 or PD-L1, other than the BeiGene Proprietary PD-1 Inhibitor, pursuant to Section 3.3.1;
(f)    review the proposed Development, Manufacture or Commercialization of, or the conduct of Medical Affairs Activities with respect to, a Competing Product for a Failed Indication pursuant to Section 9.10;
(g)    review and approve any amendments to the Regulatory Transition Plan;
(h)    review copies of correspondence with, and documentation to and from, Regulatory Authorities, in connection with the Development of the Licensed Compound and Licensed Product;
(i)    review and recommend to the JSC whether or not to approve, each Additional Global Development Plan and Additional Global Development Budget;
(j)    review the conduct by the Parties of activities under the Additional Global Development Plan, including matters related to progress, timelines, status, safety and budget;
(k)    review and recommend to the JSC whether or not to approve, all amendments to the Additional Global Development Plan and the Additional Global Development Budget;
(l)    review the Shared Development Costs Reports provided by each Party, prepare and submit to each Party the Shared Development Reconciliation Reports and attempt to resolve any disputes between the Parties with respect to any Shared Development Cost or Shared Development Reconciliation Report;
(m)    oversee the implementation of, and the coordination between the Parties of activities to be performed under, the Pharmacovigilance Agreement and any other written agreement between the Parties with respect to the conduct of Development activities under this Agreement;
(n)    review high level information regarding the clinical supply chain for the Licensed Compound and Licensed Products, including back-up mandatory sites and the ability to meet forecasted demand; and
(o)    make such other decisions as may be expressly delegated to the JDC pursuant to this Agreement or by mutual written agreement of the Parties during the Term.
2.3    Joint Medical Affairs Committee. Within […***…] following the License Effective Date, or such earlier time as is mutually agreed by the Parties, the Parties shall establish a joint medical affairs committee (the “JMAC”). The JMAC shall include individuals from each Party with reasonable expertise in the conduct of Medical Affairs Activities.

2.3.1    Specific Responsibilities. In addition to the JMAC’s general discussion, review and coordination regarding the conduct of Medical Affairs Activities, including Investigator Sponsored Studies supported by the Parties or their Affiliates, for Licensed Products, the JMAC will:
(a)    review and discuss the Parties’ Medical Affairs Plans in order to consider whether the Medical Affairs Activities are conducted by the Parties in a manner which supports the global scientific narrative for the Licensed Products, to the extent possible and appropriate;
(b)    review and discuss the Shared Medical Affairs Activities to be conducted by the Parties in the United States, Canada and Mexico, as applicable, to ensure the proper alignment of customer targets across tiers in order to achieve equitable distribution between the Medical Liaisons of each Party in the Shared Medical Affairs Territory;
(c)    review and discuss each Party’s field medical operational and executional details, including territory and HCP targeting alignment, CRM, analytics, reporting, and other elements, applicable to any Shared Medical Affairs Activities in the Shared Medical Affairs Territory;
(d)    review and discuss all material amendments to the Medical Affairs Plans;
(e)    review all Medical Affairs Activities reports provided by the Parties pursuant to Section 5.5.3; and
(f)    make such other decisions as may be expressly delegated to the JMAC pursuant to this Agreement or by mutual written agreement of the Parties during the Term.
2.4    Joint Commercialization Committee. Not later than […***…] prior to the expected date of First Commercial Sale of a Licensed Product, or such earlier time as is mutually agreed by the Parties, the Parties shall establish a joint commercialization committee (the “JCC”). The JCC shall include individuals from each Party with reasonable expertise in the areas of sales and marketing, operations, and market access.
2.4.1    Specific Responsibilities. In addition to the JCC’s general discussion, review and coordination regarding the Commercialization of Licensed Products, the JCC will:
(a)    review and discuss the Commercialization Plan and the branding strategy for the Novartis Territory;
(b)    review updates with respect to the Commercialization by Novartis of the Licensed Compound and the Licensed Product in the Novartis Territory;
(c)    review high level information regarding the commercial supply chain for the Licensed Compound and Licensed Products, including back-up mandatory sites and the ability to meet forecasted demand;
(d)    review the allocation between the Parties of specific customers and accounts with respect to Details in countries and Indications in respect of which BeiGene has a Co-Detailing Right as provided in Section 5.6;
(e)    review and approve terms of […***…]; and

(f)    make such other decisions as may be expressly delegated to the JCC pursuant to this Agreement or by mutual written agreement of the Parties during the Term.
2.5    Joint […***…]. Not later than […***…] prior to the expected date of First Commercial Sale of a Licensed Product, or such earlier time as is mutually agreed by the Parties, the Parties shall establish a joint […***…], which will be a subcommittee of the JCC, to exchange information […***…] with respect to Licensed Products.
2.5.1    Specific Responsibilities. In addition to the […***…] general discussion, review and coordination regarding the pricing of Licensed Products, the […***…] will:
(a)    […***…]; and
(b)    make such other decisions as may be expressly delegated to the […***…] pursuant to this Agreement or by mutual written agreement of the Parties during the Term.
2.5.2    Final Determinations by […***…]. Notwithstanding Section 2.1.3 or anything else to the contrary herein, in the event the […***…] is unable to […***…] agree on any matter related to the pricing of the Licensed Products in the Novartis Territory, […***…].
2.6    Joint Intellectual Property Committee. Within […***…] following the License Effective Date, or such earlier time as is mutually agreed by the Parties, the Parties shall establish a joint intellectual property committee (the “JIPC”). The JIPC shall include individuals from each Party with reasonable expertise in the intellectual property matters.
2.6.1    Specific Responsibilities. The JIPC will:
(a)    provide a forum for discussion of Patent Prosecution and Maintenance of the BeiGene IP, Joint IP and Novartis IP;
(b)    review and discuss the necessity for negotiating any licenses to Third Party intellectual property applicable to the Licensed Products, including any Disclosed Patent License Agreement and/or Third Party License Agreement; and
(c)    provide a forum for discussion of any Competing Infringement, Third Party Infringement or Patent challenge by a Third Party of any BeiGene Core Patent, Novartis Patent or Joint Patent in the Novartis Territory pursuant to this Agreement;
(d)    provide a forum for discussion of any patent term restoration or supplemental protection certificates or their equivalents in any country being sought by a Party in the Novartis Territory;
(e)    provide a forum for discussion of any listings to be made with the applicable Regulatory Authorities in the Novartis Territory for any applicable Patents (including any BeiGene Patents) for the Licensed Product, including all so-called “Orange Book” and “Purple Book” listings required under the U.S. Public Health Service Act, and all similar listings in any other relevant countries; and
(f)    make such other decisions as may be expressly delegated to the JIPC pursuant to this Agreement or by mutual written agreement of the Parties during the Term.
2.7    Committee Membership; Meetings; Minutes; Decision Making; Term.

2.7.1    Representatives. Each Committee shall be comprised of […***…] representatives (or such other number of representatives as the Parties may mutually agree) from each of Novartis and BeiGene. Each representative of a Party shall have sufficient seniority and expertise to participate on the Committee as determined in such Party’s reasonable judgment. Each Party will select a co-chairperson of each Committee (the “Chairpersons”). Each Party may replace any or all of its representatives on a Committee at any time upon written notice to the other Party in accordance with Section 16.2. Each Party may invite non-member representatives of such Party and any Third Party to attend meetings of the Committee as non-voting participants; provided, that any such non-member or Third Party is bound by obligations of confidentiality, non-disclosure, and non-use no less restrictive than those set forth in Article 12 prior to attending any such meeting.
2.7.2    Meetings. The first scheduled meeting of each Committee shall be held no later than […***…] after establishment of such Committee unless otherwise agreed by the Parties. After the first scheduled meeting of each Committee, the Committee shall meet in person or telephonically at least […***…], or more or less frequently as the Parties agree, on such dates and at such places and times as provided herein or as the Parties shall agree. In addition, the JCC and the JMAC shall meet jointly […***…] to discuss matters that relate to activities with the scope of both such Committees. Special meetings of a Committee may be convened by any representative upon not less than […***…] written notice to the other representatives (or, if such meeting is proposed to be conducted by teleconference, upon not less than […***…]); provided, that, (a) notice of any such special meeting may be waived at any time, either before or after such meeting and (b) attendance of any representative at a special meeting shall constitute a valid waiver of notice from such member. The representatives of the Committee may also convene or be consulted from time to time by means of telecommunications, video conferences, electronic mail, or correspondence, as deemed necessary or appropriate. Each Party shall bear all costs and expenses it incurs in participating in all meetings of the Committees, including all travel and living expenses.
2.7.3    Decisions for Committees other than the JSC. Except as otherwise set forth in this Agreement, all decisions of Committees other than […***…] and […***…] shall be made by […***…], with each Party having […***…]. If the applicable Committee is unable to agree on any matter that this Agreement expressly specifies is to be agreed upon or determined by the Committee, then either Party may, by providing written notice to the other Party, have such matter referred to the JSC for resolution.
2.7.4    Minutes. For JSC meetings, the Alliance Managers shall be responsible for working with Co-Chairpersons for preparing and circulating the minutes of each meeting, setting forth an overview of the discussions at the meeting. Definitive minutes of all Committee meetings shall be finalized no later than […***…] after the meeting to which the minutes pertain. Minutes shall be deemed approved unless one or more members object to the accuracy of such minutes within […***…] of receipt. For other committees, the Co-chairpersons or their delegates will take the responsibility for minutes as described above for JSC.
2.7.5    Term of Committees. Each shall remain in effect from the date on which it is established until the end of the Term or until the Parties mutually agree to disband such Committee.
2.7.6    Committee Authority. The Committees shall only have the authority to decide or approve matters that this Agreement expressly contemplates that the applicable Committee is to decide or approve.
2.8    Alliance Managers. Each Party will appoint an individual who possess a general understanding of Development, Regulatory, Manufacturing, Medical Affairs Activities and

Commercialization to act as its alliance manager under this Agreement as soon as practicable after the Execution Date (each an “Alliance Manager”). The Alliance Managers will (a) help develop a mutually agreed alliance launch plan (kick-off) covering transition planning and implementation, of any activities and systems that the Parties need to put in place within the first […***…] following the Execution Date to support the Development and Commercialization of the Product; (b) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (c) be responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties; (d) facilitate the prompt resolution of any disputes; (e) be charged with creating and maintaining a collaborative work environment within and among the governance committees and (f) responsible for scheduling and conduct of the Joint Steering Committee and entitled to attend all governance committee meetings, in each case, as a non-voting member. An Alliance Manager may also bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will use reasonable efforts to keep an appropriate level of continuity but may replace its Alliance Manager at any time upon written notice to the other.
2.9    Sub-Committees and Project Teams. The JSC may, at any time that it deems necessary or appropriate, establish additional joint committees and or project teams, including a patent committee, and delegate such of its responsibilities as it determines appropriate to such joint committees and joint project teams. The Parties acknowledge and agree that certain joint committees or project teams may need to be formed during the Option Period to discuss Development Activities during the Option Period, including to review copies of correspondence with, and documentation to and from, Regulatory Authorities, in connection with the Development of the Licensed Compound and Licensed Product.
ARTICLE 3
DEVELOPMENT
3.1    Development Activities During Option Period.
3.1.1    BeiGene Clinical Trials. During the […***…], BeiGene shall be solely responsible, in its sole discretion, for the conduct of (a) all pre-clinical Development activities for the Licensed Compound, (b) the Initial Global Studies (other than the Novartis-Initiated Trials), (c) any New Registrational Clinical Trials and New Other Clinical Trial in the Initial Global Development Plan for which BeiGene is the Sponsoring Party, (d) the Excluded Studies, and (e) any other Clinical Trials sponsored or supported by BeiGene that are ongoing as of the Execution Date and/or the License Effective Date. Except as provided in Section 3.1.5 or 3.1.6 below, the costs and expenses of […***…]. For clarity, except as provided in this Section 3.1, Novartis will […***…].
3.1.2    Novartis-Initiated Trials. As promptly as possible following the Execution Date, Novartis shall (a) sponsor, communicate with Regulatory Authorities, initiate, operationalize and conduct […***…] in accordance with the Initial Global Development Plan and under an IND prepared and filed by Novartis and (b) sponsor, initiate, operationalize and conduct […***…]; provided, that, […***…].
3.1.3    Certain Activities of BeiGene. As promptly as possible following the Execution Date, BeiGene shall […***…]. […***…].
3.1.4    Clinical Supply of […***…]. BeiGene shall provide clinical supplies of the […***…], as may be reasonably requested by Novartis, to support the conduct by Novartis of the Novartis-Initiated Trials at the […***…] and […***…], respectively; provided, that, the foregoing supply prices shall be […***…] on and after the License Effective Date. Unless otherwise mutually agreed by the Parties, […***…].
3.1.5    New Registrational Clinical Trials; New Other Clinical Trials.
(a)    During the Option Period, either Party (a “Sponsoring Party”) may initiate one or more New Registrational Clinical Trial(s) and BeiGene may initiate one or more New Other Clinical Trials, in each case, subject to the following conditions, unless otherwise mutually agreed by the Parties in writing: (i) the Sponsoring Party submits the proposed strategy, protocol, study design, budget and estimated development timelines (including internal governance timelines) for such New Registrational Clinical Trial (or with respect to BeiGene, New Other Clinical Trial) to the other Party in reasonable detail as soon as reasonably practicable and incorporates any reasonable and timely feedback received from the other Party; (ii) the Sponsoring Party meets with the appropriate Regulatory Authority to discuss the New Registrational Clinical Trial or New Other Clinical Trial; (iii) the Sponsoring Party submits the revised strategy, protocol, study design, budget, and estimated development timelines (including internal governance timelines) for such New Registrational Clinical Trial or New Other Clinical Trial, in each case updated to incorporate recommendations from the appropriate Regulatory Authority, and together with any written feedback received from such Regulatory Authority, to the other Party in reasonable detail at least […***…] in advance of its anticipated date of submission of the IND to the appropriate Regulatory Authority; (iv) such New Registrational Clinical Trial or New Other Clinical Trial is conducted in compliance with all Applicable Law; and (v) the Sponsoring Party provides written updates not less than […***…] to the other Party with respect to the conduct of such New Registrational Clinical Trial or New Other Clinical Trial, including any additional written feedback received from the appropriate Regulatory Authority. Unless otherwise agreed by the Parties, the FDA shall be deemed the appropriate Regulatory Authority for the purposes of this Section 3.1.5.
(b)    If BeiGene is the Sponsoring Party for a New Registrational Clinical Trial or New Other Clinical Trial (i) that is supported by written feedback received from Regulatory Authorities in the Novartis Territory, then Novartis may, in its sole discretion, within […***…] after the later to occur of (A) the date on which BeiGene submits the IND for the New Registrational Clinical Trial or New Other Clinical Trial to the appropriate Regulatory Authority, and (B) the date on which Novartis receives from BeiGene of all of the information and documentation provided for in Section 3.1.5(a)(i)-(iii), or (ii) that the Parties mutually agree to conduct without receiving written feedback from Regulatory Authorities in the Novartis Territory, and on a New Registrational Clinical Trial by New Registrational Clinical Trial or New Other Clinical Trial by New Other Clinical Trial basis, notify BeiGene in writing that Novartis agrees to the study design for such New Registrational Clinical Trial or New Other Clinical Trial (“Novartis Study Design Agreement Notice”), in which case Novartis will, with effect from the License Effective Date, automatically be deemed to have opted-into such New Registrational Clinical Trial or New Other Clinical Trial, and Novartis shall pay BeiGene, on or before […***…] from the date of Novartis’ receipt of BeiGene’s final accounting of all such Shared Development Costs, as contemplated in this Section 3.1.5(b), an amount equal to […***…] its share of the Shared Development Costs incurred by BeiGene in connection with the conduct of such New Registrational Clinical Trial or New Other Clinical Trial (including the Supply Price and Manufacturing Cost applicable to the supply of the BeiGene Proprietary PD-1 Inhibitor (tislelizumab) and ociperlimab, respectively, as may be required to support the conduct of such New Registrational Clinical Trial or New Other Clinical Trial) up until the License Effective Date; provided, that, the obligation of Novartis to make any payment pursuant to this Section 3.1.5(b) shall be subject to […***…].
(c)    If Novartis is the Sponsoring Party for a New Registrational Clinical Trial (i) that is supported by written feedback from Regulatory Authorities in the

BeiGene Territory, and Novartis has otherwise provided BeiGene with all of the information and documentation provided for in Section 3.1.5(a)(i)-(iii), or (ii) that the Parties mutually agree to conduct without receiving written feedback from Regulatory Authorities in the BeiGene Territory, and in either case pursuant to a study design that has been agreed to by BeiGene, on a New Registrational Clinical Trial by New Registrational Clinical Trial basis, (A) such New Registrational Clinical Trial shall be included in the Initial Global Development Plan, and (B) the costs and expenses incurred by Novartis in respect of the conduct of such New Registrational Clinical Trial (including the Supply Price and the Manufacturing Cost applicable to the supply of the BeiGene Proprietary PD-1 Inhibitor (tislelizumab) and ociperlimab, respectively, as may be required to support the conduct of such New Registrational Clinical Trial) shall be Shared Development Costs for purposes of this Agreement. For clarity, if BeiGene does not agree to the study design for such New Registrational Clinical Trial it shall be deemed a Unilateral Study conducted by Novartis and Section 3.2.5(b) of this Agreement shall thereafter apply to the conduct of such Unilateral Study.
3.1.6    Additional Excluded Studies. If BeiGene is the Sponsoring Party for a New Registrational Clinical Trial or New Other Clinical Trial for which Novartis has not delivered a Novartis Study Design Agreement Notice in accordance with Section 3.1.5(b), then such New Registrational Clinical Trial or New Other Clinical Trial shall be deemed to be an Excluded Study for purposes of this Agreement. Novartis shall have the right, in its sole discretion, to submit Regulatory Filings for the Licensed Product that includes Clinical Data from such Excluded Study or Excluded Studies, including Clinical Data from any phase 2 and phase 3 Clinical Trial, in the core efficacy registration package of a Regulatory Filing filed by Novartis; provided, that, if a Regulatory Approval for the Licensed Product is received (or with respect to […***…], as applicable), Novartis shall pay BeiGene, on or before […***…], as contemplated in this Section 3.1.6, an amount equal to […***…]; provided, that, the obligation of Novartis to make any payment pursuant to this Section 3.1.6 shall be subject to […***…]; provided, further that, […***…]. For the sake of clarity, […***…].
3.1.7    Development Operations. All Clinical Trials that are included in the Initial Global Development Plan and/or the Additional Global Development Plan that are conducted by a Party during the Option Period shall be sponsored, initiated, operationalized and conducted under such Party’s IND.
3.1.8    Use of Clinical Data. In connection with each Party’s Option Period Development activities with respect to the Licensed Product, each Party shall have the right to use all Clinical Data generated pursuant to an Initial Global Study and any New Registrational Clinical Trial or New Other Clinical Trial where either BeiGene or Novartis is the Sponsoring Party and the other Party has opted-in in accordance with the terms of this Agreement. With respect to any Excluded Study, Novartis shall have the right to use all safety and PK/exposure data that is included in the Clinical Data for any such Excluded Study to support Regulatory Filings in other Indications for the Licensed Product under Development by Novartis, but Novartis shall not have the right to use any efficacy data included in the Clinical Data for any such Excluded Study unless and until the provisions of Section 3.1.6 apply and Novartis has paid to BeiGene the amounts contemplated by Section 3.1.6, at which point Novartis shall have the right to use all Clinical Data generated pursuant to such Excluded Study. Each Party shall provide to the other Party and Regulatory Authorities, as necessary or reasonably requested, a letter of cross-reference authorization from the authorizing Party of the authorizing Party’s IND that permits the requesting Party to refer the appropriate Regulatory Authority to the information contained in the authorizing Party’s IND.
3.1.9    Delivery/Review of Data Package. BeiGene shall provide written notice to Novartis as promptly as possible following the occurrence of the Data Release Date. Novartis shall have a period of […***…] from the Data Release Date (the “Data Review Period”) in which to review the published or presented data from the […***…]. During the Data Review Period, BeiGene shall, and shall cause its Affiliates to, reasonably cooperate with Novartis and its designees and provide reasonable assistance to Novartis in its review of the published or presented results of the […***…] as and to the extent reasonably requested by Novartis, including by providing Novartis with (a) prompt written updates regarding any Clinical Data Controlled by BeiGene with respect to the Licensed Compound not previously disclosed to Novartis and (b) such access as may be reasonably requested by Novartis by teleconference to BeiGene personnel (and personnel of its Affiliates and other Third Party contractors) to assist with Novartis’s review of such results of […***…] Clinical Data provided by BeiGene and answer questions related thereto.
3.2    Development Activities in Novartis Territory Following License Effective Date.
3.2.1    BeiGene Activities. On and after the License Effective Date, BeiGene shall be solely responsible for the conduct of, and shall use Commercially Reasonable Efforts to conduct, (a) the Excluded Studies; (b) the Initial Global Studies (other than the Novartis-Initiated Trials); and (c) any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice.
3.2.2    Novartis Activities. On and after the License Effective Date, Novartis shall be solely responsible for the conduct of, and shall use Commercially Reasonable Efforts to conduct, (a) the Novartis-Initiated Trials; (b) any Clinical Trial the results of which have applicability only in any country in the Novartis Territory, any Registrational Clinical Trial and any Bridging Study that Novartis determines, in its sole discretion, to conduct that may be required in order to obtain Regulatory Approval for the Licensed Product in any country in the Novartis Territory (including Bridging Studies required for approval by Regulatory Authorities of secondary manufacturing of Licensed Products); (c) any New Registrational Clinical Trial for which Novartis is the Sponsoring Party and for which BeiGene has agreed with the study design pursuant to Section 3.1.5(c); and (d) any post-marketing Clinical Trials that may be required by any Regulatory Authority in any country in the Novartis Territory.
3.2.3    Additional Global Development Activities. Subject to the terms and conditions of this Agreement, and, except with respect to the conduct by BeiGene of (a) Initial Global Studies (other than the Novartis-Initiated Trials) and any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice, (b) any Development activities that are assigned to BeiGene under the Additional Global Development Plan, in each case whether directly or through its Affiliates, licensees or contractors, (c) any Permitted Combination Studies conducted by BeiGene pursuant to Section 3.3, (d) the Excluded Studies and (e) any Unilateral Studies conducted by BeiGene, on and after the License Effective Date, Novartis shall have the sole right to Develop the Licensed Compound and the Licensed Product in the Field in the Novartis Territory and shall be solely responsible for, itself or with or through its Affiliates, Sublicensees, or other Third Parties, the Development of the Licensed Compound and the Licensed Product in the Field in the Novartis Territory.
3.2.4    Global Clinical Trials; Unilateral Studies.
(a)    Notwithstanding anything to the contrary in this Section 3.2.5, any global Clinical Trial (other than the Initial Global Studies and the Excluded Studies) to be conducted with the Licensed Product on and after the License Effective Date (“Global Clinical Trials”) shall be subject to the mutual agreement of the Parties. If either Party (a “Proposing Party”) wishes to conduct a Global Clinical Trial on and after the License Effective Date, the Proposing Party shall submit the proposed strategy, protocol design, budget and internal process timeline for such Global Clinical Trial in reasonable detail at least […***…] in advance of its anticipated date of submission of the IND to the appropriate Regulatory Authority for the JDC’s review and the non-Proposing Party will have […***…] from the date of submission to the JDC to agree to conduct the Global Clinical Trial as part of the Additional Global Development Plan. If a Proposing Party wishes to conduct a Global Clinical Trial on and after the License Effective Date and the other Party does not agree to co-fund such proposed Global Clinical Trial as provided in Section 3.2.5 then, unless the other Party has a reasonable significant safety objection to the conduct of such proposed Global Clinical Trial (in which case such Proposing Party shall not conduct such Global Clinical Trial unless and until such significant safety objection is addressed to the other Party’s reasonable satisfaction), the Proposing Party may conduct the Global Clinical Trial, subject to the following conditions: (A) such Global Clinical Trial is approved by all applicable IRBs, and is otherwise conducted in compliance with all Applicable Law; and (B) the Proposing Party submits the proposed strategy, protocol design, budget and internal process timeline for such Global Clinical Trial in reasonable detail at least […***…] in advance of its anticipated date of submission of the IND to the appropriate Regulatory Authority for the JDC’s review. Subject to the foregoing, the Proposing Party may conduct such Global Clinical Trial in its sole discretion and at its sole expense. If the Proposing Party conducts any such Global Clinical Trial, the Proposing Party will provide written updates not less than […***…] to the JDC with respect to the conduct of such Global Clinical Trial. Unless otherwise agreed by the Parties, the FDA shall be deemed the appropriate Regulatory Authority for the purposes of this Section 3.2.4.
(b)     If the Proposing Party for a Unilateral Study is BeiGene and such Unilateral Study achieves its primary endpoint, (i) Novartis may, in its sole discretion, prepare and submit a Regulatory Filing in the Novartis Territory supporting the expansion of the label for the Licensed Product to include the Indication included in such Unilateral Study; (ii) if the label expansion is first submitted to, and approved by the FDA, Novartis shall pay BeiGene, on or before […***…] from the date of such approval, an amount equal to […***…] its share of the Shared Development Costs in respect of the conduct of such Unilateral Study; and (iii) if the label expansion is first submitted to, and approved by, the Regulatory Authorities in Europe or Japan, Novartis shall pay BeiGene, on or before […***…] from the date of such approval, an amount equal to one and […***…] its share of the Shared Development Costs in respect of the conduct of such Unilateral Study; provided, that, the obligation of Novartis to make any payment pursuant to this Section 3.2.4(b) shall be subject to BeiGene providing Novartis with (i) promptly, upon the written request of Novartis at any time during the Term after which BeiGene initiates such Unilateral Study, an estimated accounting of all such Shared Development Costs, and (ii) a reasonable written final accounting of all such Shared Development Costs at least […***…] prior to the date on which such payment is due; and provided, further, for clarity, if the label expansion is first submitted to, and approved by, the Regulatory Authorities in Europe or Japan prior to submission and approval by the FDA and the label expansion is submitted to, and approved by the FDA, Novartis shall pay BeiGene, on or before […***…] from the date of such label expansion approval by the FDA, an additional amount equal to […***…] its share of the Shared Development Costs. For the sake of clarity, if Novartis is obligated hereunder to pay BeiGene […***…] its share of the Shared Development Costs in respect of the conduct of such Unilateral Study as a result of a Regulatory Approval of a Licensed Product for the U.S. in respect of a Unilateral Study, Novartis shall have no further payment obligation to BeiGene in respect of a subsequent European Market Approval or Japan Market Approval for such Licensed Product.
(c)    If the Proposing Party for a Unilateral Study is Novartis and such Unilateral Study achieves its primary endpoint, (i) BeiGene may, in its sole discretion, prepare and submit a Regulatory Filing in China supporting the expansion of the label for the Licensed Product to include the Indication included in such Unilateral Study; and (ii) if the label expansion is approved by the Regulatory Authorities in China, BeiGene shall pay Novartis, on or before […

***…] from the date of such approval, an amount equal to […***…] its share of the Shared Development Costs in respect of the conduct of such Unilateral Study; provided, that, the obligation of BeiGene to make any payment pursuant to this Section 3.2.4(b) shall be subject to Novartis providing BeiGene with (A) promptly, upon the written request of BeiGene at any time during the Term after which Novartis initiates such Unilateral Study, an estimated accounting of all such Shared Development Costs, and (B) a reasonable written accounting of all such Shared Development Costs at least […***…] prior to the date on which such payment is due; and provided, further, for clarity, no payment shall be due by BeiGene in the event a label expansion in China is not approved.
3.2.5    Shared Development Costs.
(a)    The Parties shall share responsibility for all Shared Development Costs that are incurred in the conduct of (i) all Initial Global Studies (including the Novartis-Initiated Trials) on and after the License Effective Date, (ii) any Global Clinical Trials that the Parties agree to conduct in accordance with Section 3.2.5(a), (iii) any Excluded Study that Novartis includes in its Regulatory Filing pursuant to Section 3.1.6 where a U.S. Regulatory Approval, European Market Approval or Japan Market Approval, as applicable, is received, (iv) any Unilateral Study that a Party includes in its Regulatory Filing pursuant to Section 3.2.5(b) or (c) where a label expansion is approved by the FDA in the U.S. or Regulatory Authority in Europe, Japan or China, as applicable, (v) any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party in respect of which Novartis has delivered a Novartis Study Design Agreement Notice, (vi) any New Registrational Clinical Trial for which Novartis is the Sponsoring Party during the Option Period and BeiGene has agreed with the study design, and (vii) all Global Clinical Trials included in the Initial Global Development Plan, in each case, as follows: (A) Novartis shall bear […***…] of such Shared Development Costs; and (B) BeiGene shall bear […***…] of such Shared Development Costs (the “Shared Development Cost Percentages”).
(b)    To the extent that either Party or both Parties is/are conducting Clinical Trials the costs of which are Shared Development Costs as provided above, each such Party shall, within […***…] following the end of each Calendar Quarter submit to the JDC a written report (a “Shared Development Costs Report”) setting forth in reasonable detail all Shared Development Costs incurred by such Party over such Calendar Quarter. Within […***…] following the JDC’s receipt of such Shared Development Costs Reports, the JDC shall prepare and submit to each Party a written report (a “Shared Development Reconciliation Report”) setting forth in reasonable detail (i) the calculation of all Shared Development Costs incurred by both Parties over such Calendar Quarter and (ii) the calculation of the net amount owed by BeiGene to Novartis or by Novartis to BeiGene in order to ensure the sharing of the Shared Development Costs in accordance with the Parties percentages as set forth above. The net amount payable shall be paid by BeiGene or Novartis to the other, as applicable, within […***…] after the distribution by the JDC of such Shared Development Reconciliation Report. If a Party disputes any portion of a Shared Development Cost or the Shared Development Reconciliation Report, it shall provide the JDC and the other Party with written notice of the disputed portion and its reasons therefor within […***…] of receipt of such Shared Development Cost Report or Shared Development Reconciliation Report and the Parties shall pay any undisputed amount for which it is responsible within […***…] after receipt of such Shared Development Reconciliation Report. If the Parties cannot agree on the resolution of any such dispute, then such dispute shall be referred to the JSC for resolution.
3.3    Right to Conduct Permitted Combination Studies.
3.3.1    Permitted Combination Studies. Subject to the terms of this Section 3.3, either Party will have the right (by itself, or with or through any Third Party), at its sole cost and expense, to conduct Clinical Trials on and after the Execution Date (including multiregional Clinical Trials) (“Permitted Combination Study”) involving the use of the Licensed Compound as part of a Combination Regimen with one or more proprietary pipeline products of such Party and/or one or more products owned or controlled by any Third Party (any such pipeline product or product owned or controlled by a Third Party, a “Permitted Combination Product” and any such combination, a “Permitted Combination”) in either the Novartis Territory or the BeiGene Territory. Notwithstanding the foregoing, if either Party wishes to conduct any Clinical Trials in either the Novartis Territory or the BeiGene Territory on and after the License Effective Date involving the use of the Licensed Compound as part of a Combination Regimen with any monoclonal antibody the primary mechanism of action of which is to directly inhibit PD-1 or PD-L1 other than the BeiGene Proprietary PD-1 Inhibitor, such Party shall submit a written proposal to the JDC, for the JDC’s review, that summarizes such proposed Clinical Trial in reasonable detail at least […***…] in advance of its anticipated date of submission of the applicable IND to the appropriate Regulatory Authority.
3.3.2    Notice3.3.3    . If a Party desires to conduct any such Permitted Combination Study on and after the Execution Date, it will notify the other Party in writing, which notice will include a proposed protocol synopsis for such Permitted Combination Study, not less than […***…] prior to the proposed date of submission of the IND to the appropriate Regulatory Authority for such Permitted Combination Study. Unless the other Party […***…], the Party proposing to conduct such Permitted Combination Study (itself, or with or through any Third Party) may thereafter conduct such Permitted Combination Study at its sole cost and expense. If Novartis is the Party performing any such Permitted Combination Study, then, notwithstanding anything to the contrary in this Agreement, the obligation of BeiGene to supply Licensed Compound and Licensed Product, as drug product or drug substance, to Novartis for use in the conduct of such Permitted Combination Study during the Option Period shall be subject to Novartis providing forecasts to BeiGene for the Licensed Compound and Licensed Product that are reasonably acceptable to BeiGene. The Party performing such Permitted Combination Study shall provide the JDC with summary updates not less than […***…] with respect to the conduct of any such Permitted Combination Study that includes one or more proprietary pipeline products of such Party.
3.4    Right to Support Investigator Sponsored Studies. BeiGene shall have the right, on and after the Execution Date (by itself, or with or through any Third Party), at its sole cost and expense, to continue to facilitate the conduct of Investigator Sponsored Studies in the Novartis Territory that are ongoing as of the Execution Date. In addition, BeiGene shall have the right (by itself, or with or through any Third Party), at its sole cost and expense, to support the conduct of new Investigator Sponsored Studies in the Novartis Territory to the extent involving a Permitted Combination Product for use in a Permitted Combination. Novartis shall have the right, on and after the License Effective Date (by itself, or with or through any Third Party), at its sole cost and expense, to support the conduct of Investigator Sponsored Studies in the Novartis Territory and/or the BeiGene Territory to the extent involving a Permitted Combination Product for use in a Permitted Combination.
3.4.1    Use of Clinical Data. In connection with each Party’s Development activities with respect to the Licensed Product on and after the License Effective Date, each Party shall have the right to use all Clinical Data generated pursuant to an Initial Global Study, Global Clinical Trial, and any New Registrational Clinical Trial where either BeiGene or Novartis is the Sponsoring Party and any New Other Clinical Trial where BeiGene is the Sponsoring Party and the other Party has opted-in in accordance with the terms of this Agreement. With respect to any Unilateral Study conducted by BeiGene, Novartis shall have the right to use all safety data and PK/exposure that is included in the Clinical Data for any such Unilateral Study to support Regulatory Filings in other Indications for the Licensed Product under Development by Novartis, but Novartis shall not have the right to use any other Clinical

Data, including any efficacy data included in the Clinical Data for any such Unilateral Study conducted by BeiGene, unless and until the provisions of Section 3.2.5(b) apply and Novartis has paid to BeiGene the amounts contemplated by Section 3.2.5(b) at which point Novartis shall have the right to use all Clinical Data generated pursuant to such Unilateral Study.
3.5    Development Plans.
3.5.1    Initial Global Development Plan. The Initial Global Development Plan, which is attached hereto as Exhibit A, includes a detailed Clinical Trial plan which describes (a) the Initial Global Studies being conducted by BeiGene, (b) the Novartis-Initiated Trials conducted by Novartis, and (c) all other Clinical Trials, including data-generation Clinical Trials, to be conducted by Novartis. On and after […***…], the Parties may, subject to mutual written agreement, prepare amendments to the Initial Global Development Plan to include additional Clinical Trials as part of the Initial Global Development Plan.
3.5.2    Additional Global Development Plan. Any Additional Global Development Plan, including the Additional Global Development Budget, shall be approved by the JDC and attached hereto as Exhibit B and shall remain in effect unless and until amended as provided herein. From the date of approval by the JDC of any Additional Global Development Plan and continuing for the remainder of the Term, the JDC shall review and discuss potential amendments to the Additional Global Development Plan, including the Additional Global Development Budget, at least […***…].
3.6    Development Diligence.
3.6.1    Novartis Development Diligence. Subject to the terms and conditions of this Agreement, on and after the License Effective Date Novartis, itself or with or through its Affiliates, Sublicensees, or other Third Parties, shall use Commercially Reasonable Efforts to (a) Develop the Licensed Compound and the Licensed Product in the Novartis Territory, (b) conduct Medical Affairs Activities with respect to the Licensed Compound and the Licensed Product in the countries in the Novartis Territory in which the Licensed Product has received Marketing Authorization, and (c) obtain Regulatory Approvals for the Licensed Product in the Novartis Territory.
3.6.2    BeiGene Development Diligence. Subject to the terms and conditions of this Agreement, on and after the License Effective Date, BeiGene, itself or with or through its Affiliates, Sublicensees, or other Third Parties, shall use Commercially Reasonable Efforts to (a) Develop the Licensed Compound and the Licensed Product in the BeiGene Territory and (b) obtain Regulatory Approvals for the Licensed Product in the BeiGene Territory.
3.6.3    Standards of Conduct.
(a)    Novartis shall perform, and shall ensure that its Affiliates perform, and use Commercially Reasonable Efforts to cause its Sublicensees and Third Party contractors to perform, its Development activities and Medical Affairs Activities with respect to the Licensed Compound and the Licensed Product in good scientific manner, and in compliance with the requirements of Applicable Law, including GLP, GCP, GMP, GVP and part 11 of Title 21 of the Code of Federal Regulations (Electronic Systems and Data Integrity) (21 CFR Part 11) to the extent applicable (and, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any applicable country).
(b)    BeiGene shall perform, and shall ensure that its Affiliates perform, and use Commercially Reasonable Efforts to cause its sublicensees and Third Party contractors to perform, its Development activities and Medical Affairs Activities pursuant to this Agreement in good scientific manner, and in compliance with the requirements of Applicable Law, including GLP, GCP, GMP, GVP and part 11 of Title 21 of the Code of Federal Regulations (Electronic Systems and Data Integrity) (21 CFR Part 11) to the extent applicable (and, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any applicable country).
3.7    Development Records. Each Party shall maintain and shall cause its Affiliates and licensees and Sublicensees to maintain reasonably complete and accurate records regarding their Development of the Licensed Compound and the Licensed Product in the Field in any applicable Territory, including with respect to the Development Costs relating thereto. Such records will fully and properly reflect all work done and results achieved in the performance of the Development activities for the Licensed Compound and the Licensed Product in good scientific manner appropriate for regulatory and patent purposes. Each Party will document all non-clinical and preclinical studies and Clinical Trials in formal written study reports in accordance with GLP, GMP, GCP, GVP, and part 11 of Title 21 of the Code of Federal Regulations (Electronic Systems and Data Integrity) (21 CFR Part 11) as applicable, and in compliance with other Applicable Law. Upon the other Party’s reasonable request not more frequently than once each Calendar Quarter during which a Party or its Affiliates, licensees, Sublicensees, or Third Party subcontractors are performing or having performed Development activities for the Licensed Compound and the Licensed Product, such Party will provide the other Party such copies of or access to such records as such Party may reasonably request in connection with its own permitted Development of the Licensed Compound or Licensed Product.
3.8    Development Updates During Option Period. […***…] during the Option Period, each Party shall provide the JDC, or if not yet formed, such other joint committee or project team formed pursuant to Section 2.9 to oversee Development activities during the Option Period, with a summary update of its material Development activities with respect to the Licensed Compound and the Licensed Product during the Option Period since such Party’s delivery of the prior report, including with respect to any Initial Global Studies, New Registrational Clinical Trials, New Other Clinical Trials, Excluded Studies, any other Clinical Trials sponsored or supported by BeiGene that are ongoing as of the Execution Date, and Unilateral Studies conducted by Novartis, together with the Development Costs relating thereto.
3.9    Development Updates After License Effective Date. At least […***…] on and after the License Effective Date, each Party shall provide the JDC with a summary update of its material Development activities with respect to the Licensed Compound and the Licensed Product since such Party’s delivery of the prior report, including with respect to the Development Costs relating thereto.
ARTICLE 4
REGULATORY
4.1    Regulatory Matters.
4.1.1    Responsibility. Except as set forth in Section 4.1.6 and Section 4.2:
(a)    Option Period. On and after the Execution Date, (i) Novartis shall have the sole right (and shall solely control, at its discretion), itself or with or through its Affiliates, Sublicensees, BeiGene or other Third Parties, to prepare and submit to applicable Governmental Authorities and Regulatory Authorities all Regulatory Materials, including United States Adopted Name (“USAN”), INDs and BLAs, with respect to the Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring Party, and (ii) BeiGene shall not communicate with any Regulatory Authority regarding any such Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring

Party other than with the prior written consent of Novartis. During the Option Period, to the extent required by Applicable Law and requested by Novartis in writing, BeiGene shall undertake such actions as may be reasonably necessary to enable Novartis to conduct any such Novartis-Initiated Trials and New Registrational Clinical Trials for which Novartis is the Sponsoring Party in the BeiGene Territory, including by filing one or more INDs in the BeiGene Territory and/or authorizing Novartis or a Third Party designated by Novartis to serve as the regulatory agent with the authority to file INDs for the Novartis-Initiated Trials and New Registrational Clinical Trials for which Novartis is the Sponsoring Party in the BeiGene Territory.
(b)    After Option Exercise. On and after the License Effective Date (i) Novartis shall have the sole right (and shall solely control, at its discretion), itself or with or through its Affiliates, Sublicensees, BeiGene or other Third Parties, to: (A) prepare and submit to applicable Governmental Authorities and Regulatory Authorities all Regulatory Materials, including USAN, INDs and BLAs, for the Licensed Product in the Novartis Territory and (B) obtain and maintain all Regulatory Approvals for the Licensed Compound and the Licensed Product in the Novartis Territory and (ii) BeiGene shall not communicate with any Regulatory Authority regarding any such Regulatory Materials, or make any further Regulatory Materials for the Licensed Compound in the Novartis Territory other than with the prior written consent of Novartis.
4.1.2    Review of Regulatory Materials/Approval of Regulatory Filings.
(a)    With respect to the Initial Global Studies (other than the Novartis-Initiated Trials), any New Registrational Clinical Trial for which BeiGene is the Sponsoring Party and Novrtis has opted-in pursuant to Section 3.1.5(b), and Global Clinical Trials for which BeiGene is the Sponsoring Party, on and after the Execution Date and continuing until the completion of the Regulatory Transition Activities described in the Regulatory Transition Plan, BeiGene will provide to Novartis for its review and comment drafts of the Shared Regulatory Materials and any other material Regulatory Materials to be submitted to Regulatory Authorities in the Novartis Territory for the Licensed Compound and/or the Licensed Product prior to submission within a reasonable amount of time (but not less […***…] prior to the planned submission date, unless such time period is not practicable to comply with regulatory requirements, in which case the maximum amount of time practicable) to allow Novartis to review and comment thereon, and BeiGene will consider any reasonable comments received from Novartis with respect to such Shared Regulatory Materials and other material Regulatory Materials; provided, that, (i) unless otherwise agreed by the Parties, Novartis shall provide its comments within […***…] of receipt; (ii) prior to the License Effective Date, BeiGene shall have the right to make the final decision whether to include any such comments with respect to such Shared Regulatory Materials and other material Regulatory Materials; and (iii) on and after the License Effective Date, solely with respect to any Regulatory Materials other than the Shared Regulatory Materials, Novartis shall have the right to make the final decision whether to include any such comments in the Novartis Territory. In addition, on and after the Execution Date (except with respect to the Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring Party), BeiGene will notify Novartis of any material comments or other material correspondence related thereto submitted to or received from any Regulatory Authority with respect to such Shared Regulatory Materials and other material Regulatory Materials in either Territory for the Licensed Compound and/or the Licensed Product within […***…] of such receipt or submission and will provide Novartis with copies thereof promptly after its submission or receipt.
(b)    With respect to the Novartis-Initiated Trials, any New Registrational Clinical Trials for which Novartis is the Sponsoring Party and BeiGene has opted-in pursuant to Section 3.1.5(c), and Global Clinical Trials for which Novartis is the Sponsoring

Party, on and after the Execution Date and continuing until the completion of the Regulatory Transition Activities described in the Regulatory Transition Plan, Novartis will provide to BeiGene for its review and comment drafts of all Shared Regulatory Materials and other material Regulatory Materials to be submitted to Regulatory Authorities within a reasonable amount of time (but not less than […***…] prior to the planned submission date, unless such time period is not practicable to comply with regulatory requirements, in which case the maximum amount of time practicable) prior to submission to allow BeiGene to review and comment thereon, and Novartis will consider any reasonable comments received from BeiGene with respect to such Shared Regulatory Materials and other material Regulatory Materials. BeiGene will provide any comments on any such drafts, and Novartis will consider any reasonable comments received by Novartis from BeiGene with respect to such Shared Regulatory Materials and other material Regulatory Materials; provided, that, (i) unless otherwise agreed by the Parties, BeiGene shall provide its comments within […***…] of receipt; (ii) prior to the License Effective Date, Novartis shall have the right to make the final decision whether to include any such comments; and (iii) on and after the License Effective Date, solely with respect to any Regulatory Materials other than the Shared Regulatory Materials, BeiGene shall have the right to make the final decision whether to include any such comments in the BeiGene Territory. In addition, with respect to the Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring Party and BeiGene has opted-in pursuant to Section 3.1.5(c), on and after the Execution Date, Novartis will notify BeiGene of any material comments or other material correspondence related thereto submitted to or received from any Regulatory Authority for the Licensed Compound and/or the Licensed Product with respect to such Shared Regulatory Materials and other material Regulatory Materials in either Territory within […***…] of such receipt or submission and will provide BeiGene with copies thereof promptly after its submission or receipt.
(c)    The obligations of the Parties set forth in this Section 4.1.2 shall, unless otherwise agreed by the Parties, cease at such time, on a Licensed Product by Licensed Product and country-by country basis, as a Biosimilar Product in respect of such Licensed Product is first commercially sold in such country.
4.1.3    Communication with Regulatory Authorities.
(a)    Except with respect to the Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring Party, on and after the Execution Date and prior to the License Effective Date, (i) BeiGene shall have the exclusive right, to correspond or communicate with Regulatory Authorities in either Territory regarding the Licensed Compound and/or the Licensed Product and (ii) if any Regulatory Authority in either Territory takes, or gives notice of its intent to take, any material regulatory action with respect to the Licensed Compound or the Licensed Product, BeiGene shall (A) promptly notify Novartis of such contact, inspection or notice or action; (B) be responsible for preparing draft responses to any such regulatory action; and (C) provide such draft responses to Novartis for its review and comment and reasonably consider Novartis’ comments in good faith; provided, that, unless otherwise agreed by the Parties, Novartis shall provide its comments within […***…] of receipt (unless such period is not practicable to comply with regulatory requirements, in which case the maximum amount of time practicable).
(b)    With respect to the Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring Party, on and after the Execution Date, (i) Novartis shall have the exclusive right to correspond or communicate with Regulatory Authorities regarding the Licensed Compound and/or the Licensed Product, and (ii) if any Regulatory Authority takes, or gives notice of its intent to take, any material regulatory action with respect to the Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring Party and BeiGene has opted-in pursuant to Section 3.1.5(c),

Novartis shall (A) promptly notify BeiGene of such contact, inspection or notice or action; (B) be responsible for preparing draft responses to any such regulatory action; and (C) provide such draft responses to BeiGene for its review and comment and reasonably consider BeiGene’s comments in good faith; provided, that, unless otherwise agreed by the Parties, BeiGene shall provide its comments within […***…] of receipt (unless such period is not practicable to comply with regulatory requirements, in which case the maximum amount of time practicable).
(c)    Subject to Section 4.1.2, on and after the License Effective Date, and following the completion of the Regulatory Transition Activities, Novartis shall have the exclusive right to correspond or communicate with Regulatory Authorities in the Novartis Territory regarding the Licensed Compound and/or the Licensed Products. If any such Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to the Licensed Compound or the Licensed Product in the Novartis Territory on and after the License Effective Date, Novartis shall (i) promptly notify the JDC of such contact, inspection or notice or action; (ii) be responsible for preparing draft responses to any such regulatory action; and (iii) provide such draft responses to BeiGene through the JDC for its review and comment as soon as reasonably practicable; provided, that, (A) unless otherwise agreed by the Parties, BeiGene shall provide its comments within […***…] of receipt (unless such period is not practicable to comply with regulatory requirements, in which case the maximum amount of time practicable) and (B) Novartis shall have the right to make the final decision whether to include any such comments. If BeiGene, any of its Affiliates, or any of its permitted subcontractors receives any material correspondence or other material communication from a Regulatory Authority in the Novartis Territory regarding the Licensed Compound or the Licensed Product on and after the License Effective Date or with respect to a Clinical Trial in the BeiGene Territory for which Novartis is the Sponsoring Party, BeiGene shall promptly provide Novartis with access to or copies of all such material written or electronic correspondence promptly after its receipt.
4.1.4    Notice of Regulatory Meetings.
(a)    Except with respect to the Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring Party, on and after the Execution Date and prior to the completion of the Regulatory Transition Activities, BeiGene will (i) provide Novartis with notice of any meeting or discussion with any Regulatory Authority in the Novartis Territory related to the Licensed Compound and/or the Licensed Product (including as part of any Permitted Combination Studies) no later than […***…] after receiving notice thereof, (ii) allow Novartis to attend, but not, unless requested by BeiGene, participate in, any such meeting or discussion unless prohibited or restricted by Applicable Law or Regulatory Authority. On and after the License Effective Date and prior to the completion of the Regulatory Transition Activities, BeiGene will allow Novartis to attend and participate in any such meeting or discussion unless prohibited or restricted by Applicable Law or Regulatory Authority. BeiGene will provide to Novartis a written summary thereof, together with a copy of the official minutes, promptly following such meeting.
(b)    With respect to the Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring Party, on and after the Execution Date, (i) Novartis will provide BeiGene with notice of any meeting or discussion with any Regulatory Authority related to the Novartis-Initiated Trials and any New Registrational Clinical Trials for which Novartis is the Sponsoring Party and BeiGene has opted-in pursuant to Section 3.1.5(c), no later than […***…] after receiving notice thereof, and (ii) Novartis will allow BeiGene to attend and participate in, any such meeting or discussion unless prohibited or restricted by Applicable Law or Regulatory Authority. Novartis will provide to BeiGene a written summary thereof, together with a copy of the official minutes, promptly following such meeting.

(c)    On and after the License Effective Date and after the completion of the Regulatory Transition Activities, Novartis will (i) provide BeiGene with notice of any meeting or discussion with any Regulatory Authority in the Novartis Territory related to the Licensed Compound and/or the Licensed Product (including as part of any Permitted Combination Studies) no later than […***…] after receiving notice thereof (unless such period is not practicable to comply with regulatory requirements, in which case the maximum amount of time practicable) and (ii) allow BeiGene to attend and participate in any such meeting or discussion unless prohibited or restricted by Applicable Law or Regulatory Authority. Novartis will provide to BeiGene a written summary thereof, together with a copy of the official minutes, following such meeting.
4.1.5    Support by BeiGene and Novartis. On and after the Execution Date, each Party shall provide support to the other Party as may be reasonably requested by such Party from time to time in connection with each Party’s preparation, submission to Regulatory Authorities, and maintenance of Regulatory Materials for the Licensed Compound or the Licensed Product as permitted under this Agreement, including, upon either Party’s reasonable request, upon reasonable advance notice, attending meetings with Regulatory Authorities regarding the Licensed Compound or the Licensed Product and providing written responses to questions relating to Development activities conducted by or on behalf of each Party, which support and responses will be provided within the timeframe reasonably requested by the other Party in order for the other Party to comply with the timelines required by Regulatory Authorities without the need to request an extension, and in any event within […***…] after receipt of any request by the other Party.
4.1.6    Rights of BeiGene and Novartis4.1.7    . Subject to Section 4.1.7 and Section 4.2, on and after the Execution Date, (a) BeiGene shall (i) remain as the holder of the Existing INDs, and (ii) be solely responsible for all communications and interactions with Regulatory Authorities with respect to the Initial Global Studies (other than the Novartis-Initiated Trials) and any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice; and (b) each Party shall have the sole right (and shall solely control, at its discretion), itself or with or through its Affiliates, or other Third Parties, at such Party’s sole cost and expense to (i) prepare and submit to applicable Regulatory Authorities all Regulatory Materials, including INDs, for such Party’s Permitted Combination Products for use in Permitted Combinations in the other Party’s Territory, and (ii) obtain and maintain all Regulatory Approvals for such Party’s Permitted Combination Products for use in Permitted Combinations in the other Party’s Territory. For any Permitted Combinations that include a Permitted Combination Product owned or controlled by any Third Party (but do not include a BeiGene proprietary product other than the Licensed Product), Novartis or BeiGene, as applicable, may include in and reference in any such Regulatory Materials, the generic name of the Licensed Product (ociperlimab), and, to the extent mutually agreed by the Parties on a Permitted Combination Product by Permitted Combination Product basis and to the extent permitted by Applicable Law, the brand name of the Licensed Product. For BeiGene Permitted Combinations that include a BeiGene proprietary product (other than the Licensed Product), BeiGene may, with Novartis’ prior written consent, not to be unreasonably withheld, conditioned or delayed, and to the extent permitted by Applicable Law, include in and reference in any such Regulatory Materials, the brand name of the Licensed Product in the applicable country or region. For the sake of clarity, Novartis or its Affiliate or Sublicensee shall have the right to file any INDs in respect of Clinical Trials sponsored or supported by any of them in respect of the Licensed Compound or Licensed Product on and after the License Effective Date. Novartis shall provide support to BeiGene as may be reasonably requested by BeiGene from time to time on and after the Execution Date in connection with the conduct by BeiGene of activities under this Section 4.1.6, by providing such documents and information Controlled by Novartis that are reasonably requested by BeiGene and relevant to the registration and maintenance of Regulatory Approvals in respect of the Licensed Product in the BeiGene Territory.
4.1.7    Additional Actions by BeiGene.
(a)    On and after the Execution Date, BeiGene shall undertake such actions as may be reasonably necessary to enable Novartis to obtain and maintain any Regulatory Approvals that are required for Novartis to conduct Permitted Combination Studies with Permitted Combinations in the BeiGene Territory, including by filing one or more INDs in the BeiGene Territory and/or authorizing Novartis or a Third Party to serve as the regulatory agent with the authority to file one or more INDs in the BeiGene Territory for the conduct of such Permitted Combination Studies.
(b)     BeiGene shall not, without Novartis’ prior written consent obtain and maintain any Regulatory Approvals (which shall include activities to prepare and submit Regulatory Materials or Regulatory Filings necessary to obtain and maintain Regulatory Approvals) in the Novartis Territory.
(c)    BeiGene shall source Licensed Compound and Licensed Products for […***…]. For any Clinical Trial other than a Registrational Clinical Trial, BeiGene shall use Commercially Reasonable Efforts to include as a source Licensed Compound and Licensed Product from the BeiGene Guangzhou facility.
4.2    Regulatory Materials.
4.2.1    Existing Regulatory Materials. Prior to the transfer of any Regulatory Materials for the Licensed Compound held or filed by or on behalf of BeiGene or its Affiliates prior to the Execution Date (the “Existing Regulatory Materials”) in accordance with the Regulatory Transition Plan, all Existing Regulatory Materials shall be owned by and held in the name of BeiGene or its designee and BeiGene (or its designee) shall, subject to Section 4.1, have the sole right to file, maintain, and hold title to such Existing Regulatory Materials.
4.2.2    Regulatory Transition Activities. BeiGene shall, within the timelines after the Execution Date specified in the Regulatory Transition Plan, assign and transfer (and hereby does assign and transfer) to Novartis (or its designee) the Regulatory Materials for or in respect of the Licensed Compound in the Novartis Territory held or filed by or on behalf of BeiGene or its Affiliate prior to or after the License Effective Date and listed in the Regulatory Transition Plan (the “Transferred Regulatory Materials”), by undertaking the steps described in the Regulatory Transition Plan within the timelines set forth in the Regulatory Transition Plan (the “Regulatory Transition Activities”); provided, that, such Regulatory Transition Activities shall be subject to any obligations of BeiGene under Applicable Law, […***…], which BeiGene agrees to file promptly and without undue delay. Unless otherwise required by Applicable Law, from and after such assignment and transfer, Novartis (or its designee) shall have the sole right, in its sole discretion, to file, maintain, and hold title to all Transferred Regulatory Materials. As promptly as practicable following the Execution Date, the Parties shall cooperate reasonably to prepare and mutually agree on the Regulatory Transition Plan and in good faith make arrangements to allow for the completion of the Regulatory Transition Activities as promptly as practicable after the date on which the Parties mutually agree on the Regulatory Transition Plan in accordance with Section 1.133. Without limiting the foregoing, from and after the Execution Date and until the completion of the Regulatory Transition Activities, BeiGene shall (i) make available its personnel as reasonably requested by Novartis to answer questions, (ii) provide Novartis reasonable access to Regulatory Materials, (iii) use Commercially Reasonable Efforts to obtain any approvals or authorizations as may be required under Applicable Law or otherwise to effect such Regulatory Transition Activities, and (iv) otherwise support the transfer of the Transferred Regulatory Materials as contemplated hereby.
4.2.3    New Regulatory Materials. Except as set forth below, all Regulatory Materials for the Licensed Compound or the Licensed Product generated by Novartis under this Agreement in the Novartis Territory after the Execution Date shall be owned by and held in the name of Novartis or its designee, and, except for the Existing Regulatory Materials (which are addressed in Section 4.2.1), any such Regulatory Materials issued in the name of BeiGene or its Affiliates shall promptly be assigned by BeiGene to Novartis or its designee to the extent permitted by Applicable Law or, in the event assignment is not permitted under Applicable Law, held in trust for, or for the sole benefit of, Novartis or its designee. Notwithstanding the foregoing, all Regulatory Materials for any BeiGene Permitted Combination Products in Permitted Combinations in the Novartis Territory shall be owned by and held in the name of BeiGene or its designee.
4.2.4    Regulatory Materials in BeiGene Territory. On and after the Execution Date, BeiGene will provide to Novartis for its review and comment drafts of all Shared Regulatory Materials for the Licensed Compound and/or the Licensed Product that are to be filed or submitted in the BeiGene Territory by or on behalf of BeiGene during the Term. Novartis will have […***…] (unless such time period is not practicable to comply with regulatory requirements, in which case the maximum amount of time practicable) to review and provide comments on any such drafts, and BeiGene will consider any reasonable comments received from Novartis with respect to such Regulatory Materials within such […***…] period. In addition, on and after the Execution Date, BeiGene will (i) provide Novartis with copies of all Shared Regulatory Materials for the Licensed Compound and/or Licensed Product that are filed or submitted in any country in the BeiGene Territory after the filing thereof and (ii) notify Novartis of any material comments or other material correspondence related to such Shared Regulatory Materials submitted to or received from any Regulatory Authority in the BeiGene Territory for the Licensed Compound and/or the Licensed Product and will provide Novartis with copies thereof promptly after its submission or receipt.
4.3    Right of Reference; Access to Data.
(a)    Novartis Right of Reference. On and after the Execution Date, solely to enable Novartis to perform its Option Period Development activities, and on and after the License Effective Date for Novartis and its designees to exercise its rights and perform its obligations under this Agreement, Novartis and its designees shall have, and BeiGene (on behalf of itself and its Affiliates) hereby grants to Novartis and its designees, access and a right of reference (without any further action required on the part of BeiGene or its Affiliates, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all Regulatory Materials Controlled by BeiGene with respect to the Licensed Compound and the Licensed Product, and all data contained or referenced in any such Regulatory Materials, including the applicable data in any Regulatory Materials related to a BeiGene Permitted Combination Product for use in a Permitted Combination to the extent necessary for Novartis and its designees to exercise its rights and perform its obligations under this Agreement. On and after the License Effective Date, Novartis and its designees shall have access to all data contained or referenced in any such Regulatory Materials in order to exercise such access and right of reference, and BeiGene shall ensure that Novartis and its designees are afforded such access, subject to any obligations of BeiGene under Applicable Law, […***…], which documents BeiGene shall use reasonable best efforts to file without undue delay in order to timely obtain such HGRAC approvals. On and after the License Effective Date, BeiGene shall provide or submit any written consents or notices as may be required in order for Novartis to exercise the right of access and right of reference contemplated in this Section 4.3(a).
(b)    BeiGene Right of Reference. On and after the Execution Date, BeiGene and its designees shall have, and Novartis (on behalf of itself and its Affiliates) hereby grants to BeiGene and its designees, access and a right of reference (without any further action required on the part of Novartis or its Affiliates, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all Regulatory Materials Controlled by Novartis with respect to the Licensed Compound and the Licensed Product and all data contained or referenced in any such Regulatory Materials, including the applicable data in any Regulatory Materials related to a Novartis Permitted Combination Product for use in a Permitted Combination, to the extent necessary for BeiGene and its designees to exercise its rights and perform its obligations under this Agreement. On and after the License Effective Date, BeiGene and its designees shall have access to all data contained or referenced in any such Regulatory Materials in order to exercise such access and right of reference, and Novartis shall ensure that BeiGene and its designees are afforded such access subject to any obligations of Novartis under Applicable Law. On and after the Execution Date, Novartis shall provide or submit any written consents or notices as may be required in order for BeiGene to exercise the right of access and right of reference contemplated in this Section 4.3(b).
ARTICLE 5
COMMERCIALIZATION
5.1    General.
5.1.1    Novartis Responsibilities. Subject to the terms and conditions of this Agreement, including Section 5.1.2 and Section 5.4, on and after the License Effective Date (i) Novartis shall have the sole right to Commercialize the Licensed Product in the Field in the Novartis Territory and the sole right and responsibility, at Novartis’s sole cost and expense, itself or with or through its Affiliates, Sublicensees, or other Third Parties, to (A) book all sales of the Licensed Product in the Novartis Territory (including as a monotherapy and as a Combination Regimen), (B) subject to Section 5.2, develop and implement the brand and commercial strategy to be used for the Licensed Product in the Novartis Territory and (C) conduct all marketing, promotion and sales activities for the Licensed Product in the Novartis Territory and (ii) except for the conduct by or on behalf of BeiGene, whether directly or through its Affiliates, licensees or contractors, of BeiGene Permitted Commercialization Activities, Medical Affairs Activities in relation to the Initial Global Studies (other than the Novartis-Initiated Trials), any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice, and Permitted Combinations that include a BeiGene Permitted Combination Product, and Third Party Permitted Commercialization Activities pursuant to this Agreement, BeiGene and its Affiliates shall not have any right to, and shall not, conduct any Commercialization of the Licensed Product in the Field in or in respect of the Novartis Territory.
5.1.2    Permitted Commercialization Activities.
(a)    By BeiGene.
(i)    Notwithstanding anything to the contrary in Section 5.1.1, on and after the License Effective Date, BeiGene will retain the right, in its sole discretion, to promote in the Novartis Territory (A) any of BeiGene’s proprietary compounds, other than the Licensed Products and, except as provided in subsection (ii) below, the BeiGene Proprietary PD-1 Inhibitor, according to its approved labelling (including in combination with the Licensed Products) and (B) any Combination Regimen consisting of the Licensed Product and one or more

Permitted Combination Products (“BeiGene Permitted Commercialization Activities”).  As part of such BeiGene Permitted Commercialization Activities, BeiGene will have the right, in its sole discretion, to promote in the Novartis Territory any Combination Regimen consisting of the Licensed Product and one or more of BeiGene’s proprietary compounds and/or proprietary compounds of any Third Party Controlled by BeiGene, including any Permitted Combination referencing the generic name of the Licensed Product (ociperlimab) and, subject to Novartis’ prior written consent, not to be unreasonably withheld, conditioned or delayed, to the extent mutually agreed by the Parties in writing on a Combination Regimen by Combination Regimen basis and permitted by Applicable Law, the brand name and logo of the Licensed Product; provided, that, BeiGene acknowledges and agrees, as a condition to any such consent, that Novartis shall have the right to review, without undue delay, BeiGene’s proposed use of any such brand name or logo and to require BeiGene to commit to customary quality and other standards and requirements relating to the use of such brand name or logo; provided, further, that such materials, standards and requirements comply with Applicable Law and, to the extent applicable, the CIA.
(ii)    Notwithstanding anything to the contrary in Section 5.1.1(a)(i), on and after the date of termination or expiration of the BeiGene Proprietary PD-1 Inhibitor Collaboration Agreement, BeiGene’s retained right to conduct BeiGene Permitted Commercialization Activities shall include the right to promote in the Novartis Territory the BeiGene Proprietary PD-1 Inhibitor according to its approved labelling (including in combination with the Licensed Products).
(b)    By Novartis. In addition to its rights in Section 5.1.1, on and after the License Effective Date, Novartis will have the right, in its sole discretion, to promote in the BeiGene Territory (i) any of Novartis’s proprietary compounds according to its approved labelling (including in combination with the Licensed Products) and (ii) any Combination Regimen consisting of the Licensed Product and one or more Permitted Combination Products (“Novartis Permitted Commercialization Activities”). As part of such Novartis Permitted Commercialization Activities, Novartis will have the right, in its sole discretion, on and after the License Effective Date, to promote in the BeiGene Territory any Combination Regimen consisting of the Licensed Product and one or more of Novartis’s proprietary compounds and/or proprietary compounds of any Third Party Controlled by Novartis, including any Permitted Combination, referencing the generic name of the Licensed Product (ociperlimab) and, to the extent mutually agreed by the Parties in writing on a Combination Regimen by Combination Regimen basis and permitted by Applicable Law, the brand name and logo of the Licensed Product.
(c)    By Third Parties. Notwithstanding anything to the contrary in Section 5.1.1, nothing in this Agreement shall prohibit any Third Party that owns or controls a proprietary compound included in any Combination Regimen that has received Regulatory Approval in the applicable country and who is the MA holder, or is authorized by the MA holder, for such compound from promoting or co-promoting with BeiGene or Novartis in the BeiGene Territory or the Novartis Territory any Combination Regimen consisting of the Licensed Product and one or more of such Third Party’s proprietary compounds referencing the generic name of the Licensed Product (ociperlimab) and, with the prior written permission of BeiGene in the BeiGene Territory, to the extent permitted by Applicable Law, the brand name and logo of the Licensed Product in the BeiGene Territory or, with the prior written permission of Novartis in the Novartis Territory, to the extent permitted by Applicable Law, the brand name and logo of the Licensed Product in the Novartis Territory (“Third Party Permitted Commercialization Activities”). Novartis will not prevent any such Third Party from obtaining supply of Licensed Product in the Novartis Territory from wholesalers on the open market, subject to the availability of supply of the Licensed Product.

5.2    Commercialization Plan.
5.2.1    Branding Strategy. No later than […***…] prior to the expected date of First Commercial Sale of any other Licensed Product in the Novartis Territory, Novartis will prepare and present to the JCC a branding and messaging strategy (the “Branding Strategy”) with respect to the Licensed Product in the Novartis Territory. Novartis will provide the proposed Branding Strategy to the JCC for its review and will reasonably consider any recommendations and suggestions of the JCC. Thereafter, not less than […***…], the JCC will discuss the Branding Strategy and Novartis will share market updates with the JCC.
5.2.2    Commercialization Plan. With respect to the initial Indication for which a BLA for the Licensed Product is filed in the United States, Novartis will prepare and provide to the JCC for its review, with respect to the Commercialization Plan, (a) the Strategy comprising such Commercialization Plan no earlier than […***…] or later than […***…] prior to the expected date of First Commercial Sale of such Licensed Product in the United States and (b) the Tactical Plan comprising such Commercialization Plan no earlier than […***…] or later than […***…] prior to the expected date of First Commercial Sale of such Licensed Product in the United States. With respect to each future Indication for which the Licensed Product is being Commercialized by Novartis in the Novartis Territory, Novartis will prepare and provide to the JCC for its review a Commercialization Plan for the Licensed Product and such Indication no later than […***…] prior to the expected date of First Commercial Sale of such Licensed Product. For […***…], Novartis shall provide to JCC a […***…] written report that provides an overview of the global Commercialization activities for the Licensed Product performed by Novartis and its Affiliates and Sublicensees in each country since the prior report provided by Novartis, which written report will include (i) an overview of Novartis’s […***…] in the Novartis Territory and (ii) Novartis’ estimates for sales on a rolling basis of the Licensed Product for the subsequent […***…] period; provided, that, (y) Novartis shall have no obligation under this Section 5.2.2 to prepare any such estimates that do not otherwise exist and (z) such estimates shall not be binding upon Novartis in any way. Any material amendments or modifications to the Commercialization Plan for any Licensed Product shall be prepared by Novartis and delivered promptly to the JCC.
5.3    […***…].
5.3.1    Novartis […***…]. Novartis shall […***…] with an overview of […***…] for the Licensed Product in the Novartis Territory on a […***…] basis. […***…].
5.3.2    BeiGene […***…]. BeiGene shall […***…] with an overview of […***…] for the Licensed Product in the BeiGene Territory on a […***…] basis. […***…].
5.4    Diligence. On and after the License Effective Date, Novartis will use Commercially Reasonable Efforts to Commercialize the Licensed Product in each country in the Novartis Territory in which Novartis receives Regulatory Approval for such Licensed Product in the Indications for which it receives Regulatory Approval in the applicable country.
5.5    Medical Affairs Activities.
5.5.1    Performance by Local Affiliates. Notwithstanding any other provision of this Section 5.5 or otherwise in this Agreement, all Medical Affairs Activities will be performed by each Party’s local Affiliates in the country or jurisdiction in the Territory where such activities are to be performed.
5.5.2    Medical Affairs Plan. Subject to Section 5.5.4, each Party will prepare and provide to the JMAC for its review a Medical Affairs Plan with respect to the Licensed

Product in its respective Territory. No later than […***…] prior to the expected date of First Commercial Sale of any Licensed Product, each Party shall provide to the JMAC for its review a Medical Affairs Plan with respect to such Licensed Product. Each Party shall provide the JMAC with updates regarding the conduct of each such Medical Affairs Plan not less than […***…] thereafter. Any amendments or modifications to the Medical Affairs Plan for the Licensed Product shall be prepared by the applicable Party and delivered promptly to the JMAC.
5.5.3    Medical Affairs Reports. Following the first Regulatory Approval of a Licensed Product in the Novartis Territory on and after the License Effective Date, each Party will provide […***…] reports (by means of a slide presentation or otherwise) to the JMAC which shall provide an overview of the Medical Liaisons Activities performed by or on behalf of such Party and its Affiliates and licensees or Sublicensees in such Party’s Territory for each Licensed Product marketed in such Territory since the prior report provided by such Party.
5.5.4    Allocation of Certain Medical Liaisons Activities. Notwithstanding the foregoing, each of BeiGene and Novartis will provide […***…] of the Medical Liaisons Activities for the Licensed Product on an Indication-by-Indication basis in the United States and, subject to the exercise by BeiGene of the Ex-U.S. Co-Detailing Right in accordance with Section 5.7, BeiGene will provide up to […***…] of the Medical Liaisons Activities, if applicable, for the Licensed Product on an Indication-by-Indication basis in Canada and Mexico, in each case as described more fully in the applicable Medical Affairs Plan (the “Shared Medical Affairs Activities”). The Medical Affairs Plan applicable to such countries will be prepared with the goal of aligning Licensed Product customer targets across tiers to achieve equitable distribution between the Medical Liaisons of each Party. Novartis will reimburse BeiGene for […***…] of the BeiGene FTE Cost applicable to the Shared Medical Affairs Activities conducted by BeiGene in accordance with this Agreement and the applicable Medical Affairs Plan.
5.6    BeiGene Co-Detailing Rights.
(a)    Performance by Local Affiliates. Notwithstanding any other provision of this Section 5.6 or otherwise in this Agreement, all Detailing activities for the Licensed Product will be performed by each Party’s local Affiliates in the country or jurisdiction in the Territory where such Detailing activities are to be performed, and any Co-Detailing Agreement(s) will be entered into by the applicable local Affiliates of each Party.
(b)    United States. BeiGene and Novartis shall share responsibility for Detailing the Licensed Product on an Indication-by-Indication basis in the United States by contributing […***…] of the Detailing activities for the Licensed Product in the United States on the terms and conditions set forth in this Section 5.6 (the “U.S. Co-Detailing Obligation”). No earlier than […***…] or later than […***…] prior to the anticipated launch readiness date of the Licensed Product for each Indication in the United States, Novartis shall notify BeiGene of such anticipated launch readiness date which notice shall include […***…]. For the sake of clarity, BeiGene’s responsibility for Detailing activities for the Licensed Product and the BeiGene Proprietary PD-1 Inhibitor in the United States in respect of a particular Indication shall not in any event exceed […***…] of the Detailing activities for the Licensed Product.
(c)    Canada and Mexico. BeiGene shall have the non-exclusive right to share responsibility for Detailing the Licensed Product on an Indication-by-Indication basis in Canada and Mexico by contributing up to […***…] of the Detailing activities, if applicable, for the Licensed Product in Canada and Mexico, to the extent the Licensed Product is marketed in any such country, on the terms and conditions set forth in this Section 5.6 (the “Ex-U.S. Co-Detailing Right”). No earlier than […***…], and no later than […***…], prior to the anticipated launch readiness date of the Licensed Product for each Indication in Canada or

Mexico, Novartis shall notify BeiGene of such anticipated launch readiness date which notice shall include (i) if applicable, the expected initial size of the sales force and regional marketing managers for the Licensed Product in each such country for such Indication and (ii) an estimate of the Aggregate Detailing FTEs. BeiGene may exercise its Ex-U.S. Co-Detailing Right by providing written notice to Novartis at any time no later than […***…] prior to such anticipated launch readiness date for the Licensed Product in the applicable country for such Indication (the “Ex-U.S. Opt-In Date”). For the sake of clarity, BeiGene’s responsibility for Detailing activities for the Licensed Product and the BeiGene Proprietary PD-1 Inhibitor in Canada and Mexico shall not in any event exceed […***…] of the Detailing activities for the Licensed Product.
(d)    Co-Detailing Agreement. As promptly as possible and no later than […***…] prior to the anticipated launch readiness date in the United States, Canada or Mexico, the Parties shall agree on the size of the sales force and Aggregate Detailing FTEs and prepare and execute a Co-Detailing Agreement (the “Co-Detailing Agreement”) that shall conform in all material respects with the terms and conditions set forth in this Section 5.6; provided, that, unless mutually agreed by the Parties and set forth in the Co-Detailing Agreement, (A) BeiGene will provide […***…] of the Aggregate Detailing FTEs and RMM Promotion in the United States on an Indication-by-Indication basis; (B) BeiGene will provide up to […***…] of the Aggregate Detailing FTEs and RMMs (if applicable) in Mexico and Canada on an Indication-by-Indication basis; and (C) Novartis will reimburse BeiGene for […***…] of the BeiGene FTE Cost applicable to the Co-Detailing by BeiGene of the Licensed Products in United States, Mexico and Canada in accordance with the Co-Detailing Agreement. For purposes of clarity, any additional terms negotiated by the Parties for inclusion in the Co-Detailing Agreement shall not materially expand, limit or change the terms set forth in this Section 5.6.
5.7    Compliance. On and after the License Effective Date, each of BeiGene and Novartis will conduct its Commercialization activities with respect to the Licensed Products in good scientific manner, and in compliance with Applicable Laws, including GLP, GCP, GMP or GVP to the extent applicable (and, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any country in the Novartis Territory). Novartis and BeiGene acknowledge that Novartis and its Affiliates are bound to comply with the Corporate Integrity Agreement between the Office of the Inspector General of the Department of Health and Human Services and Novartis Corporation (the “CIA”). Pursuant to Sections II.C.11 and III.B.1 of the CIA and given that it would be commercially impracticable for Novartis to compel the compliance of BeiGene’s personnel and contractors with the requirements set forth in the CIA, on and after the License Effective Date, Novartis shall send BeiGene a “Third Party Personnel” letter on […***…] basis outlining Novartis’ obligations under the CIA and Novartis’ commitment to full compliance with all federal health care program and FDA requirements.  Such letter shall include with it a copy of the Novartis Code of Ethics and a description of Novartis Compliance Program.  In addition, the letter shall request BeiGene to either (a) make the Novartis Code of Ethics and the description of the Novartis Compliance Program available to its relevant personnel or (b) represent to Novartis in a letter substantially in the form attached hereto as Schedule 5.7 that BeiGene has and enforces a substantively comparable code of ethics and compliance program for its personnel and contractors acting as “Third Party Personnel” (as such term is defined in the CIA).  Novartis shall include BeiGene’s response in Novartis Corporation’s Annual Report to the OIG.  Further, BeiGene hereby represents to Novartis that the aforementioned requirements are in place as of the Execution Date.
ARTICLE 6
PHARMACOVIGILANCE; SAFETY; DATA PRIVACY
6.1    Pharmacovigilance. To the extent required by Applicable Laws or any Regulatory Authority and in a timely fashion in order to ensure that the requirements of all

Regulatory Authorities are met, BeiGene and Novartis (or its applicable Affiliate(s)) will enter into a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) in order to, among other things, provide for the cooperation between the Parties with regard to the reporting, handling and evaluation of safety information involving or relating to the Licensed Compound or the Licensed Product, establish a safety governance model, coordinate safety matters, specify the process for coordination of core safety data development, safety reporting and case processing for the BeiGene Territory and the Novartis Territory; provide for the sharing between the Parties of safety information, ensure respective regulatory compliance by the Parties, specify any safety data handling conventions, including any access restrictions, based on combination use of the Licensed Compound and Licensed Product and allocate responsibilities between the Parties for safety matters with respect to the Licensed Compound or the Licensed Product, which shall in any event be subject to any obligations under Applicable Law, […***…], which shall be filed promptly and without undue delay, in order to authorize BeiGene to provide any such data to Novartis. In the event of any conflict between the terms and conditions of this Agreement, including this Article 6, and the terms and conditions of the Pharmacovigilance Agreement with respect to the subject matters of the Pharmacovigilance Agreement, the terms and conditions of the Pharmacovigilance Agreement shall govern and control. In addition, the Pharmacovigilance Agreement shall specify the obligations of the Parties to ensure the receipt of safety information arising from the use of the Licensed Compound and/or the Licensed Product in instances where either Party has entered into a supply agreement with a Third Party.
6.2    Global Safety Database.
(a)    As soon as reasonably practicable following the Execution Date, BeiGene will establish and maintain the global safety database for the Licensed Compound and the Licensed Products in compliance with the Pharmacovigilance Agreement and Applicable Laws. On and after the Execution Date and prior to the License Effective Date, Novartis will maintain a safety database for the Licensed Compound and Licensed Product for the Novartis Territory and for any other country in which Novartis is conducting Development activities which safety database shall be a subset of the global safety database.  Novartis’ access to data from the global safety database shall be handled in accordance with the terms of the Pharmacovigilance Agreement.
(b)     As soon as reasonably practicable after the License Effective Date, BeiGene shall transfer control of the global safety database to Novartis together with a one-time transfer to Novartis of the legacy safety data for the Licensed Compound (including but not limited to serious adverse event reports, any special scenario reports (if required to be collected as per study protocol), investigator notifications, and individual case safety report submission data (including report due date and the date the report has been submitted to the applicable Regulatory Authority) respecting the applicable Data Security and Privacy Laws.
(c)    On and after the License Effective Date, Novartis will maintain the global safety database for the Licensed Compound and the Licensed Products in compliance with the Pharmacovigilance Agreement and Applicable Laws. On and after the License Effective Date, BeiGene will maintain a safety database for the Licensed Compound and Licensed Product for the BeiGene Territory and for any other country in which BeiGene is conducting Development or Commercialization activities which safety database shall be a subset of the global safety database.  BeiGene’s access to data from the global safety database shall be handled in accordance with the terms of the Pharmacovigilance Agreement.
(d)    On and after the Execution Date, and thereafter as required in order to comply with the Pharmacovigilance Agreement and Applicable Law, each Party will provide the other Party with all information necessary for such other Party to comply with its pharmacovigilance responsibilities, including any adverse drug experiences, in each case in the form reasonably requested by such other Party, subject to any obligations under Applicable Law, […***…], which shall be filed promptly and without undue delay, in order to authorize BeiGene to provide any such data to Novartis.
6.3    Data Processing Agreement. Within […***…] after the Execution Date and in any event prior to the exchange by the Parties of any Personal Data, BeiGene and Novartis (or its applicable Affiliate(s)) will enter into a data processing agreement (the “Data Processing Agreement”) in order to, among other things, establish the procedures to be used by the Parties to ensure compliance with all Data Security and Privacy Laws in connection with the exchange between the Parties of Personal Data, which shall be subject to any obligations of BeiGene under Applicable Law, […***…], which shall be filed promptly and without undue delay, in order to authorize BeiGene to provide any such data to Novartis. In the event of any conflict between the terms and conditions of this Agreement, including this Article 6, and the terms and conditions of the Data Processing Agreement with respect to the subject matters of the Data Processing Agreement, the terms and conditions of the Data Processing Agreement shall govern and control.
ARTICLE 7
ASSISTANCE; DISCLOSURE OF KNOW-HOW; TECHNOLOGY TRANSFER; MANUFACTURING
7.1    Disclosure of BeiGene Know-How. During the period commencing on the Execution Date and continuing until the License Effective Date, BeiGene will undertake such steps as BeiGene determines are reasonably necessary to prepare and assemble the BeiGene Know-How for transfer to Novartis pursuant to this Section 7.1, including such BeiGene Know-How as may be identified by Novartis as being a priority for transfer upon the License Effective Date or as soon as practicable thereafter and all documents Controlled by BeiGene related to […***…]. As soon as reasonably practicable (but in no event later than […***…]) following the Execution Date and thereafter during the remainder of the Term as may be reasonably requested by Novartis from time to time (including after Completion of any Initial Global Studies or any other Clinical Trials mutually agreed by the Parties to be added to the Initial Global Development Plan), BeiGene shall disclose to Novartis and its designees in English, including by providing electronic copies thereof, all BeiGene Know-How (other than BeiGene Know-How solely relating to the Manufacture of the Licensed Compound, which shall be disclosed to Novartis pursuant to Section 7.4, but including any such Know-How related to Manufacturing incorporated or referenced in any chemistry, manufacturing and controls (“CMC”) information or otherwise, in any BLA in respect of the Licensed Product or any other Regulatory Materials), including any materials and documentation (including data and protocols) included therein and any other physical embodiments thereof. On and after the License Effective Date, BeiGene shall, and shall cause its Affiliates to, cooperate with Novartis and its designees and provide reasonable assistance to Novartis and its designees to enable Novartis and its designees to Develop the Licensed Product, as and to the extent reasonably requested by Novartis, including by: (a) providing Novartis and its designees with such assistance as may be reasonably requested by Novartis with respect to Development transition matters related to the Licensed Product; and (b) providing Novartis and its designees with such access as may be reasonably requested by Novartis by teleconference or in-person (as requested by Novartis) to BeiGene personnel (and personnel of its Affiliates, and any Third Party contractors) involved in the Development of the Licensed Products to assist with the transition and answer questions related to the Licensed Product. […***…]. For the sake of clarity, except in connection with the technical transfer provisions of this Section 7.1, BeiGene shall be solely responsible, at its sole cost and expense, for all CMC Development activities for the Manufacture of Licensed Compound or Licensed Product including process development steps necessary for Regulatory Approval for the Manufacture of the Licensed Product. In the event that acceptance of any Regulatory Filing or receipt of any Regulatory Approval submitted by BeiGene with respect to CMC information is delayed or rejected by the applicable Regulatory Authority as a result of such CMC information,

BeiGene shall promptly notify Novartis and the Parties shall meet to discuss the matter. BeiGene, taking into account the advice of Novartis, shall use good faith efforts to remedy the deficiencies in the Regulatory Filing or Regulatory Approval submitted by BeiGene with respect to CMC information.
7.2    Manufacturing for the Novartis Territory. Subject to the terms and conditions of this Agreement, on and after the Execution Date, Novartis shall have the sole right (and shall solely control, at its discretion), itself or with or through its Affiliates, Sublicensees, or other Third Parties, to Manufacture the Licensed Product in the Field for the Novartis Territory. Notwithstanding the foregoing, BeiGene hereby retains the right to Manufacture the Licensed Compound and the Licensed Product in the Novartis Territory solely for use (a) by Novartis in the Field and in the Novartis Territory, (b) by BeiGene in the conduct of (i) the Initial Global Studies (other than the Novartis-Initiated Trials) and any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice; (ii) any Permitted Combination Studies; (iii) any Global Clinical Trial mutually agreed by the Parties; (iv) any Unilateral Study conducted by BeiGene; or (v) any Excluded Study and (c) by BeiGene in the Field and in the BeiGene Territory, in each case (a) through (c), whether directly or through its Affiliates.
7.3    Supply of Licensed Compound and Licensed Product to Novartis.
(a)    Terms of Supply. BeiGene shall be responsible for supplying Novartis or its designee with (as and to the extent requested by Novartis) such quantities of the Licensed Compound and Licensed Product, as drug product or drug substance, as may be reasonably required and used by Novartis, in order for Novartis to Develop and Commercialize the Licensed Product in the Novartis Territory, until such time as Novartis determines in its sole discretion that it is able to Manufacture such quantities of the Licensed Compound and Licensed Product to fully support Novartis’ Development and Commercialization activities in the Novartis Territory pursuant to this Agreement and otherwise in accordance with one or more supply agreement(s) providing for clinical and/or commercial supply of the Licensed Compound and Licensed Product (such agreement or agreement(s), each, a “Supply Agreement”) which shall be negotiated by the Parties in good faith (which, with respect to the negotiation of the Supply Agreement for (i) commercial supply of the Licensed Compound and/or Licensed Product, will commence no later than […***…] prior to the estimated date of first supply of the Licensed Compound and/or Licensed Product for commercial use and (ii) clinical supply of the Licensed Compound and/or Licensed Product, will commence promptly after the Execution Date) and entered into by the Parties as soon as practicable after the License Effective Date with respect to the commercial Supply Agreement and as soon as practicable after the Execution Date with respect to the clinical Supply Agreement, the terms of which shall include the terms set forth on Schedule 7.3(a) hereto (which terms shall include […***…].
(b)    BeiGene U.S. Manufacturing Facility. Notwithstanding anything to the contrary in this Agreement or in any Supply Agreement, Novartis acknowledges and agrees that BeiGene shall have the right, in its sole discretion, on and after the License Effective Date, to establish a manufacturing facility for the Licensed Product in the United States owned by BeiGene, its Affiliate (the “BeiGene U.S. Manufacturing Facility”), […***…]; provided, that, […***…]. Without limiting the foregoing:
(i)    Novartis shall have the right, at its sole discretion, on and after the License Effective Date, to: […***…].
(ii)    BeiGene shall […***…].

(iii)    In the event that at any time on and after the License Effective Date, the BeiGene U.S. Manufacturing Facility fails to […***…], then Novartis will have the right to […***…].
(iv)    BeiGene acknowledges and agrees that the BeiGene U.S. Manufacturing Facility is […***…].
(v)    To the extent that the BeiGene U.S. Manufacturing Facility is included in the BLA submitted by Novartis for the Licensed Product in the United States, (A) Novartis shall agree […***…]. Title and risk of loss with respect to Licensed Product supplied from the BeiGene U.S. Manufacturing Facility will take place […***…]in accordance with […***…] to be agreed by the Parties ([…***…]). For the sake of clarity, (A) Novartis shall not be obligated […***…] and (B) Novartis, in its sole discretion, […***…].
(c)    Quality Matters; Audits.
(i)    Pre-Qualification Audits. On and after the Execution Date, to the extent permitted under the terms of the relevant agreements (each, a “Third Party Contractor Agreement”) by and between BeiGene and any Third Party that conducts Development (including research, non-clinical and clinical) or manufacturing activities for the Licensed Product (including drug substance, drug product or any component of the Licensed Product (including Materials suppliers and analytical laboratories)) (each, a “Third Party Contractor”), BeiGene will […***…]. To the extent the rights described in this Section 7.3(c) are not permitted under the terms of the relevant Third Party Contractor Agreement, […***…].
(ii)    Quality Agreements. The Parties will negotiate in good faith one or more definitive agreements with regard to quality matters relating to clinical (GCP), non-clinical (GLP) and manufacturing (GMP) (including with respect to the media) (collectively, the “Quality Agreements”) within (i) […***…] after the License Effective Date with respect to the commercial supply of the Licensed Compound and Licensed Product and (ii) promptly after the Execution Date with respect to the clinical supply of the Licensed Compound and Licensed Product. In the event of a discrepancy between this Agreement and a Quality Agreement, the Quality Agreement shall govern with respect to quality matters and this Agreement shall govern with respect to all other matters. The clinical Quality Agreement will, in any event provide that BeiGene is responsible to assure Data Integrity against raw data and reports for the Licensed Compound and Licensed Product delivered to Novartis for use in Clinical Trials.
(iii)    Changes. Any changes or variations to the Licensed Product (including the drug substance, drug product, media, packaging, labelling or any component(s)), the manufacturing process or any facilities involved in the Development or manufacturing of the Licensed Product (including the drug substance and components) on and after the License Effective Date may only be made in accordance with the Quality Agreement(s).
(iv)    Quality and Safety Audits and Inspections.
(A)    To the extent permitted under the terms of the Third Party Contractor Agreements, BeiGene will allow Novartis or a designated Affiliate or Third Party on and after the Execution Date to perform GxP Audits and mock pre-approval inspections of any Facility on reasonable prior notice in preparation for an inspection by a Regulatory Authority or investigation of a compliance issue with a Regulatory Authority. BeiGene acknowledges that, in the case of suspected Critical Findings or Data Integrity issues, […***…] prior notice is reasonable. BeiGene will use reasonable efforts on and after the License Effective Date to provide Novartis with a letter of authorization signed by each Third Party that owns a Facility permitting Novartis to conduct such an audit within […

***…] of the Execution Date. On and after the License Effective Date, BeiGene will, and will use Commercially Reasonable Efforts to procure that its Third Party Contractors will, use Commercially Reasonable Efforts to agree to remedy any CAPAs identified in any GxP report within […***…] of issue of the GxP Audit report and thereafter carry out required CAPAs within the relevant timelines.
(B)    On and after the License Effective Date, BeiGene will provide prompt written notice to Novartis of any intended or planned inspection by a Regulatory Authority of any Facility no later than […***…] of BeiGene’s receipt of written notice from the Regulatory Authority. On and after the License Effective Date, BeiGene will promptly provide (or use reasonable efforts to cause its subcontractors to provide) Novartis with an executive summary of the results of the inspection, which shall include any issues raised by the Regulatory Authorities which would reasonably be expected to impact the Licensed Product and any proposed CAPAs. On and after the License Effective Date, BeiGene will promptly disclose to Novartis any Regulatory Authority inspection observations received by BeiGene, including any major observations from Regulatory Authorities due to inspection or any submitted document(s) or in a correspondence with authorities world-wide, including EIR, 483s, warning letters, EMA or European inspection reports, serious breaches, safety urgency measures, issues on PSURs, DSURs etc. and corresponding proposed responses, in each case related to the Licensed Product. In addition, if any such inspection would reasonably be expected to have an impact on the patient safety, efficacy or conduct of Clinical Trials with the Licensed Compound or Licensed Product and/or Data Integrity, BeiGene shall, within […***…] (or […***…] with respect to warning letters), provide copies to Novartis of the relevant inspection report or correspondence. On and after the License Effective Date, BeiGene will reasonably cooperate with Novartis in the preparation of any response or other communication to the Regulatory Authority which would reasonably be expected to affect Data Integrity, an MAA or any regulatory dossier, in each case, in respect of the Licensed Compound or the Licensed Product.
(d)    Engagement of Additional CMOs. If BeiGene determines on and after the License Effective Date to add one or more additional contract manufacturers to the BeiGene supply network to Manufacture the Licensed Compound (as finished product, drug product or drug substance) for Novartis for the Novartis Territory (each, an “Additional CMO”), BeiGene will discuss with Novartis those contract manufacturers that the Parties mutually agree would be suitable to include as an Additional CMO; provided, that, BeiGene will not engage any such Additional CMO without the prior written consent of Novartis.
7.4    Manufacturing Technology Transfer.
(a)    Manufacturing Technology Transfer Agreement. Without limiting the other provisions of this Article 7, as soon as reasonably practicable following the Execution Date and in any event no later than February 1, 2022, the Parties will enter into a Manufacturing Technology Transfer Agreement mutually acceptable to the Parties (the “Manufacturing Technology Transfer Agreement”) pursuant to which BeiGene shall […***…]. The Manufacturing Technology Transfer Agreement will be in a form substantially similar to the […***…], subject to the following modifications of […***…]. The Manufacturing Technology Transfer Agreement will include […***…], and in any event […***…], after the finalization of the process for the commercial Manufacture of the Licensed Compound and the Licensed Product. For the avoidance of doubt initiation of the Manufacturing Technology Transfer shall mean commencement of uploading the documentation as further agreed in the Manufacturing Technology Transfer Agreement to an agreed data sharing portal. However, for long lead items including but not limited to growth media, columns and resins BeiGene will as further specified in the Manufacturing Technology Transfer Agreement provide such information to Novartis on or before […***…].
(b)    BeiGene Assistance. The Manufacturing Technology Transfer Agreement will provide that (i) at the written request of Novartis from time to time, BeiGene shall […***…] to Novartis and its designees and to assist Novartis and its designees in its Manufacture of the Licensed Compound and Licensed Product.
(c)    Costs of Manufacturing Technology Transfer. The Manufacturing Technology Transfer Agreement will provide that BeiGene shall provide the assistance described in Section 7.4(b) and Novartis will reimburse BeiGene for […***…]. Any reasonable, documented, costs and expenses incurred by the Parties in conducting the Manufacturing Technology Transfer not otherwise reflected in this Section 7.4(c) […***…].
7.5    Supply of Licensed Compound. If at any time following the completion of Manufacturing Technology Transfer pursuant to Section 7.4, either Party requests the other Party to supply the requesting Party with certain quantities of the Licensed Compound for the requesting Party to Develop and Commercialize the Licensed Product in its Territory, the other Party shall reasonably consider such request in good faith, subject to any issues of Manufacturing capability and capacity and potential regulatory impact on the other Party and/or its supply network. If the other Party agrees to supply the requesting Party with the Licensed Compound in accordance with this Section 7.5, the requesting Party shall pay the other Party a supply price equal to the other Party’s Manufacturing Cost plus a reasonable mark-up to be agreed upon by the Parties.
7.6    Obligation to Procure Rights. Without prejudice to any other rights Novartis may have under this Agreement, to the extent that BeiGene does not Control any Know-How, or possess any necessary rights from Third Parties, necessary to permit BeiGene to perform its obligations contemplated by Sections 7.3(a) or 7.4 hereof, or pursuant to the terms of the Supply Agreement that are set forth in Schedule 7.3(a) hereto as of the effective date of the Supply Agreement, BeiGene shall use reasonable efforts to obtain, as promptly as practicable, Control of such Know-How, or such rights, as applicable.
ARTICLE 8
FINANCIAL TERMS
8.1    Initial Payments.
8.1.1    Upfront Payment. Novartis shall pay to BeiGene a one-time non-refundable, non-creditable upfront payment in the amount of Three Hundred Million Dollars ($300,000,000) in immediately available funds by wire transfer, within […***…] of the Execution Date, in accordance with wire instructions to be provided in writing by BeiGene in a written invoice submitted by BeiGene to Novartis on or before the Execution Date.
8.1.2    Option Exercise Fee. Novartis shall pay BeiGene a one-time, non-refundable, non-creditable payment (the “Option Exercise Fee”) in the amount of (a) Six Hundred Million Dollars ($600,000,000) within […***…] of the delivery by Novartis of the Option Exercise Notice if Novartis exercises the Option in accordance with Section 9.1 at any time before […***…] or (b) Seven Hundred Million Dollars ($700,000,000) within […***…] of the delivery by Novartis of the Option Exercise Notice if Novartis exercises the Option in accordance with Section 9.1 at any time between […***…]and that occurs after the date that is […***…] after […***…]; provided, that, (i) if the Option Exercise Fee is not received by BeiGene on or before […***…] that occurs after the date that is […***…], this Agreement shall automatically terminate upon written notice by BeiGene to Novartis, unless the Option Period has been further extended by mutual written agreement of the Parties and (ii) if Novartis exercises the Option in accordance with Section 9.1 and an HSR Filing is required, the date on which the Option Exercise Fee is due shall be automatically extended until the date that is […***…] after the later of (A) the date of the Option Exercise Notice and (B) the HSR Clearance Date.
8.2    Milestones.
8.2.1    Development Milestones.
(a)    Subject to the terms of this Section 8.2, Novartis shall notify BeiGene within […***…] following the achievement by Novartis, its Affiliates, or its Sublicensees under this Agreement of each milestone event described under the heading “Development Milestone Event” in the table below in this Section 8.2.1 (each, a “Development Milestone Event”) by the Licensed Product and Novartis shall thereafter pay the applicable amount set forth below corresponding to the applicable Development Milestone Event in accordance with Section 8.2.2 (each, a “Development Milestone Payment”) in respect of the Licensed Products:
(i) […***…]

Development Milestone Event	Milestone Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

(ii) […***…]

Development Milestone Event	Milestone Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

(iii) […***…]

Development Milestone Event	Milestone Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

(iv) […***…]

Development Milestone Event	Milestone Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

(b)    Payment of Development Milestones. Each Development Milestone Payment shall be payable […***…]. For clarity, the obligation of Novartis to pay BeiGene a Development Milestone Payment that is due and payable under this Agreement shall not be affected to the extent that Novartis is obligated to make a milestone payment under any other agreement between BeiGene and Novartis even if the milestone event in the other agreement is for the same milestone event as is set forth in this Agreement.
(c)    Sales Milestones. Upon the first achievement of each sales milestone event set forth in the table below (each, a “Sales Milestone Event”), Novartis shall make the corresponding milestone payment to BeiGene (each, a “Sales Milestone Payment”) in accordance with Section 8.2.2:

Sales Milestone Event	Sales Milestone Payment
1. […***…]	[…***…]
2. […***…]	[…***…]
3. […***…]	[…***…]
4. […***…]	[…***…]
5. […***…]	[…***…]
Each Sales Milestone Payment shall be payable a maximum of one (1) time.
8.2.2    Invoice and Payment of Milestone Payments. Following BeiGene’s receipt of notice from Novartis that Novartis has achieved any Milestone Event or Milestone Events, BeiGene shall invoice Novartis for the applicable Milestone Payment or Milestone Payments, and Novartis shall pay such Milestone Payment within […***…] after receipt of each such invoice.
8.3    Royalties.

8.3.1    Royalty Rates. Novartis shall pay BeiGene royalties on Annual Net Sales of the Licensed Product during the applicable Royalty Term, equal to the following portions of Annual Net Sales of the Licensed Product multiplied by the applicable royalty rate set forth below for such portion of Annual Net Sales during the applicable Royalty Term for the Licensed Product, which royalties shall be paid in accordance with Section 8.3.7:

Annual Net Sales in the Novartis Territory for the Licensed Product in a given Calendar Year	Royalty Rates
Portion of Annual Net Sales in the Novartis Territory of the Licensed Product in a given Calendar Year up to and including […***…]	[…***…]
Portion of Annual Net Sales in the Novartis Territory of the Licensed Product in a given Calendar Year above […***…]	[…***…]
Portion of Annual Net Sales in the Novartis Territory of the Licensed Product in a given Calendar Year above […***…]	[…***…]
Portion of Annual Net Sales in the Novartis Territory of the Licensed Product in a given Calendar Year above […***…]	[…***…]
Portion of Annual Net Sales in the Novartis Territory of the Licensed Product in a given Calendar Year above […***…]	[…***…]
Portion of Annual Net Sales in the Novartis Territory of the Licensed Product in a given Calendar Year above […***…]	[…***…]
Portion of Annual Net Sales in the Novartis Territory of the Licensed Product in a given Calendar Year above […***…]	[…***…]

The applicable royalty rate set forth in the tables above shall apply […***…].
8.3.2    Royalty Term. Novartis’s royalty obligations to BeiGene under Section 8.3.1 shall apply, on a country-by-country basis during the applicable Royalty Term for the Licensed Product in such country. Following the expiration of the applicable Royalty Term for the Licensed Product in a given country: (a) no further royalties shall be payable with respect to sales of the Licensed Product in such country (and no sales of Licensed Products in such country shall be counted for purposes of determining Net Sales for any period commencing on or after the expiration of such Royalty Term); and (b) the license granted to Novartis under this Agreement with respect to the Licensed Product in such country shall become fully paid-up, perpetual, irrevocable, and royalty-free in accordance with Section 15.1.2(a).

8.3.3    Royalty Reductions.
(a)    No Valid Claim. For purposes of determining the royalties payable with respect to the Licensed Product pursuant to Section 8.3.1, as may be further reduced pursuant to Section 8.3.3(b) and Section 8.3.4, during any portion of the applicable Royalty Term in which there is neither (i) at least one (1) Valid Claim of a BeiGene Patent that Covers the Licensed Product in such country in the Novartis Territory or (ii) Regulatory Exclusivity of the Licensed Product in such country in the Novartis Territory, Net Sales in such country shall be reduced, on a country-by-country basis, to […***…] of the Net Sales otherwise calculated for such country(ies) during such portion of the Royalty Term.
(b)    Biosimilar Products.
(i)    If during the portion of the applicable Royalty Term in a particular country in the Novartis Territory, (A) one or more Biosimilar Products with respect to the Licensed Product are being sold in such country, other than any Biosimilar Product that is sold by any Affiliate or Sublicensee of Novartis or Sandoz AG and its Affiliates (solely for such time as Sandoz AG and its Affiliates remain Affiliates of Novartis), (B) the Net Sales of such Licensed Product in that country in any Calendar Year are less than […***…] as compared with the Net Sales of such Licensed Product in that country in the Calendar Year immediately preceding the Calendar Year in which such Biosimilar Product(s) is/are first sold, and (C) the decline in Net Sales of the Licensed Product is reasonably attributable in material part to the marketing or sale in such country of such Biosimilar Product(s) ((A) through (C), a “Loss of Marketing Exclusivity”), then, for purposes of determining the royalties payable with respect to the Licensed Product as set forth in Section 8.3.1, as may be further reduced by Section 8.3.3(a), the Net Sales with respect to the Licensed Product in such country shall be reduced to […***…] of the Net Sales otherwise calculated for such country(ies) during such portion of the Royalty Term for so long as the Loss of Market Exclusivity continues during the Royalty Term for the Licensed Product in such country.
(ii)    Novartis will promptly notify BeiGene of the occurrence of Loss of Market Exclusivity, which notice will specify the applicable Biosimilar Product(s), Indication and country in the Novartis Territory, the applicable percentage of market share loss and will include evidence supporting Novartis’s determination that the decline in Net Sales of the Licensed Product is reasonably attributable in material part to the marketing or sale in such country of such Biosimilar Product(s).
8.3.4    Royalty Offset for Third Party Payments.
(a)    Disclosed Third Party Patents. If Novartis in its good faith judgment reasonably determines that it is necessary to obtain a license from any Third Party under any Disclosed Patent in order to Manufacture or Commercialize the Licensed Compound in any country in the Novartis Territory, which Disclosed Patent would be infringed by the Manufacture or Commercialization of the Licensed Compound in the Novartis Territory, then (i) Novartis shall have the sole and exclusive right to negotiate and execute a settlement, consent judgment or other agreement for the grant of a license or other similar rights to such Disclosed Patent (each, a “Disclosed Patent Agreement”); provided, that Novartis shall share the material terms of any proposed Disclosed Patent Agreement with BeiGene prior to signing such Disclosed Patent Agreement and reasonably consider BeiGene’s comments thereto, and (ii) Novartis may deduct from the royalty payments that would otherwise have been due and payable under Section 8.3.1 with respect to the Licensed Product in a particular […***…], an amount equal to […***…]of the amount of any royalty payments paid by Novartis or any of its Affiliates or Sublicensees to such Third Party under such Disclosed Patent Agreement for such right or license or the exercise thereof during such […***…].

(b)    Other Patents. If Novartis in its good faith judgment reasonably determines that it is necessary to obtain a license from any Third Party under any Patent, other than a Disclosed Patent, in order to Manufacture or Commercialize the Licensed Compound, which Patent would be infringed by the Manufacture or Commercialization of the Licensed Compound (each, a “Third Party Patent”), then Novartis (a) shall have the right to negotiate and execute a settlement, consent judgment or other agreement for the grant of a license or other similar rights to such Third Party Patent (each, a “Third Party Agreement”) and (b) may deduct from the royalty payments that would otherwise have been due and payable under Section 8.3.1 with respect to the Licensed Product in a particular […***…], an amount equal to […***…] of the amount of any royalty payments paid by Novartis or any of its Affiliates or Sublicensees to such Third Party under such Third Party Agreement for such right or license or the exercise thereof during such […***…].
8.3.5    Cumulative Effect of Royalty Reductions and Offsets. In no event shall the royalty reductions or offsets described in Sections 8.3.3(a), and 8.3.3(b) and 8.3.4, alone or together, reduce the royalties payable by Novartis for a given […***…] pursuant to Section 8.3.1 to less than […***…] of the amounts otherwise payable by Novartis for a given […***…] pursuant to Section 8.3.1 (the “Royalty Floor”); provided, however, in the event that the cumulative royalty rates payable under any Disclosed Patent Agreements and/or Third Party Agreements entered into by Novartis in accordance with Sections 8.3.4(a) and 8.3.4(b) are (a) greater than […***…] but less than or equal to […***…], then the foregoing Royalty Floor percentage shall be reduced to […***…] and (b) greater than […***…], then the foregoing Royalty Floor percentage shall be reduced to […***…]; and provided, further, that in the event that Novartis is precluded from applying the full amount it would otherwise be entitled to apply in reducing its royalty payments in any […***…] by virtue of this Section 8.3.5, then it shall be permitted to apply such unapplied portion (the “FTO Offset Remainder”) to reduce its royalty obligations in any subsequent […***…] during the Term.
8.3.6    FTO Offset Remainder Expiration Payment. In the event that there is any remaining FTO Offset Remainder upon the expiration of the Royalty Term or earlier termination of this Agreement for any reason other than any termination of this Agreement by BeiGene in accordance with Section 15.3 or Section 15.5 or termination by Novartis pursuant to Section 15.4 (in which such case, this Section 8.3.6 shall not apply), then BeiGene shall pay to Novartis an amount equal to the then-remaining FTO Offset Remainder, if any, within […***…] following BeiGene’s receipt of a written invoice for such remaining FTO Offset Remainder, to the account specified in the invoice.
8.3.7    Payment of Royalties; Royalty Reports.
(a)    Novartis shall within […***…] following the end of each […***…] in which a royalty payment pursuant to Section 8.3.1 accrues, (i) provide to BeiGene a report specifying, for such […***…]: (A) […***…]; (B) […***…]; (C) […***…]; (D) […***…] and (E) […***…] and (ii) make the royalty payments owed to BeiGene under this Agreement in accordance with such royalty report within […***…] following Novartis’ receipt of a written invoice for the royalty payments specified in such royalty report.
(b)    For purposes of calculating Net Sales, […***…].
8.4    Additional Payment Terms.
8.4.1    Currency. All payments under this Agreement shall be made in Dollars. Any sales incurred in a currency other than Dollars shall be converted to the Dollar equivalent using Novartis’ then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars.

8.4.2    Taxes.
(a)    Generally. Each Party shall be responsible for any Tax obligations of its own due to this Agreement (including income Tax and capital gains Tax). Neither Party shall have any obligation towards the other Party in case the other Party fails to fully comply with its own Tax obligations. Each Party shall bear all Taxes for which it is liable under Applicable Law incurred in connection with this Agreement. Any indirect tax, other than Value Added Tax (“VAT”), including but not limited to transfer tax, duties, levies and customs, shall be borne by the payee Party.
(b)    Withholding Taxes.
(i)    In the event any amount payable hereunder is subject to withholding Tax under Applicable Law, the payor Party shall deduct the respective amount from the amount due and pay the withholding Tax to the relevant Tax authority. The payor Party shall deliver within […***…] to the payee Party proof of such payment. The Parties shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable Tax treaties, including but not limited to the submission or issuance of requisite forms and information by the payee Party to the payor Party and the payor Party to the competent Governmental Authorities as the case may be. Any costs incurred as a result of failure to timely obtain such relief or reduction shall be borne by the Party responsible for the relevant effort.
(ii)    The payor Party further acknowledges that if the payee Party provides a properly completed form claiming a royalty withholding tax exemption and absent change in Applicable Law or change in facts, the payor Party shall not withhold any Tax under the Applicable Law or any other Governmental Authority with respect to payments made pursuant to Sections 8.1.1, 8.2 and 8.3 of this Agreement.
(c)    Value Added Taxes.
(i)    Generally. Each amount stated as payable by either Party under or pursuant to this Agreement is exclusive of VAT, if any. Each Party shall issue all invoices in full compliance with the VAT laws and regulations applicable. If any VAT is payable or chargeable on or in respect of the payments by Novartis pursuant to Section 8.1.1, 8.1.2, 8.2 or 8.3 in respect of the Product Licenses, or any supply of Licensed Product by BeiGene or its Affiliates under this Agreement, Novartis shall pay to BeiGene the amount of that VAT in addition to the amount owed; provided, that, such a payment will only be made by Novartis if BeiGene provides Novartis, prior to the payment, with a valid VAT invoice in the appropriate form and based on local indirect Tax law. For the avoidance of doubt, this Section 8.4.2(c)(i) applies to Royalty payments described in Section 8.3.
(ii)    Initial and Milestone Payments. Novartis and BeiGene agree that, if so allowed under Applicable Law and approved by the Swiss Federal Tax Administration prior to the payment dates set forth in Sections 8.1.1, 8.1.2 and 8.2 (as applicable to payments to be made by Novartis) of this Agreement, such payments by Novartis shall be treated with the notification procedure according to Art. 38 of the Swiss VAT law, and the Parties shall take reasonable steps to achieve such VAT treatment. The Parties will initiate and pursue, in respect of the licenses granted under this Agreement, the voluntary notification procedure (“Meldeverfahren”) as foreseen in Art.38 Swiss VAT law. At the Execution Date, BeiGene is registered in the UID register under the number CHE-151.848.099 MWST and Novartis under the number CHE 116.268.023 MWST. The Parties shall cooperate with each other and, within the applicable legal deadlines, notify the Swiss Federal Tax Administration of the License, and undertake in a timely manner all steps required by Swiss law in connection with such notification procedure (including the timely filing of the signed form 764). Upon the request from Novartis for purposes of responding to Swiss Federal Tax Administration inquiry related to such notification procedure, BeiGene shall, within a reasonable period of time, provide all information and documentation to Novartis Controlled by BeiGene which is necessary to evidence the previous input VAT deductions and use of goods or services received. Pursuant to the application of the notification procedure, once it is approved, no specific indication of any VAT being due (e.g. “incl. VAT”, etc.) shall be made by BeiGene on the relevant invoices, except for the notion that the notification procedure applies. Should, however, VAT be chargeable on the License or any part thereof in Switzerland or abroad, it shall be fully payable by Novartis together with any interest or penalties for late payment of such VAT.
8.5    Records; Audit Rights.
8.5.1    Records. On and after the Execution Date, each Party shall keep complete, true, and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including: (a) with respect to Novartis, its Affiliates, and its Sublicensees, in relation to Net Sales, royalties, and Milestone Payments; (b) with respect to BeiGene, in relation to costs incurred which Novartis is obligated to reimburse pursuant to this Agreement; (c) with respect to both Parties, Shared Development Costs incurred in the conduct of Global Clinical Trials or Unilateral Studies for which the other Party is required to pay Shared Development Costs or a multiple thereof; and (d) with respect to BeiGene, the Shared Development Costs incurred in the conduct of the Initial Global Studies, Global Clinical Trials, and any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice or Excluded Studies for which Novartis is required to pay Shared Development Costs or a multiple thereof. Each Party shall keep such books and records for the longer of (i) at least […***…] following the Calendar Year to which they pertain, (ii) with respect to the Clinical Trials that are the subject of Novartis’ or BeiGene’s contribution obligations under Sections 3.1.5(b), 3.1.6, 3.2.4(b), or 3.2.4(c), the first to occur of (A) […***…] after the payment(s) contemplated in such Clinical Trials are made or (B) […***…] after the Clinical Trial is complete, or (iii) such period of time as required under any Applicable Law.
8.5.2    Audit Rights. Subject to the other terms of this Section 8.5.2, on and after the Execution Date and during the Term, at the request of a Party (the “Auditing Party”), which shall not be made more frequently than one (1) time per Calendar Year, upon at least […***…] prior written notice from the Auditing Party, and at the expense of the Auditing Party, the other Party (the “Audited Party”) shall permit an independent, internationally nationally-recognized certified public accounting firm selected by the Auditing Party and reasonably acceptable to the Audited Party (the “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by the Audited Party under Section 8.5.1; provided, that such audit right shall not apply to records beyond […***…] from the end of the Calendar Year to which they pertain and no such audit shall cover periods or records previously audited. Prior to its inspection, the Auditor shall enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use no less restrictive than those set forth in Article 12 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 8.5.1. The Auditor shall provide its audit report and basis for any determination to the Audited Party at the time such report is provided to the Auditing Party before it is considered final. The Audited Party shall have the right to request a further determination by such Auditor as to matters which the Audited Party reasonably disputes within […***…] following receipt of such report. The Audited Party will provide the Auditing Party and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within […***…] after the dispute notice is provided, which determination shall be limited to the disputed matters. Subject to the foregoing, the results of any audit report will be binding on both Parties absent manifest error. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 16.7.2. The accountant shall report to the Auditing Party only whether the particular amount being audited was accurate, and if not, the amount of any discrepancy. The Auditing Party shall treat the results of any such accountant’s review of the Audited Party’s records as Confidential Information of the Audited Party subject to the terms of Article 12. In the event such audit leads to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party shall, within […***…] after receipt of such report from the Auditor, pay any undisputed amount of the discrepancy. The Auditing Party shall pay the full cost of the audit unless the underpayment of amounts due to, or overpayment of amounts payable by, the Auditing Party is greater than […***…] of the amount due for the entire period being examined, in which case the Audited Party shall pay the reasonable cost charged by the Auditor for such review. Any undisputed overpayments by the Audited Party revealed by an examination shall be paid by the Auditing Party within […***…] of the Auditing Party’s receipt of the applicable report.
8.5.3    Records Final. Upon the expiration of […***…] following the end of a given Calendar Year, the calculation of any amounts payable by a Party to the other Party with respect to such Calendar Year shall be binding and conclusive upon the Parties, such Party and its Affiliates shall be released from any liability or accountability with respect to such payments to the other Party for such Calendar Year. Subject to the foregoing, to the extent that Novartis reasonably determines, from time to time, that it has paid more royalties than were owed to BeiGene for any period, (a) Novartis shall provide BeiGene with written notice, which notice shall include reasonable supporting evidence for its determination, (b) the Parties shall discuss in good faith and use reasonable efforts to confirm Novartis’s determination that an excess royalty payment was made, (c) to the extent that the Parties confirm Novartis’s determination that an excess royalty payment was made, reasonably agree on the appropriate offset to be made over time with respect to subsequent royalty payments to be made to BeiGene until such excess amount has been recovered by Novartis and (d) to the extent BeiGene reasonably disputes Novartis’s determination that an excess royalty payment was made, the matter shall be submitted to Accelerated Arbitration pursuant to Section 16.7.2(g).
ARTICLE 9
GRANT OF OPTION; GRANT OF LICENSES; EXCLUSIVITY
9.1    Grant of Exclusive Option.
9.1.1    Option Exercise. BeiGene hereby grants to Novartis the exclusive option to obtain the Product Licenses (the “Option”), exercisable by Novartis in its sole discretion at any time during the Option Period by delivering to BeiGene a written notice of exercise (the “Option Exercise Notice”) and paying BeiGene the Option Exercise Fee. If Novartis exercises the Option in accordance with this Section 9.1.1, from and after the License Effective Date, Novartis (itself or through its Affiliates or Sublicensees or its or their designees) shall be deemed have been granted the Product Licenses pursuant to and subject to the terms of this Agreement.
9.1.2    Exclusivity. During the Option Period, BeiGene shall not (and shall procure that no Affiliate of BeiGene shall), directly or indirectly:
(a)    Except for the conduct of Global Development Activities, Unilateral Studies conducted by BeiGene, Permitted Combination Studies, BeiGene Permitted Commercialization Activities, Medical Affairs Activities and Third Party Permitted Commercialization Activities, in each case, pursuant to and in accordance with this Agreement and in connection with a Change of Control of BeiGene, enter into, continue, or participate in discussions or negotiations with anyone except Novartis relating to the sale, divestment, out-licensing, grant of an option, right of first refusal, right of first negotiation, lien or security interest in or to or any other grant of rights or any interest to research, develop, or commercialize the Licensed Products in the Novartis Territory (a “Competing Transaction”);
(b)    subject to Section 9.1.2(a), solicit, facilitate or do anything else which may lead to discussions or negotiations with anyone except Novartis relating to or in contemplation of a Competing Transaction; or
(c)    subject to Section 9.1.2(a), provide information to anyone except Novartis relating to or in contemplation of a Competing Transaction.
9.1.3    HSR Filings. If Novartis reasonably determines in good faith prior to the delivery of the Option Exercise Notice that the transactions to be consummated upon the exercise of the Option requires one or more HSR Filings or filings required under the Competition Laws of any country, Novartis shall provide such written notice (the “HSR Filing Notice”) concurrently with the delivery of the Option Exercise Notice to BeiGene, which HSR Filing Notice shall include Novartis’s commitment to complete the exercise of the Option, subject only to HSR Clearance or approvals under the Competition Laws of the countries in which filings were made in accordance with the terms of Article 11, and the Option Period shall automatically be extended for so long as is necessary to obtain HSR Clearance.
9.2    Termination of Option. If (a) Novartis has not delivered the Option Exercise Notice pursuant to Section 9.1 prior to the expiration of the Option Period, or (b) Novartis delivers the Option Exercise Notice prior to the expiration of the Option Period pursuant to Section 9.1, but fails to pay the Option Exercise Fee pursuant to Section 8.1.2, (i) the Option shall automatically be deemed to have terminated and (ii) either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party pursuant to Section 15.2.1. Notwithstanding the foregoing, if the Option is deemed to have terminated pursuant to Section 9.2(a) or (b) and the Parties reasonably agree in good faith that there is value in exploring an alternative transaction involving the grant of rights to the Licensed Compound, the Parties shall engage in good faith negotiations with respect to such alternative transaction.
9.3    License Grants to Novartis.
9.3.1    Exclusive Product License. Subject to the terms and conditions of this Agreement, effective on and after the License Effective Date, BeiGene hereby grants to Novartis (a) an exclusive (even as to BeiGene but subject to BeiGene’s retained rights set forth in Section 9.6(b) below), transferrable (pursuant to Section 16.4), license (or sublicense to the extent that any BeiGene Patents are in-licensed by BeiGene from any Third Party), with the right to grant sublicenses solely in accordance with Section 9.3.3, under the BeiGene Patents and BeiGene’s interest in Joint Inventions and Joint Patents and (b) an exclusive (even as to BeiGene but subject to BeiGene’s retained rights set forth in Section 9.6(b) below), transferrable (pursuant to Section 16.4), license (or sublicense to the extent that any BeiGene Know-How is in-licensed by BeiGene from any Third Party), with the right to grant sublicenses solely in accordance with Section 9.3.3, under the BeiGene Know-How, in each case, to Develop, Manufacture, conduct Medical Affairs Activities and Commercialize the Licensed Products (excluding BeiGene Components) in the Field in the Novartis Territory (the “Exclusive Product License”).
9.3.2    Non-exclusive Product License. Subject to the terms and conditions of this Agreement, effective on and after the License Effective Date, BeiGene hereby grants to Novartis a non-exclusive, transferrable (pursuant to Section 16.4), license (or sublicense to the extent that any BeiGene Patents and/or BeiGene Know-How is/are in-licensed by BeiGene from any Third Party), with the right to grant sublicenses solely in accordance with Section 9.3.3, under the BeiGene Patents, BeiGene’s interest in Joint Inventions and Joint Patents, and the BeiGene Know-How, in each case, to (a) Develop and Manufacture the Licensed Product

(excluding BeiGene Components) in the Field and in the BeiGene Territory solely for the purposes of further Developing, Commercializing, and conducting Medical Affairs Activities with respect to, the Licensed Compound or Licensed Products in the Novartis Territory, and (b) Develop, Manufacture, conduct Medical Affairs Activities and Commercialize any Combination Regimen in the Field and in the BeiGene Territory (the “Non-Exclusive Product License” and, collectively with the Exclusive Product License, the “Product Licenses”).
9.3.3    Right to Sublicense. Subject to the terms and conditions of this Agreement, effective on and after the License Effective Date, Novartis shall have the right to grant sublicenses under the licenses granted to it in through multiple tiers: (a) to its Affiliates, provided that such sublicense shall automatically terminate if such sublicensee ceases to be an Affiliate of Novartis; (b) subject to this Section 9.3.3, to contract research organizations, distributors and other Third Party subcontractors for the sole purpose of performing Novartis’s obligations hereunder with respect to the Development, Manufacture and Commercialization of, or the conduct of Medical Affairs Activities with respect to, the Licensed Compound and the Licensed Products in the Field in the Novartis Territory; and (c) to any other Third Party with respect to the Development, Manufacture and/or Commercialization of, or the conduct of Medical Affairs Activities with respect to, the Licensed Products in the Field and in the Novartis Territory. The terms of each such sublicense shall not be inconsistent with the terms and conditions of this Agreement, and Novartis shall ensure that its sublicensees comply with the terms and conditions of this Agreement applicable to the Sublicensee. Novartis will remain directly responsible for all of its obligations under this Agreement, regardless of whether any such obligation is delegated, subcontracted or sublicensed to any sublicensees. In the event of any material breach by any such sublicensee of any agreement entered into by Novartis pursuant to Section 9.3.3(b) or (c) that would be a material breach of this Agreement by Novartis, Novartis shall promptly terminate such agreement with such sublicensee if such breach is not cured within […***…] of Novartis becoming aware of such breach. In the event that Novartis grants a Sublicense to a Third Party pursuant to which it permits such Sublicensee to control all material decisions regarding Development or Commercialization of the Licensed Products in a particular country or countries in the Novartis Territory, Novartis shall notify the JSC of such Sublicense and the general scope thereof.
9.3.4    Trademark License.
(a)    Subject to the terms and conditions of this Agreement including Section 5.1.2, effective on and after the License Effective Date, BeiGene hereby grants to Novartis and its Affiliates (i) an exclusive license, with the right to grant sublicenses, through multiple tiers, to use the BeiGene Trademarks solely in connection with the Commercialization of, and the conduct of Medical Affairs Activities in respect of, the Licensed Products in the Field in the Novartis Territory, and (ii) a non-exclusive license, with the right to grant sublicenses, through multiple tiers, to use the BeiGene Trademarks solely in connection with the Commercialization of, and the conduct of Medical Affairs Activities in respect of, a Combination Regimen in the Field in the BeiGene Territory (clauses (i) and (ii), the “Trademark License”). Subject to the terms and conditions of this Agreement, on and after the License Effective Date, BeiGene hereby grants to Novartis an exclusive license, with the right to grant sublicenses, through multiple tiers, to register domain names corresponding to or containing such BeiGene Trademarks in any generic Top Level Domains (gTLDs) and country code Top Level Domain (ccTLDs) in the Novartis Territory.
(b)    Acknowledgements and Covenants. Novartis hereby acknowledges BeiGene’s ownership of all right, title and interest in and to the BeiGene Trademarks and hereby agrees that it will do nothing inconsistent with such ownership and that all use of the BeiGene Trademarks by Novartis shall inure to the benefit of and be on behalf of BeiGene. Novartis further agrees that (i) nothing in this Agreement shall give Novartis any right, title or interest in the BeiGene Trademarks other than the right to use the BeiGene Trademarks in accordance with this Agreement; (ii) it will not attack or challenge, nor will it assist others in attacking or challenging, BeiGene’s rights in the BeiGene Trademarks; and (iii) if, by virtue of Novartis’s use of the BeiGene Trademarks, Novartis acquires any equity, title or other rights in or to the BeiGene Trademarks, Novartis shall and hereby does assign and agrees to assign and transfer same to BeiGene.
(c)    Trademark Quality Standards. Novartis agrees that the nature and quality of the Licensed Products Commercialized by it under the BeiGene Trademarks, together with all related advertising, promotional and other related uses of the BeiGene Trademarks by Novartis shall conform in all respects with the trademark guidelines Novartis follows in respect of its own proprietary trademarks. BeiGene will have the right to monitor Novartis’s use of the BeiGene Trademarks and to request that Novartis correct any failure to comply with this Section 9.3.4 which BeiGene reasonably determines is likely to adversely affect the strength or value of such trademark, such request not to be unreasonably refused.
(d)    Quality Maintenance. Novartis agrees to reasonably cooperate with BeiGene on and after the License Effective Date in connection with BeiGene’s monitoring of the quality of the Licensed Products with respect to which the BeiGene Trademarks is licensed hereunder. Without limiting the foregoing, on and after the License Effective Date Novartis shall provide BeiGene with exemplary specimens of the packaging of a Licensed Product prior to using or otherwise disseminating such materials (each, a “Specimen”). On and after the License Effective Date, Novartis agrees not to use, distribute or sell the Licensed Products using the BeiGene Trademarks without BeiGene’s prior written consent on the use of such BeiGene Trademarks, not to be unreasonably withheld, conditioned or delayed. BeiGene agrees to use reasonable efforts on and after the License Effective Date to provide its consent to or rejection of any such proposed use of the BeiGene Trademarks as soon as practicable and in any event within […***…] after receipt of each Specimen from Novartis after which time BeiGene shall be deemed to have consented to such proposed use. In addition, from time to time on and after the License Effective Date (a) Novartis shall, upon the written request of BeiGene and with […***…] prior notice, provide BeiGene with such written assurance as may be reasonably requested by BeiGene that the Licensed Products then being Commercialized is in compliance with the Specimen approved by BeiGene and (b) BeiGene shall have the right, at its sole cost and expense and upon […***…] notice to Novartis, to examine the Licensed Product Commercialized by Novartis, but excluding any Novartis Controlled Compound, to ensure compliance with this Section 9.3.4.
9.3.5    Trademark Prosecution and Maintenance.
(a)    BeiGene First Right. On and after the License Effective Date (i) BeiGene will have the first right, but not the obligation, using trademark counsel of its choice, to Prosecute and Maintain, at BeiGene’s sole cost and expense any BeiGene Trademarks; (ii) BeiGene will keep Novartis informed as to material developments with respect to the Prosecution and Maintenance of such BeiGene Trademarks including by providing copies of all substantive office actions, registration and renewal certificates, examination reports, communications or any other substantive documents to or from any trademark office at least […***…] prior to any deadline to take any action, or if there is no such deadline, no later than […***…] after BeiGene receives such materials of communication. On and after the License Effective Date, BeiGene will also provide Novartis with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such BeiGene Trademark in the Novartis Territory prior to taking material actions (including the filing of initial applications), and will in good faith consider any comments made by, and actions recommended by, Novartis and shall pursue in good faith all reasonable claims requested by Novartis; provided, that, Novartis provides its comments in a timely fashion consistent with any applicable filing deadlines.

(b)    Novartis Fallback Right. If at any time on and after the License Effective Date, BeiGene decides not to Prosecute or Maintain a BeiGene Trademark in any country in the Novartis Territory or intends to allow such BeiGene Trademark in the Novartis Territory to lapse or become abandoned without having first filed a substitute, (i) it will notify and consult with Novartis of such decision or intention at least […***…] prior to the date upon which the subject matter of such BeiGene Trademark will lapse or become abandoned, and Novartis will thereupon have the right, but not the obligation, to assume the Prosecution and Maintenance thereof at Novartis’s sole cost and expense (each, an “Novartis Assumed Trademark”), through trademark counsel of its choice, (ii) BeiGene shall take all actions reasonably necessary to assign and transfer ownership of such Novartis Assumed Trademark to Novartis, and (iii) such Novartis Assumed Trademark will no longer deemed to be part of the licenses granted to BeiGene pursuant to this Agreement. To the extent that Novartis assumes such responsibility, BeiGene shall promptly deliver to Novartis copies of all necessary files related to any BeiGene Trademark with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Novartis to assume such activities, at Novartis’s request and otherwise provide such cooperation and assistance as Novartis may request following such transfer in connection with Novartis’ Prosecution and Maintenance of such Novartis Assumed Trademark.
9.3.6    Trademark Enforcement.
(a)    Notice. On and after the License Effective Date, each Party shall notify the other Party within […***…] of receipt of any indication or notice of infringement or challenge, including any available evidence relating thereto, by a Third Party of any BeiGene Trademark in the Novartis Territory of which it becomes aware, including any declaratory judgment, opposition, petition for cancellation, or similar action alleging the invalidity, or non-infringement with respect to such BeiGene Trademark or other actual or potential infringement or BeiGene Trademark challenge by a potential competitor anywhere in the Novartis Territory (collectively, a “Competing Trademark Infringement”).
(b)    Novartis First Right. Subject to the remaining provisions of this Section 9.3, on and after the License Effective Date, Novartis will have the first right, but not the obligation, at its sole expense, to institute, prosecute, and control any action or proceeding (which may include settlement or otherwise seeking to secure the abatement of such infringement), with respect to any Competing Trademark Infringement of a BeiGene Trademark in the Novartis Territory within the Field by counsel of its own choice, in Novartis’s own name (or, if required, under BeiGene’s name) and under Novartis’s direction and control, including the right to control the defense of any challenges to such Patents as a counterclaim in such infringement proceeding. Novartis shall consider in good faith the interests of BeiGene in such enforcement of any BeiGene Trademark in the Novartis Territory; provided, that, if Novartis does not intend to prosecute or defend a Competing Trademark Infringement, or ceases to diligently pursue an enforcement with respect to such a Competing Trademark Infringement, it shall promptly inform BeiGene in such a manner that such enforcement will not be prejudiced and Section 9.3.6(c) shall apply.
(c)    BeiGene Fallback Right. If Novartis determines not to institute an action or proceeding with respect to a given Competing Trademark Infringement of any BeiGene Trademark pursuant to Section 9.3.6(b) or if Novartis or its designee fails to abate such Competing Trademark Infringement in the Novartis Territory or to file an action to abate such Competing Trademark Infringement in the Novartis Territory within […***…] after a written request from BeiGene to do so, or if Novartis discontinues the prosecution of any such action after filing without abating such Competing Trademark Infringement, then BeiGene shall have the right to enforce such BeiGene Trademark against such Competing Trademark Infringement in the Novartis Territory at its sole expense as it reasonably determines appropriate and shall keep Novartis reasonably informed with respect to any such enforcement action.
(d)    Consultation; Cooperation. The enforcing Party will keep the non-enforcing Party regularly informed of the status and progress of such enforcement efforts. The enforcing Party will consult with the non-enforcing Party and will take comments of the non-enforcing Party into good faith consideration with respect to the defense or enforcement of any BeiGene Trademark in the Novartis Territory. The non-enforcing Party will provide to the enforcing Party reasonable cooperation in such enforcement, at such enforcing Party’s request and expense.
(e)    Settlement. A settlement or consent judgment or other voluntary final disposition of a suit with respect to the BeiGene Trademarks under this Section 9.3.6 may be entered into without the consent of the Party not bringing suit; provided, however, that any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Section 9.3.6 will not, without the consent of the other Party, (a) impose any liability or obligation on such other Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to such other Party under this Agreement, or (c) otherwise materially affect the licenses or other rights granted to such other Party hereunder adversely in any respect.
(f)    Recovery. Except as otherwise set forth in this Section 9.3, each Party will bear all of its own internal and out-of-pocket costs incurred in connection with its activities under this Section 9.3. Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 9.3 to the extent related to any BeiGene Trademarks will be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action will first be applied to costs and expenses incurred by each Party in connection with such action (including, for this purpose, a reasonable allocation of expenses of internal counsel); provided, that, if the amount of such recovery is not sufficient to cover all such costs and expenses of each Party, then the amount of the recovery will be proportionately shared by the Parties based on the amount of such costs and expenses incurred by each Party; and (b) any remaining proceeds shall be allocated between the Parties as follows:
(i)    If Novartis controls enforcement in accordance with this Section 9.3, Novartis shall be entitled to receive […***…]; and
(ii)    If BeiGene controls enforcement in accordance with this Section 9.3, BeiGene shall be entitled to receive […***…].
9.3.7    Copyright License. Subject to the terms and conditions of this Agreement, BeiGene hereby grants to Novartis on and after the License Effective Date a non-exclusive license, with the right to grant sublicenses through multiple tiers, to use the BeiGene Copyrights (a) in connection with the Commercialization of the Licensed Product in accordance with this Agreement in the Field, and (b) for carrying out Medical Affairs Activities in accordance with this Agreement (clauses (a) and (b), the “Copyright License”).
9.4    Grant of Licenses to BeiGene.
9.4.1    Conduct of Permitted Activities. Subject to the terms and conditions of this Agreement, effective on and after the License Effective Date, Novartis hereby grants to BeiGene a non-exclusive, transferrable (pursuant to Section 16.4), license, with the right to grant sublicenses solely in accordance with Section 9.5.2, under the Novartis Inventions, Novartis Invention Patents and Novartis’ interest in Joint Invention and Joint Patents, to (a) perform its obligations under this Agreement; (b) conduct Global Development Activities, Unilateral Studies conducted by BeiGene, Permitted Combination Studies, BeiGene Permitted Commercialization Activities, Medical Affairs Activities and Third Party Permitted Commercialization Activities, in each case, pursuant to and in accordance with this Agreement; (c) Develop, conduct Medical Affairs Activities in respect of, and Commercialize any Combination Regimen or Combination Product in the Field and in the BeiGene Territory; (d) Manufacture the Licensed Compound and the Licensed Product in the BeiGene Territory solely for the BeiGene Territory; and (e) Manufacture the Licensed Compound and the Licensed Product in the Novartis Territory solely for use (i) by Novartis in the Field and in the Novartis Territory and (ii) by BeiGene (A) in the Field and in the BeiGene Territory and (B) to conduct (1) the Initial Global Studies (other than the Novartis-Initiated Trials) and New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice; and (2) Global Development Activities, Unilateral Studies conducted by BeiGene or Permitted Combination Studies pursuant to and in accordance with this Agreement, in each case, whether directly or through its Affiliates or contractors.
9.4.2    Development and Commercialization in the BeiGene Territory. Subject to the terms and conditions of this Agreement, including Novartis’ retained rights set forth in Section 9.6(c) below, Novartis hereby grants to BeiGene on and after the License Effective Date an exclusive, transferrable (pursuant to Section 16.4), license, with the right to grant sublicenses solely in accordance with Section 9.5.2, under the Novartis Inventions, Novartis Invention Patents and Novartis’ interest in Joint Inventions and Joint Patents to Develop, Manufacture, conduct Medical Affairs Activities and Commercialize the Licensed Product […***…] in the Field in the BeiGene Territory.
9.5    Subcontracting.
9.5.1    Novartis. Novartis may subcontract to Affiliates or Third Parties the performance of tasks and obligations related to Novartis’s Development, Manufacture, and Commercialization of, or the conduct of Medical Affairs Activities with respect to, the Licensed Product under this Agreement as Novartis deems appropriate, which subcontract may include a sublicense of rights necessary for the performance of the subcontract as reasonably required; provided, that Novartis shall remain responsible for the performance of this Agreement and shall cause any such subcontractor to comply with all applicable terms and conditions of this Agreement.
9.5.2    BeiGene. BeiGene may subcontract to Affiliates or Third Parties the performance of BeiGene’s tasks and obligations under this Agreement, including under the Development Plans, as BeiGene deems appropriate, which subcontract may include a sublicense of the license granted to BeiGene as necessary for the performance of the subcontract; provided, that BeiGene shall remain responsible for the performance of this Agreement and shall cause any such subcontractor to comply with all applicable terms and conditions of this Agreement.
9.6    Rights Retained by the Parties.
(a)    Each Party retains all rights under Patents, Know-How, or other intellectual property rights Controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement.
(b)    Without limiting the foregoing and notwithstanding the Product Licenses and Trademark License granted to Novartis, BeiGene hereby retains the rights to use the BeiGene IP in the Field in the Novartis Territory in order to (i) perform its obligations under this Agreement; (ii) conduct Global Development Activities, Permitted Combination Studies, BeiGene Permitted Commercialization Activities, Medical Affairs Activities in respect of Initial

Global Studies (other than the Novartis-Initiated Trials) and any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice, Excluded Studies, Global Clinical Trials agreed to by the Parties, Unilateral Studies conducted by BeiGene, and Third Party Permitted Commercialization Activities pursuant to and in accordance with this Agreement; (iii) Manufacture the Licensed Compound and the Licensed Product in Novartis Territory for use by Novartis in the Novartis Territory and/or by BeiGene in the BeiGene Territory; and (iv) Manufacture and supply the Licensed Compound and the Licensed Product in the Novartis Territory solely for use by BeiGene, whether directly or through its Affiliates, licensees or contractors, in the conduct of (1) the Initial Global Studies (other than the Novartis-Initiated Trials) and any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice; (2) any Permitted Combination Studies; (3) Unilateral Studies conducted by BeiGene and any Global Clinical Trial mutually agreed to by the Parties and (4) Excluded Studies.
(c)    Without limiting the foregoing and notwithstanding the licenses granted to BeiGene hereunder, Novartis hereby retains the rights to use the Novartis IP and Novartis’ interest in the Joint Patents in the Field in the BeiGene Territory in order to conduct Permitted Combination Studies, Novartis Permitted Commercialization Activities and Medical Affairs Activities in support of Novartis Permitted Commercialization Activities pursuant to and in accordance with this Agreement.
9.7    No Implied Licenses. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license, or other right in or to any Patents, Know-How, or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled, or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement.
9.8    Exclusivity; Exceptions to Exclusivity; Effect of Certain Third Party Acquisitions and Changes of Control.
9.8.1    In General. Subject to the remainder of this Section 9.8, on and after the License Effective Date and continuing for the remainder of the Term, neither Party nor its Affiliates shall, alone or with any Third Party (including through licensing or sublicensing any Third Party), directly or indirectly, Develop, Manufacture, or Commercialize, or conduct Medical Affairs Activities with respect to, any Competing Product for use in the Field. Notwithstanding anything to the contrary in this Section 9.8, Sandoz AG and its controlled Affiliates shall have the right to develop, manufacture and commercialize any Biosimilar Product that is a TIGIT Antagonist, including a Biosimilar Product with respect to the Licensed Product (each, a “Sandoz Biosimilar TIGIT Antagonist”); provided, that, […***…], and (ii) Novartis shall […***…]. Upon the date of receipt of Regulatory Approval of the Sandoz Biosimilar TIGIT Antagonist in any country in the Novartis Territory, Novartis shall provide written notice to BeiGene.
9.8.2    Exceptions for Certain Third Party Acquisitions.
(a)    Notwithstanding Section 9.8.1, if a Party or any of its Affiliates (collectively, the “Acquiring Party”) acquires a Third Party or a portion of the business of a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of such Third Party or of any operating or business division of such Third Party or similar transaction) (a “Third Party Acquisition”) that is, prior to such acquisition, developing, manufacturing, or commercializing a Competing Product for use in the Field, then the Acquiring

Party shall not be in breach of Section 9.8.1 as a result of such Third Party Acquisition; provided, that, such Acquiring Party provides written notice to the other Party no later than […***…] following the closing of such Third Party Acquisition that it elects to either (i) cease all development, manufacture, and commercialization of, and the conduct of Medical Affairs Activities with respect to, such Competing Product; (ii) execute an amendment to this Agreement to include such Competing Product as a Licensed Product for purposes of this Agreement or (iii) Divest such Competing Product. If such Acquiring Party provides such written notice within such […***…] period that it wishes to execute an amendment to this Agreement to include such Competing Product as a Licensed Product for purposes of this Agreement, the Parties shall promptly negotiate in good faith such an amendment for a period up to […***…]. If such Acquiring Party fails to provide such written notice within such […***…] period, then such Acquiring Party shall be deemed to have elected to Divest such Competing Product in accordance with this Section 9.8.2. Immediately upon execution by the Acquiring Party of a binding agreement to effect the Third Party Acquisition, the Acquiring Party shall have the right, by providing written notice to Novartis, to (A) terminate the Acquiring Party’s right to participate in any Committees established pursuant to Article 2, which Committees shall, if the other Party elects, be disbanded; (B) assume the sole responsibility for making certain decisions designated by the other Party that were the responsibility of the Acquiring Party and/or of Committees, including certain final decisions to be made by the members of the JSC appointed by the Acquiring Party; (C) terminate all obligations of the other Party to provide the Acquiring Party with certain information and reports, including any Development reports, data and Know-How, pursuant to this Agreement as designated by the other Party; and/or (D) terminate the Acquiring Party’s rights to Prosecute, Maintain and enforce any of the other Party’s Patents and/or Joint Patents as to which the Acquiring Party has assumed such right and authority pursuant to Article 10.
(b)    If the Acquiring Party elects to Divest such Competing Product or include such Competing Product as a Licensed Product under this Agreement in accordance with Section 9.8.2(a) then such Acquiring Party shall: (i) Separate such Competing Product until such Competing Product is Divested or such amendment is executed; and (ii) Divest such Competing Product or negotiate and execute such amendment within […***…] after the closing of such Third Party Acquisition; provided, that: (A) such Acquiring Party may continue to Develop, Manufacture, or Commercialize and conduct Medical Affairs Activities with respect to, such Competing Product for use in the Field during such […***…]; provided, further, that, such Competing Product is Separated throughout such period; and (B) if such Acquiring Party has not completed such Divestiture or the Parties have not executed such amendment within such […***…], then, as of the expiration of the […***…], such Acquiring Party shall […***…]. The Acquiring Party will keep the other Party reasonably informed of its efforts and progress in effecting such Divesture or termination until the Acquiring Party completes the same.
9.9    Effect of Change of Control. If either Party enters into an agreement with an Acquiring Person that results or that, if the transaction contemplated thereby is completed would result, in a Change of Control of such Party, the Acquired Party shall provide the other Party with prompt written notice (the “Change of Control Notice”) prior to execution of such agreement, if permitted under Applicable Law and not prohibited by the terms of any agreement between such Party and any Third Party, and otherwise as soon as practicable thereafter and, in any event, not later than the date of […***…]. If the Acquiring Person in the Change of Control is developing, manufacturing or commercializing a Competing Product for use in the Field (based on the applicable Regulatory Approval), then the Acquiring Person shall not be in breach of Section 9.8.1 as a result of such Change of Control; provided, that, […***…]. In addition, the other Party, immediately upon the date of receipt by the other Party of the Change of Control Notice, shall have the right, by providing written notice to the Acquired Party, to […***…].

9.10    Exceptions for Licensed Product Indication Failures. Notwithstanding the provisions of Sections 9.8 and 9.9, on an Indication-by-Indication and country-by-country basis in the Novartis Territory, in the event that (i) either Party conducts a Registrational Clinical Trial of the Licensed Product in a particular Indication and such Registrational Clinical Trial of the Licensed Product in such Indication does not achieve its primary endpoint, or (ii) Novartis makes a Regulatory Filing for Regulatory Approval of the Licensed Product in a particular Indication in such country and the applicable Regulatory Authority indicates that it is unlikely to, or will not, grant Regulatory Approval for the Licensed Product in such Indication, and, in either case, the Parties mutually agree that it is no longer commercially reasonable to continue to pursue Regulatory Approval for the Licensed Product in such Indication (in each case of (i) and (ii), a “Failed Indication”), then Novartis may submit to the JDC a written proposal setting forth in reasonable detail its plan to Develop, Manufacture, or Commercialize, or conduct Medical Affairs Activities with respect to, any Competing Product for use in the Field in the Failed Indication in the applicable country in the Novartis Territory for the JDC’s review.
ARTICLE 10
INTELLECTUAL PROPERTY
10.1    Ownership.
10.1.1    Inventions.
(a)    BeiGene IP. BeiGene shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all BeiGene IP and any other Inventions that is conceived or first reduced to practice by employees of, or consultants to, BeiGene, alone or jointly with any Third Party, without the use in any material respect of any Novartis IP or Joint IP.
(b)    Novartis IP. Novartis shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all Novartis IP and any other Inventions that is conceived or first reduced to practice by employees of, or consultants to, Novartis, alone or jointly with any Third Party, without the use in any material respect of any BeiGene IP or Joint IP.
(c)    Joint Inventions. Novartis and BeiGene shall jointly own all Joint Inventions and Joint Patents. Notwithstanding anything to the contrary contained herein or under Applicable Laws, except to the extent exclusively licensed to one Party under this Agreement set forth herein, the Parties hereby agree that, except as prohibited by Article 9, either Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Inventions and/or Joint Patents for use in connection with any products that are not Competing Products, without the prior written consent of the other Party, without restriction and without the obligation to provide compensation to the other Party.
10.1.2    Results and Data. All Clinical Data shall be owned by the Party that conducts the applicable Clinical Trial. Without limiting the foregoing, any Clinical Data arising from the Initial Global Studies (other than the Novartis-Initiated Trials) and any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party and for which Novartis has provided a Novartis Study Design Agreement Notice (the “BeiGene Clinical Trial Data”) shall be owned by BeiGene and included in BeiGene Know-How and the Product Licenses granted to Novartis pursuant to Section 9.3.
10.2    Prosecution and Maintenance.

10.2.1    BeiGene First Right. BeiGene will have the first right, but not the obligation, using patent counsel of its choice, to Prosecute and Maintain, at BeiGene’s sole cost and expense any BeiGene Patents. On and after the License Effective Date, BeiGene will keep Novartis informed as to material developments with respect to the Prosecution and Maintenance of such BeiGene Patents including by providing copies of all substantive office actions, examination reports, communications or any other substantive documents to or from any patent office, including notice of all interferences, reissues, re-examinations, inter partes reviews, post grant proceedings, oppositions or requests for patent term adjustments, in all cases at least […***…] prior to any deadline to take any action. On and after the License Effective Date, BeiGene will also provide Novartis with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such BeiGene Patents in the Novartis Territory prior to taking material actions (including the filing of initial applications), and will in good faith consider any comments made by, and actions recommended by, Novartis and shall pursue in good faith all reasonable claims requested by Novartis; provided, that, Novartis provides its comments in a timely fashion consistent with any applicable filing deadlines.
10.2.2    Novartis Fallback Right. If at any time on and after the License Effective Date BeiGene decides not to Prosecute or Maintain a BeiGene Patent in any country in the Novartis Territory or intends to allow such BeiGene Patent in the Novartis Territory to lapse or become abandoned without having first filed a substitute, it will notify and consult with Novartis of such decision or intention at least […***…] prior to the date upon which the subject matter of such BeiGene Patent will become unpatentable or will lapse or become abandoned, and Novartis will thereupon have the right, but not the obligation, to assume the Prosecution and Maintenance thereof at Novartis’s sole cost and expense (each, an “Novartis Assumed Patent”), through patent counsel or agents of its choice, and such Novartis Assumed Patent will no longer deemed to be part of the licenses granted to BeiGene pursuant to this Agreement. To the extent that Novartis assumes such responsibility, BeiGene shall promptly deliver to Novartis copies of all necessary files related to any BeiGene Patents with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Novartis to assume such activities, at Novartis’s request.
10.2.3    Novartis First Right. On and after the License Effective Date, Novartis will have the first right, but not the obligation, using patent counsel of its choice, to Prosecute and Maintain, at Novartis’s sole cost and expense (a) the Joint Patents (which will be in the names of both BeiGene and Novartis) and (b) the Novartis Patents (collectively, the “Novartis Controlled Patents”). On and after the License Effective Date, Novartis will keep BeiGene informed as to material developments with respect to the Prosecution and Maintenance of such Novartis Controlled Patents including by providing copies of all substantive office actions, examination reports, communications or any other substantive documents to or from any patent office, including notice of all interferences, reissues, re-examinations, inter partes reviews, post grant proceedings, oppositions or requests for patent term extensions or Supplemental Protection Certificates, in all cases at least […***…] prior to any deadline to take any action. Novartis will also provide BeiGene on and after the License Effective Date with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such Novartis Controlled Patents prior to taking material actions (including the filing of initial applications), and will in good faith consider any comments made by, and actions recommended by, BeiGene and shall pursue in good faith all reasonable claims requested by BeiGene; provided, that, BeiGene provides its comments in a timely fashion consistent with any applicable filing deadlines.
10.2.4    BeiGene Fallback Right. If Novartis decides, at any time on and after the License Effective Date, not to Prosecute or Maintain a Joint Patent in any country or intends to allow such Joint Patent to lapse or become abandoned without having first filed a substitute, it will notify and consult with BeiGene of such decision or intention in at least […***…] prior to the date upon which the subject matter of such Joint Patent will become unpatentable or will lapse or become abandoned, and (a) BeiGene will thereupon have the right, but not the obligation, to assume the Prosecution and Maintenance thereof at BeiGene’s sole cost and expense (each, an “BeiGene Assumed Patent”) (in both Parties’ names), through patent counsel or agents of its choice and (b) such BeiGene Assumed Patent will no longer deemed to be part of the licenses granted to Novartis pursuant to this Agreement, although Novartis shall retain its rights as an owner of such Joint Patent. To the extent that BeiGene assumes such responsibility, Novartis shall promptly deliver to BeiGene copies of all necessary files related to any BeiGene Assumed Patents with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for BeiGene to assume such activities, at BeiGene’s request.
10.2.5    Cooperation in Prosecution and Maintenance. The Parties will reasonably cooperate with one another on and after the License Effective Date with respect to the Prosecution and Maintenance of the BeiGene Patents and Joint Patents for which either Party is responsible for Prosecution and Maintenance pursuant to this Section 10.2. Such responsible Party shall make its employees, agents and consultants reasonably available to the other Party (and the other Party’s authorized attorneys, agents or representatives) to enable the other Party to undertake Prosecution and Maintenance provided in this Section 10.2, and will reasonably assist in any license registration processes with applicable Governmental Authorities that may be available for the protection of the other Party’s interests in this Agreement. In addition, on and after the License Effective Date, the responsible Party will (and will cause its employees, agents and consultants to) provide reasonable assistance to the other Party (and to the other Party’s authorized attorneys, agents or representatives) to enable the other Party to undertake such Prosecution and Maintenance, including by executing powers of attorney and other agreements for the other Party to undertake such Prosecution and Maintenance.
10.2.6    Cost of Prosecution and Maintenance. Except as otherwise expressly set forth in this Section 10.2, each Party will be responsible for all costs and expenses associated with its Prosecution and Maintenance activities under this Section 10.2 with respect to BeiGene Patents and Joint Patents for which it is responsible pursuant to Sections 10.2.1, 10.2.2 or 10.2.3 as applicable.
10.2.7    Patent Prosecution Conferences. On and after the License Effective Date, each Party shall cause its patent counsel to confer through meetings of the JIPC no less frequently than once each Calendar Quarter regarding the status of all patent applications and Patents for which it is responsible under this Section 10.2, and whether and in which countries foreign counterparts of such patent applications and Patents shall be filed and any subject matter claimed in each.
10.3    Enforcement.
10.3.1    Notice. On and after the License Effective Date, each Party shall notify the other Party within […***…] of receipt of any indication or notice of infringement or Patent challenge by a Third Party of any BeiGene Patent in the Novartis Territory consisting solely of claims that Cover the composition, formulation, a method of use or a method of making the Licensed Compound or the Licensed Product (“BeiGene Core Patent”), Novartis Patent or Joint Patent in the Novartis Territory of which it becomes aware, including any declaratory judgment, opposition, post grant review, inter partes review, or similar action alleging the invalidity, unenforceability, unpatentability, or non-infringement with respect to such BeiGene Core Patent, Novartis Patent or Joint Patent, including with respect to any Abbreviated Biologics License Application or Biologics License Application (each, as defined in the Federal Food, Drug, and Cosmetic Act, Biologics Price Competition and Innovation Act of 2009, or United States Patient Protection and Affordable Care Act) filing, any regulatory filing based on Section 351(k) of the Public Health Service Act (42 U.S.C. § 262), or Article 10(4) of the Directive 2001/83/EC, or

any other similar regulation promulgated by the FDA, EMA, MHLW, or by other applicable similar Governmental Authority or other actual or potential infringement or Patent challenge by a biosimilar, or potential biosimilar competitor anywhere in the Novartis Territory (collectively, a “Competing Infringement”).
10.3.2    Novartis First Right. Subject to the remaining provisions of this Section 10.3, on and after the License Effective Date, Novartis will have the first right, but not the obligation, at its sole expense, to institute, prosecute, and control any action or proceeding (which may include settlement or otherwise seeking to secure the abatement of such infringement), with respect to any Competing Infringement of a BeiGene Core Patent, Joint Patent, Novartis Controlled Patent or Novartis Patent in the Novartis Territory within the Field by counsel of its own choice, in Novartis’s own name (or, if required, under BeiGene’s name) and under Novartis’s direction and control, including the right to control the defense of any challenges to such Patents as a counterclaim in such infringement proceeding. On and after the License Effective Date, Novartis shall consider in good faith the interests of BeiGene in such enforcement of any Novartis Controlled Patent; provided, that, if Novartis does not intend to prosecute or defend a Competing Infringement, or ceases to diligently pursue an enforcement with respect to such a Competing Infringement, it shall promptly inform BeiGene in such a manner that such enforcement will not be prejudiced and Section 10.3.3 shall apply.
10.3.3    BeiGene Fallback Right. If Novartis determines not to institute an action or proceeding with respect to a given Competing Infringement of any BeiGene Core Patent or Joint Patent pursuant to Section 10.3.2 or if Novartis or its designee fails to abate such Competing Infringement in the Novartis Territory or to file an action to abate such Competing Infringement in the Novartis Territory within […***…] after a written request from BeiGene to do so, or if Novartis discontinues the prosecution of any such action after filing without abating such Competing Infringement, then BeiGene shall have the right to enforce such BeiGene Core Patent or Joint Patent as applicable, against such Competing Infringement in the Novartis Territory at its sole expense as it reasonably determines appropriate and shall keep Novartis reasonably informed with respect to any such enforcement action. Notwithstanding the foregoing, BeiGene shall only have the right to enforce a Joint Patent if it determines in good faith after consultation with outside patent counsel mutually acceptable to the Parties and with Novartis, subject to entering into a common interest agreement pursuant to Section 10.3, that there is a good faith basis to enforce the Joint Patent.
10.3.4    BeiGene First Right. On and after the License Effective Date, BeiGene will have the first right, but not the obligation, at its sole expense, to institute, prosecute, and control any action or proceeding (which may include settlement or otherwise seeking to secure the abatement of such infringement) in the Novartis Territory, with respect to any Competing Infringement of any BeiGene Patent that is not a BeiGene Core Patent as well as any BeiGene Assumed Patent by counsel of its own choice, in BeiGene’s own name (or, if required, under Novartis’s name upon written authorization from Novartis) and under BeiGene’s direction and control, including the right to control the defense of any challenges to such Patents as a counterclaim in such infringement proceeding.
10.3.5    Right to Participate; Joinder. In the case of any enforcement action or proceeding with respect to Joint Patents as set forth in Section 10.3.2, the other Party (or its Affiliate, as applicable) will join any such action or proceeding as a party, at the enforcing Party’s expense, if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action or proceeding. The non-enforcing Party in relation to any enforcement action or proceeding with respect to Joint Patents as set forth in Section 10.3.2, as applicable, will have the right, at its own expense and by counsel of its choice, to be represented in any such action or proceeding. In the case of any enforcement action or proceeding with respect to BeiGene Patents controlled by Novartis as set forth in Section 10.3.2,

BeiGene (or its Affiliate, as applicable) will join any such action or proceeding as a party, at Novartis’s expense, if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action or proceeding. In the case of any enforcement action or proceeding with respect to BeiGene Patents controlled by BeiGene as set forth in Section 10.3.3, BeiGene will bear its own costs and expenses arising out of such enforcement action or proceeding, and Novartis may, at its option, participate in such enforcement action or proceeding at its own expense. To the extent that Novartis is required to join any enforcement action or proceeding with respect to Joint Patents controlled by BeiGene as set forth in Section 10.3.3, then BeiGene will reimburse Novartis for its reasonable costs and expenses in connection therewith.
10.3.6    Consultation; Cooperation. The enforcing Party will keep the non-enforcing Party regularly informed of the status and progress of such enforcement efforts. The enforcing Party will consult with the non-enforcing Party and will take comments of the non-enforcing Party into good faith consideration with respect to the infringement or claim construction of any claim in any BeiGene Patent or Joint Patent. The non-enforcing Party will provide to the enforcing Party reasonable cooperation in such enforcement, at such enforcing Party’s request and expense.
10.3.7    Settlement. A settlement or consent judgment or other voluntary final disposition of a suit with respect to the BeiGene Patents or Joint Patents under this Section 10.3 may be entered into without the consent of the Party not bringing suit; provided, however, that any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Section 10.3 will not, without the consent of the other Party, (a) impose any liability or obligation on such other Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to such other Party under this Agreement, or (c) otherwise materially affect the licenses or other rights granted to such other Party hereunder adversely in any respect.
10.3.8    Recovery. Except as otherwise set forth in this Section 10.3, each Party will bear all of its own internal and out-of-pocket costs incurred in connection with its activities under this Section 10.3. Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 10.3 to the extent related to any BeiGene Patents, Novartis Patents or Joint Patents will be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action will first be applied to costs and expenses incurred by each Party in connection with such action (including, for this purpose, a reasonable allocation of expenses of internal counsel); provided, that, if the amount of such recovery is not sufficient to cover all such costs and expenses of each Party, then the amount of the recovery will be proportionately shared by the Parties based on the amount of such costs and expenses incurred by each Party; and (b) any remaining proceeds shall be allocated between the Parties as follows:
(i)    if Novartis controls enforcement in accordance with this Section 10.3, with respect to the Licensed Product, BeiGene shall be entitled to a payment […***…], and any remaining amounts […***…] to Novartis to the extent such proceeds relate to infringement of the Novartis Controlled Patents; and
(ii)    If BeiGene controls enforcement in accordance with this Section 10.3, with respect to the Licensed Products, BeiGene shall be entitled to receive […***…] of all remaining proceeds.
10.4    Common Interest Agreement. At the request of either Party, the Parties will negotiate in good faith to enter into a common interest agreement with respect to the subject matter of this Article 10. The Parties shall assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.
10.5    Defense.
10.5.1    Notice. On and after the License Effective Date, each Party shall promptly notify the other Party of any claim alleging that the Development, Manufacture, or Commercialization of, or the conduct of Medical Affairs Activities with respect to, the Licensed Product in the Novartis Territory infringes, misappropriates, or otherwise violates any Patents, Know-How, or other intellectual property rights of any Third Party (“Third Party Infringement”). In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith the best response to such notice of Third -Party Infringement.
10.5.2    Novartis Right to Defend. Except as set forth in Section 10.5.4 with respect to the Disclosed Patents, on and after the License Effective Date, Novartis shall have the first right, but not the obligation, to defend, and take other actions (including to settle) with respect to, any such claim of Third Party Infringement, at Novartis’s sole discretion, cost, and expense; provided, that, (a) Novartis will discuss in good faith and coordinate with BeiGene in connection therewith and Novartis will consider in good faith and reasonably address BeiGene’s input and comments with respect thereto and (b) Novartis will not, without the prior written consent of BeiGene, enter into any settlement, consent judgment or other disposition of any action or proceeding that would (i) impose any liability or obligation on BeiGene (including pursuant to the final sentence of this Section 10.5.2), (ii) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to BeiGene under this Agreement, or (iii) otherwise adversely affect the licenses or other rights granted to BeiGene hereunder in any respect. BeiGene shall have the right to be represented in any such action by counsel of its own choice at BeiGene’s sole cost and expense. Any damages or other monetary awards that are awarded to a Third Party in any Third Party Infringement or in connection with a settlement of any such Third Party Infringement that is defended by Novartis under this Section 10.5.2 will be shared as follows: (A) Novartis shall bear […***…] of such damages or monetary awards and (B) BeiGene shall bear […***…] of such damages or monetary awards. Subject to the foregoing, Novartis may deduct from the royalty payments that would otherwise have been due and payable to BeiGene under Section 8.3.1 an amount equal to […***…] of any payments made by Novartis or any of its Affiliates or Sublicensees to such Third Party of such damages or other monetary awards that are awarded to a Third Party.
10.5.3    BeiGene Fallback Right. If Novartis determines not to institute an action or proceeding with respect to a given Third Party Infringement pursuant to Section 10.5.2 or if Novartis or its designee fails to defend such Third Party Infringement in the Novartis Territory or to file an action to defend such Third Party Infringement in the Novartis Territory within […***…] after a written request from BeiGene to do so, or if Novartis discontinues the defense of any such action after filing without abating such Third Party Infringement, then BeiGene shall have the right to right, but not the obligation, to defend, and take other actions (including to settle) with respect to, any such claim of Third Party Infringement, at BeiGene’s sole discretion, cost, and expense and shall keep Novartis reasonably informed with respect to any such enforcement action; provided, that, BeiGene shall not enter into any settlement admitting the invalidity of, or otherwise impairing, any Novartis Controlled Patents without the prior written consent of Novartis, which consent shall not be unreasonably withheld, delayed or conditioned. Any damages or other monetary awards that are awarded to a Third Party in any Third Party Infringement or in connection with a settlement of any such Third Party Infringement that is defended by BeiGene under this Section 10.5.3 will be shared as follows: (A) Novartis shall bear […***…] of such damages or monetary awards and (B) BeiGene shall bear […***…] of such damages or monetary awards.

10.5.4    Defense of Disclosed Patents. On and after the License Effective Date, Novartis shall have the sole and exclusive right to defend, and take other actions (including to settle) with respect to, any claim of Third Party Infringement with respect to the Disclosed Patents, at Novartis’ sole discretion, cost, and expense; provided, that, (a) Novartis will discuss in good faith and coordinate with BeiGene in connection therewith and Novartis will consider in good faith and reasonably address BeiGene’s input and comments with respect thereto and (b) Novartis will not, without the prior written consent of BeiGene, enter into any settlement, consent judgment or other disposition of any action or proceeding that would (i) impose any liability or obligation on BeiGene, (ii) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to BeiGene under this Agreement, or (iii) otherwise adversely affect the licenses or other rights granted to BeiGene hereunder in any respect. BeiGene shall have the right to be represented in any such action by counsel of its own choice at BeiGene’s sole cost and expense. If any damages or other monetary awards are awarded to a Third Party in any Third Party Infringement or in connection with a settlement of any such Third Party Infringement with respect to the Disclosed Patents that is defended by Novartis under this Section 10.5.4, (A) Novartis shall bear […***…] of such damages or monetary awards and (B) BeiGene shall bear […***…] of such damages or monetary awards.
10.6    Novartis Trademarks. On and after the License Effective Date, Novartis and its Affiliates shall have the exclusive right to brand the Licensed Products using trademarks and trade names it determines appropriate for the Licensed Products, which may vary for different countries (the “Novartis Trademarks”). Novartis shall exclusively own all rights in and goodwill associated with the Novartis Trademarks and shall register, maintain and defend the Novartis Trademarks in the Novartis Territory at its sole cost and expense. The benefit of the Novartis Trademarks shall inure entirely to Novartis.
10.7    Patent Extensions. On and after the License Effective Date, BeiGene will reasonably cooperate with Novartis, including providing reasonable assistance to Novartis (including executing any documents as may reasonably be required), in efforts to seek and obtain patent term restoration or supplemental protection certificates or the like or their equivalents in any country in the Novartis Territory, where applicable to BeiGene Patents or Joint Patents or any other applicable Patents, including as may be available to the Parties under the provisions of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States of America, in each case, in connection with the Licensed Product. Notwithstanding anything to the contrary contained herein, if elections with respect to obtaining such patent term restoration or supplemental protection certificates or the like or their equivalents are to be made in connection therewith, the Parties will mutually agree upon the election.
10.8    Orange Book and Purple Book Listings. On and after the License Effective Date, the Parties will reasonably agree upon the listings to be made with the applicable Regulatory Authorities in the Novartis Territory for all applicable Patents (including any BeiGene Patents) for the Licensed Product, including all so-called “Orange Book” and “Purple Book” listings required under the U.S. Public Health Service Act, and all similar listings in any other relevant countries. If the Parties are unable to agree, Novartis will retain final decision-making authority with respect to the listing of any applicable Patents for the Licensed Product, regardless of which Party owns such Patent; provided, that, Novartis shall reasonably consider BeiGene’s position in connection therewith.
ARTICLE 11
ANTITRUST LAW COMPLIANCE
11.1    Filings. If Novartis provides the HSR Filing Notice to BeiGene in accordance with Section 9.1.3, each of BeiGene and Novartis shall, no later than […***…] after the date of receipt by BeiGene of the HSR Filing Notice, file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) HSR Filings with respect to the transactions contemplated by this Agreement (such date, the “HSR Filing Date”). The Parties shall cooperate with one another to the extent necessary in the preparation of such HSR Filings. Each Party shall be responsible for […***…] of the filing fees associated with such HSR Filings.
11.2    Information Exchange. On and after the date of receipt by BeiGene of the HSR Filing Notice, each Party shall, in connection with the HSR Filings: (a) use reasonable efforts to make, or cause or be made, all filings and submissions required under the HSR Act and use reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from the FTC and the DOJ that are, in any case, required and/or otherwise necessary for the execution and delivery by such Party of this Agreement and the performance of its obligations pursuant to this Agreement; (b) use reasonable efforts to, and reasonably cooperate with the other Party in connection with any communication, filing, submission, investigation, or other inquiry (including any proceeding initiated by a private party) and shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such required consents, authorizations, orders and approvals; (c) respond promptly to any inquiries by the FTC or the DOJ regarding antitrust or other matters with respect to the transactions contemplated by this Agreement; (d) keep the other Party or its counsel reasonably informed of any communication received by such Party from, or given by such Party to, the FTC or the DOJ (including any communication received or given in connection with any proceeding by a private party), in each case, regarding the transactions contemplated by this Agreement; (e) consult with the other Party in advance of any meeting or conference with the FTC or the DOJ (or, in connection with any proceeding by a private party, with such private party), and to the extent permitted by the FTC or the DOJ (or such private party), give the other Party or their counsel the opportunity to attend and participate in such meetings and conferences, at the other Party’s cost and expense; and (f) permit the other Party or its counsel to review in advance any submission, filing, or communication (and documents submitted therewith) intended to be given by it to the FTC or the DOJ (or, in connection with any proceeding by a private party, to such private party). BeiGene and Novartis, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Section 11.2 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient Party unless express permission is obtained in advance from the source of the materials or the applicable Party’s legal counsel. To the extent that any antitrust agency other than the FTC or DOJ decides to review the transactions contemplated by this Agreement, the provisions of this Section 11.2 will apply for the purposes of such review with equivalent effect.
ARTICLE 12
CONFIDENTIALITY
12.1    Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which receives any Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement shall: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 12; and (c) not use such Confidential Information for any purpose except those permitted under this Agreement, including, in the case of each Party, the exercise of the rights and licenses granted to such Party hereunder. The obligations of confidentiality, non-disclosure, and non-use under this Section 12.1 shall be in full force and effect from the Execution Date until the […***…] of the termination or expiration of this Agreement. The Receiving Party shall return all copies of or destroy the Confidential Information of the Disclosing Party disclosed or transferred to it by the other Party pursuant to this Agreement, within […***…] after the expiration or termination of this Agreement; provided, that, a Party may retain: (i) Confidential Information of the other Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement; and (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof.
12.2    Exceptions.
12.2.1    General. Section 12.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:
(a)    was known to the Receiving Party or any of its Affiliates, as evidenced by written records, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;
(b)    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;
(c)    is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or
(d)    is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by contemporaneous written records, without reference to or reliance upon the Disclosing Party’s Confidential Information.
Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.
12.3    Authorized Disclosure.
12.3.1    Disclosure. Notwithstanding Section 12.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:
(a)    subject to Section 12.5, to comply with Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction in the Novartis Territory) (collectively, the “Securities Regulators”) or with judicial process (including prosecution or defense of litigation), if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation);
(b)    disclosure to governmental or other regulatory agencies in order to obtain Patents, to obtain or maintain approval to conduct Clinical Trials, or to market the Licensed Products under this Agreement, in each case, in accordance with this Agreement; provided, that, reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available;

(c)    disclosure to any of its or its Affiliates’ officers, employees, directors, consultants, agents, or Affiliates, including: (i) in the case of Novartis, any actual or potential collaborators, licensees, or Sublicensees; (ii) in the case of either Party, to such Party’s permitted subcontractors for purpose of such subcontractors performing obligations of such Party under this Agreement as it deems necessary or advisable in the course of conducting activities in accordance with this Agreement in order to carry out its responsibilities or exercise its rights under this Agreement (including the exercise of the rights and licenses granted to the relevant Party under this Agreement); and (iii) in the case of either Party, to such Party’s actual or potential acquirers, investment bankers or other financial advisors, or actual or potential investors, lenders or other financial partners; provided, that, prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure, and non-use no less restrictive than the obligations set forth in this Article 12 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, that, in each of the above situations in this Section 12.3.1(c), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 12.3.1(c) to treat such Confidential Information as required under this Article 12;
(d)    disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement; provided, that, prior to any such disclosure, each such disclose is bound by written obligations of confidentiality, non-disclosure, and non-use no less restrictive than the obligations set forth in this Article 12 (provided, that, in the case of legal advisors and accountants, no written agreement shall be required), to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, that, in each of the above situations in this Section 12.3.1(d), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 12.3.1(d) to treat such Confidential Information as required under this Article 12; and
(e)    disclosure of any pharmacovigilance information originating from a Party its Affiliates, or the other Party to Regulatory Authorities, investigators, ethical committees and internal review boards, and any other Third Parties that have a need to know such information according to each Party’s risk management and adverse event reporting policies and requirements.
12.3.2    Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 12.3, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement. Subject to Section 12.6, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 12.3.1(a) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect thereto; provided that, in such event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information and will only disclose such Confidential Information of the Disclosing Party as is necessary for the purposes of Section 12.3.1(a).
12.4    Terms of this Agreement. The Parties agree that this Agreement shall be deemed to be Confidential Information of both BeiGene and Novartis, and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Party; provided, that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Sections 12.3 or 12.5, as applicable.

12.5    Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or to other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of a copy of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party shall have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 12.5 and the other Party provides comments in accordance with this Section 12.5, the Party seeking to make such disclosure or its counsel, as the case may be, shall use good-faith efforts to consider the incorporation of such comments.
12.6    Publicity.
12.6.1    Press Releases; Publications; Public Statements.
(a)    Press Release. The Parties agree to issue press releases in the forms attached hereto as Exhibit C-1 (Novartis) and Exhibit C-2 (BeiGene) promptly after execution of this Agreement. In all other cases, subject to this Section 12.6.1, each Party agrees not to, and agrees to cause its Affiliates not to, issue any press release or other public statement disclosing the activities hereunder, or the transactions contemplated hereby, unless such press release or other public statement is approved by the other Party in writing. For any press releases made by a Party, the Party issuing the press release shall provide the other Party with a copy of the press release for review and comment at least […***…] before the proposed release. Notwithstanding the foregoing, each Party will be authorized to make any disclosure, without the approval of the other Party, that is required by Applicable Law (including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended) or the rules of any Securities Regulator, or by judicial process, subject to and in accordance with Section 12.5.
(b)    Additional Restrictions on Public Disclosure. Without limiting any other restrictions on disclosure set forth in this Article 12, with respect to any press release or other public statement proposed to be made by a Party, including a filing contemplated by Section 12.5, if a press release or public statement discloses any information with respect to the development of a Licensed Compound or Licensed Product, including any information related to Clinical Trials with respect thereto, such press release or other public statement may not be issued without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except, for such disclosures by a Party as required by Applicable Law (solely and to the extent such Party’s counsel determines such disclosure is required to be disclosed by Applicable Law); provided, that, in such case the disclosing Party will use reasonable efforts to afford the other Party a reasonable period of time (not less than […***…]) to review any such disclosure and any comments made by the other Party will be incorporated in good faith. In the event a Party proposes that the disclosing Party use specific wording or language with respect thereto, the disclosing Party will either incorporate such wording or language or provide a reasoned explanation of why it disagrees with the proposed wording or language.
(c)    Previously Issued Public Statements. The contents of any press release or other public statement that has been reviewed and approved by a reviewing Party may be re-released by such reviewing Party or publishing Party without a requirement for re-approval.
12.7    Publication of Results.
12.7.1    Prior to the License Effective Date. During the period between the Execution Date and the License Effective Date, neither Novartis nor its Affiliates may make any publications or presentations with respect to the results of the conduct of the Novartis–Initiated Trials without prior consultation with BeiGene.
12.7.2    Publications Committee. Neither Party nor its Affiliates nor Sublicensees may make any publications or presentations with respect to the results of the Development of the Licensed Compound or Licensed Products on and after the License Effective Date, including the results of the conduct of the Novartis–Initiated Trial, without prior consultation with the other Party via a publications committee (the “Publications Committee”) to be nominated by the JSC promptly after formation of the JSC. The Publications Committee will discuss and issue a joint publications charter (the “Publications Charter”) to set out the ground rules and procedures for review of all such publications, with the objective of protecting each Party’s Confidential Information and providing at least […***…] prior written notice for patent prosecution prior to publication, while facilitating publication activities by the Parties as are customary for companies that develop and commercialize proprietary therapeutic products.
12.7.3    Presentations at Scientific Meetings. Unless otherwise set forth in the Publications Charter, on and after the License Effective Date, with at least […***…] prior notice to the other Party, each Party may present findings with respect to the Licensed Product at symposia and other meetings of healthcare professionals, and congresses, conferences or meetings organized by a professional society or organization (any such occasion, a “Scientific Meeting”); provided, that, unless otherwise agreed by the Parties, that (a) the Party presenting at any such Scientific Meeting shall have complied with the Publications Charter with respect to such presentation, and, with respect to any such Scientific Meeting at which a Party is presenting, such presenting Party shall inform the other Party of such Scientific Meeting and where invitation is required, invite the other Party to attend such Scientific Meeting; and (b) a Party shall not organize or sponsor any satellite symposia in a country outside its territory without the other Party’s prior written consent, not to be unreasonably withheld.
12.7.4    Publication in Medical Journals. Unless otherwise set forth in the Publications Charter, on and after the License Effective Date, each Party with at least […***…] prior notice to the other Party may publish in medical or scientific journals (“Medical Journals”) articles and papers, including primary reports of clinical data, secondary or pooled analyses, and review papers concerning the Licensed Product which have been prepared by or on behalf of such Party, for publication in the Novartis Territory or in the BeiGene Territory and related to studies conducted after the License Effective Date concerning the Licensed Product (each a “Scientific Paper”); provided, that, the Party proposing to publish such Scientific Paper shall have complied with the Publications Charter with respect to such Scientific Paper.
12.7.5    Disclosure of Clinical Data. Unless otherwise set forth in the Publications Charter, on and after the License Effective Date, each Party may disclose any Clinical Data generated by such Party concerning the Licensed Product in clinical trial registries; provided, that, the Party proposing to make such disclosure shall have provided the other Party with at least

[…***…] notice to the other Party prior to such disclosure, a detailed description of the proposed disclosure and shall have, in good faith, considered the comments made by the other Party.
12.7.6    Scientific Papers. On and after the License Effective Date, each Party, through the Publications Committee, shall provide to the other, with at least […***…] notice to the other Party prior to submission of any Scientific Paper primarily related to the use of a Licensed Product as a monotherapy (a “Monotherapy Scientific Paper”) to a Medical Journal, a draft of such Scientific Paper. Commencing with the receipt of such draft Monotherapy Scientific Paper, the receiving Party shall have […***…] to notify the sending Party of its observations and suggestions with respect thereto; it being understood that, during such […***…] period, no submission for publication thereof shall take place and the Parties shall discuss these suggestions if requested by either Party. The Party proposing to publish such Monotherapy Scientific Paper shall, in good faith, consider the comments made by the other Party, and will not publish if disclosure would be prejudicial to the other Party’s opportunity to obtain any patent rights. On and after the License Effective Date, neither Party will publish or present any Confidential Information of the other Party (whether in a Monotherapy Scientific Paper or otherwise) without such other Party’s prior written consent, not to be unreasonably withheld or delayed. The sending Party shall provide to the receiving Party copies of any final Scientific Paper (including any Scientific Paper that is not a Monotherapy Scientific Paper) accepted by a Medical Journal, not less than […***…] or as soon as practicable prior to the planned publication thereof (upon availability and distribution of such information).
12.7.7    Abstracts and Posters. On and after the License Effective Date, each Party shall provide to the other, at least […***…] prior to submission or presentation, as the case may be, copies of (a) all abstracts that will be submitted to any Scientific Meeting in the Novartis Territory or in the BeiGene Territory, as the case may be, and (b) all posters and other materials (such as slides) that will be presented at such Scientific Meeting, in each case, related to the use of a Licensed Product as a monotherapy, which have been prepared by or on behalf of one of the Parties, for submission or presentation outside or in the Territory. Commencing with the receipt of any such abstract or poster or oral presentation materials the receiving Party shall have […***…] to inform the sending Party of its observations and suggestions with respect thereto; it being understood that, during such […***…] period, no submission or presentation thereof shall take place and the Parties shall discuss these suggestions, if requested by either Party. The Party proposing to publish such an abstract or make such a presentation shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any patent rights. A Party will not submit in any abstract or present in any poster, other written materials or oral presentation any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the receiving Party copies of all final abstracts as submitted and all final posters to be presented no later than […***…] after submission or presentation.
12.8    Use of Names. Except as otherwise expressly set forth herein, neither Party (or any of its respective Affiliates) shall use the name, trademark, trade name, or logo of the other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release, or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other Party; provided, that, such consent shall not be required to the extent use thereof may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded.
12.9    Relationship to Existing Confidentiality Agreement. This Agreement supersedes the Prior CDA; provided, that, all “Confidential Information” disclosed by the “Disclosing Party” thereunder will be deemed Confidential Information of the Disclosing Party hereunder and will be subject to the terms and conditions of this Agreement and the “Receiving Party” will be bound by and obligated to comply with such terms and conditions as if they were the Receiving Party hereunder. The foregoing will not be interpreted as a waiver of any remedies available to the “Disclosing Party” as a result of any breach, prior to the Execution Date, by the “Receiving Party”, of its obligations pursuant to the Prior CDA.
ARTICLE 13
REPRESENTATIONS AND WARRANTIES; COVENANTS
13.1    Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party, as of the Execution Date and, subject to Section 13.4 the License Effective Date, that:
(a)    such Party is duly organized, validly existing, and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)    such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
(c)    this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors; or (ii) laws governing specific performance, injunctive relief, and other equitable remedies;
(d)    the execution, delivery, and performance of this Agreement by such Party does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);
(e)    no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or shall be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: (i) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials; or (ii) as set forth in Article 11; and
(f)    it has obtained all necessary authorizations, consents, and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: (i) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials; or (ii) as set forth in Article 11.
13.2    Representations and Warranties of BeiGene. BeiGene hereby represents and warrants to Novartis, as of the Execution Date and, subject to Section 13.4, the License Effective Date, that:
(a)    Schedule 1.14 sets forth a complete and accurate list of all BeiGene Patents.

(b)    BeiGene has Prosecuted and Maintained each of the BeiGene Patents set forth on Schedule 1.14 in good faith and complied with all duties of disclosure with respect thereto, and, to BeiGene’s Knowledge, BeiGene has submitted all material prior art with respect to the BeiGene Patents to the appropriate patent authority in each jurisdiction;
(c)    All BeiGene Patents (i) are subsisting and, to BeiGene’s Knowledge, are not invalid or unenforceable, in whole or in part, (ii) are being diligently prosecuted in the respective patent offices in accordance with Applicable Law, and (iii) have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. No claim has been issued or served, and BeiGene has not received any written threat of a claim or litigation made by any Person, against BeiGene or any of its Affiliates that alleges that any BeiGene Patent is invalid or unenforceable.
(d)    BeiGene has the full right and authority to grant all of the rights and licenses granted to Novartis (or purported to be granted to Novartis) hereunder, and neither BeiGene nor its Affiliates have granted any right or license to any Third Party relating to any of the BeiGene IP that would conflict with or limit the scope of any of the rights or licenses granted to Novartis hereunder.
(e)    Except as set forth on Schedule 1.14, BeiGene or its Affiliate is the sole and exclusive owner of BeiGene Patents. Neither BeiGene nor any of its Affiliates has granted any mortgage, pledge, claim, security interest, lien, or other charge of any kind on the BeiGene IP, and the BeiGene IP is free and clear of any mortgage, pledge, claim, security interest, lien, or charge of any kind.
(f)    (i) BeiGene and its Affiliates have obtained from all individuals who participated in any respect in the invention or authorship of any BeiGene IP effective assignments of all ownership rights of such individuals in such BeiGene IP, either pursuant to written agreement or by operation of law and (ii) no Person who claims to be an inventor of an invention claimed in a BeiGene Patent is not identified as an inventor of such invention in the filed patent documents for such BeiGene Patent.
(g)    Neither BeiGene nor its Affiliates have received any written notice of any claim that any Patent or Know-How (including any trade secret right) owned or controlled by a Third Party would be infringed or misappropriated by the Development, Manufacture, or Commercialization of, or the conduct of Medical Affairs Activities with respect to, the Licensed Products.
(h)    Except (i) with respect to published Patents or published Patent applications, as disclosed orally by BeiGene’s patent counsel to Novartis’s patent counsel, or (ii) with respect to published Patents or published Patent applications, as expressly identified in BeiGene’s public filings under United States securities laws (the “Disclosed Patents”), to BeiGene’s Knowledge, the Development and Manufacture of the Licensed Compound, as conducted by or on behalf of BeiGene or its Affiliates, has not violated, infringed, or misappropriated any intellectual property or proprietary right of any Third Party.
(i)    There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative or other proceedings, or governmental investigations pending or, to BeiGene’s Knowledge, threatened against BeiGene or its Affiliates which could reasonably be expected to adversely affect or restrict the ability of BeiGene to consummate or perform the transactions contemplated under this Agreement, or which would affect the BeiGene IP or BeiGene’s Control thereof, the Licensed Compound or the Licensed Product.

(j)    Neither BeiGene nor any of its Affiliates has made a claim against a Third Party alleging that a Third Party is violating or has violated, is infringing or has infringed, or is misappropriating or has misappropriated any BeiGene IP, and, to the Knowledge of BeiGene, no BeiGene IP is being violated, infringed, or misappropriated by any Third Party.
(k)    Neither BeiGene nor any of its Affiliates has employed, or otherwise used in any capacity, the services of any Person suspended, proposed for debarment, or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the Licensed Product. All Development and Manufacturing activities (including non-clinical studies and Clinical Trials) related to the Licensed Product conducted by or on behalf of BeiGene or its Affiliates have been conducted in accordance with all Applicable Law (including, to the extent applicable, GCP, GLP, and GMP).
(l)    BeiGene has disclosed or made available to Novartis: (i) all material correspondence sent to or received from any Regulatory Authority; and (ii) any material information and data in the possession or control of BeiGene or its Affiliates, in each case, related to the Licensed Compound.
(m)    No funding, facilities, or personnel of any Governmental Authority or any public or private educational or research institutions were used to develop or create any BeiGene IP, and neither BeiGene nor any of its Affiliates has entered into a government funding relationship that would result in rights to the Licensed Product residing in the U.S. Government, the National Institutes of Health, the National Institute for Drug Abuse, or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), or any similar obligations under the laws of any other country in the Novartis Territory.
(n)    To BeiGene’s Knowledge, there exists no Know-How or Materials owned, controlled or possessed by any Third Party that BeiGene does not Control and that is necessary, as of the Execution Date, or that will be necessary, as of the License Effective Date, for BeiGene’s or Novartis’ performance of its obligations pursuant to Sections 7.3(a) or 7.4 hereof or pursuant to the terms of the Supply Agreement that are set forth in Schedule 7.3(a) hereto.
(o)    All Development and Manufacturing operations conducted by or for the benefit of BeiGene and its Affiliates, with respect to the Licensed Compound and the Licensed Product, have been and are being conducted in all material respects in compliance with all Applicable Laws. BeiGene’s Guangzhou facility utilized for the supply of ociperlimab for Novartis’ use in Clinical Trials as contemplated by this Agreement, has received approval from the appropriate Regulatory Authorities to manufacture ociperlimab.
13.3    Representations and Warranties of Novartis. Novartis hereby represents and warrants to BeiGene, as of the Execution Date and, subject to Section 13.4, the License Effective Date, that it has received no notice of any claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative, or other proceedings or governmental investigations pending or, to the knowledge of Novartis, none of the foregoing is threatened against Novartis which would reasonably be expected to adversely affect or restrict the ability of Novartis to consummate or perform the transactions contemplated under this Agreement.
13.4    License Effective Date Disclosure Letters. At least […***…] prior to the anticipated License Effective Date, each Party shall provide the other Party a draft letter (i) disclosing any exceptions or modifications that the disclosing Party deems necessary in order to ensure that such Party’s representations and warranties set forth in Sections 13.1, 13.2 or 13.3, as applicable, are true and correct in all material respects as of the License Effective Date and (ii) providing any updates to the Schedules that are necessary to ensure that such Schedules are true and correct in all material respects as of the License Effective Date (a “Disclosure Letter”). The receiving Party shall have an opportunity to review and discuss the disclosures set forth on the disclosing Party’s Disclosure Letter with the disclosing Party and the Parties shall work in good faith to address any material issues resulting therefrom. On the License Effective Date, each Party shall deliver to the other Party in writing a final copy of such Party’s Disclosure Letter, signed by an authorized representative of the disclosing Party, and each Party’s representations and warranties set forth in Sections 13.1, 13.2 or 13.3, as applicable, shall be deemed made as of the License Effective Date subject to such Party’s Disclosure Letter.
13.5    Covenants.
13.5.1    Mutual Covenants. Each Party hereby covenants to the other Party on and after the Execution Date that: (a) all employees of such Party or its Affiliates or Third Party subcontractors working under this Agreement will be under appropriate confidentiality provisions at least as protective as those contained in this Agreement and, to the extent permitted under Applicable Law, the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof; (b) to its knowledge, such Party will not (i) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States); (c) such Party shall pay any inventor of a Joint Invention that is directly or indirectly employed or engaged as a consultant by such Party or its Affiliates or Sublicensees to perform activities under this Agreement any and all payments owing by such Party or any of its Affiliates to any such inventor that is required in connection with the creation or exploitation of or transfer of rights to such Joint Invention; and (d) such Party and its Affiliates shall perform its activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all Applicable Law, including GCP, GLP and cGMP as applicable and with respect to the conduct of research, Development, Manufacturing and Commercialization activities or the conduct of Medical Affairs Activities contemplated hereunder.
13.5.2    Additional Covenants of BeiGene.
(a)    BeiGene shall not, and shall cause its Affiliates not to, on and after the License Effective Date: (i) grant any license or other interest to any Third Party under the BeiGene Patents or BeiGene Know-How that is inconsistent with the licenses granted to Novartis hereunder; or (ii) incur or permit to exist any lien, security interest or other encumbrance, other than licenses entered into in the ordinary course of business, on the BeiGene Patents or BeiGene Know-How unless, in each case, such lien, security interest or other encumbrance is subject to the terms of this Agreement (including Novartis’ licenses hereunder).
(b)    BeiGene shall, and shall cause its Affiliates to, on and after the License Effective Date, use reasonable precautions to preserve the confidentiality of the BeiGene Know-How.
(c)    On and after the License Effective Date, BeiGene shall make any and all payments owing by BeiGene or any of its Affiliates to any inventor of any BeiGene Know-How or BeiGene Patents (other than Joint Inventions and Joint Patents) owned by BeiGene or such Affiliate that is required in connection with the creation or exploitation of or transfer of rights to such BeiGene Know-How or BeiGene Patents;

(d)    On and after the License Effective Date, BeiGene shall provide Novartis with a list from time to time that reflects any Patents that become BeiGene Patents during the Term.
13.6    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE MILESTONE EVENTS, ROYALTY TIERS AND NET SALES LEVELS SET FORTH IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS, AND ROYALTY OBLIGATIONS IF SUCH MILESTONE EVENTS OR NET SALES LEVELS ARE ACHIEVED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, MANUFACTURE, OR COMMERCIALIZE ANY LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.
ARTICLE 14
INDEMNIFICATION; INSURANCE
14.1    Indemnification by Novartis. Novartis shall indemnify, defend, and hold harmless BeiGene, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “BeiGene Indemnitees”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:
(a)    the Development, Manufacture, or Commercialization of, and the conduct of Medical Affairs Activities with respect to, the Licensed Compound and/or the Licensed Product in the Field in the Novartis Territory by Novartis, its Affiliates, or its Sublicensees on and after the License Effective Date;
(b)    the conduct by Novartis of (i) the Novartis-Initiated Trials, (ii) any New Registrational Clinical Trial for which Novartis is the Sponsoring Party and (iii) any Unilateral Studies;
(c)    the conduct by Novartis of any Permitted Combination Studies;
(d)    the gross negligence or willful misconduct of Novartis or its Affiliates or Sublicensees or its or their respective directors, officers, employees, or agents, in connection with Novartis’s performance of its obligations under this Agreement; or
(e)    any material breach by Novartis of any of its representations, warranties, covenants, agreements, or obligations under this Agreement;
provided, that, in each case ((a)-(c)), such indemnity shall not apply to the extent BeiGene has an indemnification obligation pursuant to Sections 14.2(a), 14.2(b), or 14.2(c) for such Damages.

14.2    Indemnification by BeiGene. BeiGene shall indemnify and hold harmless Novartis, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Novartis Indemnitees”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:
(a)    the conduct by or on behalf of BeiGene of (i) the Initial Global Studies (other than the Novartis-Initiated Trials), (ii) any New Registrational Clinical Trial and New Other Clinical Trial for which BeiGene is the Sponsoring Party, (iii) the Excluded Studies and (iv) any Unilateral Studies;
(b)    the Development, Manufacture, or Commercialization of, and the conduct of Medical Affairs Activities with respect to, the Licensed Compound and/or the Licensed Product in the Field in the BeiGene Territory by BeiGene, its Affiliates, or its sublicensees;
(c)    the conduct by BeiGene of any Permitted Combination Studies;
(d)    the conduct by BeiGene of any Permitted Commercialization Activities in the Novartis Territory;
(e)    the gross negligence or willful misconduct of BeiGene or its Affiliates or its or their respective directors, officers, employees, or agents, in connection with BeiGene’s performance of its obligations under this Agreement; or
(f)    any material breach by BeiGene of any of its representations, warranties, covenants, agreements, or obligations under this Agreement;
provided, that, in each case ((a)-(d)), such indemnity shall not apply to the extent Novartis has an indemnification obligation pursuant to Sections 14.1(a), 14.1(b), 14.1(c) or for such Damages.
14.3    Procedure.
14.3.1    If a Party is seeking indemnification under Section 14.1 or Section 14.2, as applicable (the “Indemnitee”), it shall inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 14.1 or Section 14.2, as applicable, as soon as reasonably practicable after receiving notice of the claim (an “Indemnification Claim Notice”); provided, that, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 14.1 or Section 14.2, as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims.
14.3.2    The Indemnitor shall have the right, upon written notice given to the Indemnitee within […***…] after receipt of the Indemnification Claim Notice, to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 14.1 or Section 14.2, as applicable. The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.
14.3.3.     The Indemnitor shall not settle any claim without first obtaining the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned, or delayed; provided, that, the Indemnitor shall not be required to obtain such consent if the settlement: (a)

involves only the payment of money and shall not result in the Indemnitee (or other BeiGene Indemnitees or Novartis Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief; (b) does not require an admission by the Indemnitee (or other BeiGene Indemnitees or Novartis Indemnitees, as applicable); and (c) does not adversely affect the rights or licenses granted to the Indemnitee (or its Affiliate) under this Agreement. The Indemnitee shall not settle or compromise any such claim without first obtaining the prior written consent of the Indemnitor.
14.3.4     If the Parties cannot agree as to the application of Section 14.1 or Section 14.2, as applicable, to any claim, pending the resolution of the dispute pursuant to Section 16.7, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 14.1 or Section 14.2, as applicable, upon resolution of the underlying claim. In each case, the Indemnitee shall reasonably cooperate with the Indemnitor and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 12.
14.4    Insurance. On and after the License Effective Date and for a period of […***…] thereafter, each Party shall maintain, at its cost, a program of insurance (or self-insurance) against liability and other risks associated with its activities and obligations under this Agreement (including with respect to its Clinical Trials), and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement. Such insurance shall not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this Article 14, or otherwise.
14.5    LIMITATION OF LIABILITY. NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 14.1 OR 14.2, AS APPLICABLE, IN CONNECTION WITH ANY THIRD PARTY CLAIMS; (B) THE LIABILITY OF EITHER PARTY FOR BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 9.8; OR (C) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD OR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER Article 12.
ARTICLE 15
TERM AND TERMINATION
15.1    Term; Expiration.
15.1.1    Term. Except for the terms and conditions of Section 3.1, Article 11, Article 12, and Article 13 and all other provisions of this Agreement that contemplate effectiveness or performance prior to the License Effective Date (all of which shall become effective on the Execution Date), this Agreement shall become effective on the License Effective

Date. Unless earlier terminated in accordance with this Article 15, this Agreement shall remain in effect until it expires as follows (the “Term”):
(a)    on a country-by-country basis, this Agreement shall expire on the date of the expiration of the Royalty Term with respect to the Licensed Product in such country; and
(b)    this Agreement shall expire in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to the Licensed Product in all countries in the Novartis Territory.
15.1.2    Effect of Expiration. Upon the expiration of the Term pursuant to Section 15.1.1, the following terms shall apply:
(a)    Licenses after Licensed Product Expiration. Upon the expiration of the Term with respect to the Licensed Product in a given country pursuant to Section 15.1.1(a), the licenses set forth in Section 9.3 with respect to the Licensed Product in such country shall become fully paid-up, perpetual, irrevocable and royalty-free.
(b)    Licenses after Expiration of Agreement. Upon the expiration of the Term with respect to this Agreement in its entirety pursuant to Section 15.1.1(b), the licenses set forth in Section 9.3 with respect to all Licensed Products in all countries in the Novartis Territory shall become fully paid-up, perpetual, irrevocable, and royalty-free.
15.2    Termination or Expiration of Option.
15.2.1    Termination of Option. Either Party may terminate this Agreement in its entirety effective immediately upon written notice to the other Party if the Option terminates or expires pursuant to Section 9.2.
15.2.2    Expiration of HSR Waiting Period. Either Party may terminate this Agreement in its entirety effective immediately upon written notice to the other Party in the event that the License Effective Date has not occurred within […***…] after the HSR Filing Date (the “HSR Long-Stop Date”); provided, that, either Party may, in its sole discretion, and upon written notice to the other Party dated no later than […***…] prior to the HSR Long-Stop Date (or last day of the first extension thereof), extend the HSR Long-Stop Date for up to […***…].
15.3    Termination for Material Breach.
15.3.1    Material Breach. This Agreement may be terminated in its entirety by a Party for the material breach by the other Party of this Agreement; provided, that, the breaching Party has not cured such breach within […***…] (or […***…] for failure to make payment) after the date of written notice to the breaching Party of such breach (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement. Notwithstanding the foregoing, if such material breach, by its nature cannot be cured within the foregoing cure period or is incurable, but the consequences of such breach can be reasonably alleviated but not within the foregoing Cure Period, then such cure period shall be extended if, prior to the end of the initial […***…] Cure Period, the non-terminating Party provides a reasonable written plan for curing or reasonably alleviating the consequences of such material breach and thereafter uses Commercially Reasonable Efforts to cure or alleviate such material breach in accordance with such written plan. Notwithstanding the foregoing, in no event shall such Cure Period extend for more than

[…***…] after the breaching Party provides such written plan to the other Party, subject to Section 15.3.2.
15.3.2    Disagreement as to Material Breach. Notwithstanding Section 15.3.1, if the Parties in good faith disagree as to whether there has been a material breach of this Agreement, then: (a) the Party that disputes whether there has been a material breach may contest the allegation by referring such matter, within […***…] following its receipt of notice of alleged material breach, for resolution in accordance with Section 16.7.2; (b) the relevant Cure Period with respect to such alleged material breach shall be tolled from the date on which the Party that disputes whether there has been a material breach notifies the other Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement; and (c) during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
15.4    Termination at Will. Novartis may terminate this Agreement at will, in its sole discretion, in its entirety at any time during the Term upon […***…] prior written notice to BeiGene, to the extent the notice of termination is delivered prior to the date of First Commercial Sale of the Licensed Product and upon […***…] prior written notice to BeiGene, to the extent the notice of termination is delivered on and after the date of First Commercial Sale of the Licensed Product.
15.5    Termination for Challenge. Except to the extent the following is unenforceable under the Applicable Law of a particular jurisdiction where a patent application within the BeiGene Patents is pending or a patent within the BeiGene Patents issued, BeiGene may terminate this Agreement in its entirety upon written notice if Novartis or any of its Affiliates, Sublicensees or distributors Challenges any BeiGene Patents or Assists a Third Party in initiating a Challenge of any BeiGene Patents. For the sake of clarity, compliance with orders from a Governmental Authority shall not be deemed a Challenge of, or Assisting a Third Party to Challenge, any BeiGene Patent.
15.6    Termination for Bankruptcy.
15.6.1    Insolvency Event. If either Party makes a general assignment for the benefit of, or an arrangement or composition generally with, its creditors, appoints or suffers appointment of an examiner or of a receiver or trustee over all or substantially all of its property, passes a resolution for its winding up, or files a petition under any bankruptcy or insolvency act or law or has any such petition filed against it which is not dismissed, discharged, bonded, or stayed within […***…] after the filing thereof (each, an “Insolvency Event”), the other Party may terminate this Agreement in its entirety, effective immediately upon written notice to such Party.
15.6.2    Rights Upon Occurrence of Insolvency Event. If this Agreement is terminated due to the rejection of this Agreement by or on behalf of BeiGene due to an Insolvency Event, all licenses and rights to licenses granted under or pursuant to this Agreement by BeiGene to Novartis are and shall otherwise be deemed to be licenses of rights to “intellectual property.” The Parties agree that Novartis, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under any applicable insolvency statute, and that upon commencement of an Insolvency Event by or against BeiGene, Novartis shall be entitled to a complete duplicate of or complete access to (as Novartis deems appropriate) any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Novartis: (a) upon any such commencement of a bankruptcy proceeding (or other Insolvency Event) upon written request therefore by Novartis, unless BeiGene elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered pursuant to (a) above, upon the rejection of this Agreement by or on behalf of BeiGene, then upon written request therefore by Novartis. The provisions of this Section 15.6.2 shall be: (i) without prejudice to any rights Novartis may have arising under any applicable insolvency statute or other Applicable Law; and (ii) effective only to the extent permitted by Applicable Law.
15.7    Effects of Termination.
15.7.1    Termination of Option by Either Party. Upon termination of this Agreement by either Party pursuant to Section 15.2, all rights and licenses granted by BeiGene to Novartis under this Agreement shall terminate.
15.7.2    Termination by Novartis for Convenience or by BeiGene for Material Breach or Bankruptcy, or by BeiGene for Challenge. Upon termination of this Agreement: (a) by Novartis, in accordance with Section 15.4 or (b) by BeiGene, in accordance with Section 15.2, Section 15.5 or Section 15.6:
(a)    all rights and licenses granted by BeiGene to Novartis shall terminate and Novartis shall not have any rights to use or exercise any rights under the BeiGene IP;
(b)    Novartis shall be released from its Development, Manufacturing, and Commercialization obligations and/or its obligations to conduct Medical Affairs Activities under this Agreement, including pursuant to Section 3.6;
(c)    upon BeiGene’s request, which will be provided within […***…] of the date of issuance of the notice of termination, the Parties will agree and implement a plan for the orderly transition of Development and Commercialization activities and Medical Affairs Activities in the Novartis Territory from Novartis to BeiGene in a manner consistent with Applicable Law and standards of ethical conduct of human Clinical Trials (each a “Transition Plan”) pursuant to which Novartis shall:
(i)    promptly transfer and assign to BeiGene all of Novartis’s and its Affiliates’ rights, title, and interests in and to trademarks (but not any Novartis house marks) owned by Novartis and used solely in connection with the Commercialization of the Licensed Product in the Novartis Territory;
(ii)    subject to any limitations pursuant to Applicable Law or Novartis’ or its Affiliates’ obligations to Third Parties, as soon as reasonably practicable, transfer to BeiGene all Clinical Data Controlled by Novartis or its Affiliates to the extent related to the Licensed Product;
(iii)    subject to any limitations pursuant to Applicable Law or Novartis’ or its Affiliates’ obligations to Third Parties, as soon as reasonably practicable (A) transfer and assign (to the extent permitted) to BeiGene all Regulatory Materials and other documented technical and other information or materials owned and controlled by Novartis or its Affiliates, in each case, to the extent solely related to the Licensed Product and necessary for Developing, Manufacturing, or Commercializing the Licensed Product in the Field in the Novartis Territory; provided, that Novartis may retain a copy of such items for its records; and (B) notify the applicable Regulatory Authorities in the Novartis Territory and take any other actions reasonably necessary to effect the transfer in subsection (A) above, including upon BeiGene’s request, providing a right of reference to any Regulatory Filings, or Regulatory Approvals Controlled by Novartis on the effective date of termination, solely to the extent necessary for BeiGene to Develop and Commercialize the Licensed Products in the Novartis Territory;
(iv)    unless expressly prohibited by any Regulatory Authority or Applicable Law, as soon as reasonably practicable, at BeiGene’s cost and expense (A) transfer sponsorship and control to BeiGene of all Clinical Trials of Licensed Product being conducted by Novartis or its Affiliate in the Novartis Territory as of the effective date of termination and (B) continue to conduct such Clinical Trials after the effective date of termination, at BeiGene’s sole cost and expense, to enable such transfer to be completed without interruption of any such Clinical Trial for up to […***…] from the effective date of termination, with the cost of the conduct of such Clinical Trials until the completion of transfer being reimbursed by BeiGene;
(v)    use Commercially Reasonable Efforts to assign or amend, as appropriate, any agreements with Third Parties which Novartis has in place solely relating to the conduct of Clinical Trials for Licensed Products or the Manufacture of Licensed Products (including agreements with contract manufacturing organizations, contract research organizations, clinical sites and investigators), or, to the extent any such Third Party agreement is not assignable to BeiGene, to cooperate with BeiGene, at BeiGene’s request and expense, to arrange to continue to provide such services for a reasonable time after termination and to facilitate BeiGene’s entry into a replacement agreement with such Third Party for such services;
(vi)    if Novartis is Manufacturing or is having Manufactured Licensed Products and supplying BeiGene with such Licensed Product as of the effective date of termination, continue to Manufacture or have Manufactured and supply BeiGene with its requirements of such Licensed Product at the supply price contemplated by Section 7.3 and in accordance with the terms of the applicable supply agreement between BeiGene and Novartis or its Affiliate; and
(vii)    if Novartis is Manufacturing or is having Manufactured Licensed Products or any intermediate of such Licensed Products as of the date of termination, Novartis shall use Commercially Reasonable Efforts to (A) transfer copies of any documents and materials Controlled by Novartis and embodying Novartis Know-How and/or Novartis Patents that are at the time of such termination being used by Novartis or its Third Party manufacturers to Manufacture any Licensed Products, including but not limited to all suppliers, analytical methods, quality standards, specifications, commercial active pharmaceutical ingredient formula, process chemistry, Manufacturing process descriptions, process flows, cycle times, process parameters, process equipment type and sizes, cleaning methods, commercial active pharmaceutical ingredient samples, master safety data sheets, and stability reports (the “Novartis Manufacturing Know-How”) to enable the Manufacture of any Licensed Products by BeiGene, its Affiliates or any Third Party manufacturer of BeiGene, in each case to the extent that such Novartis Manufacturing Know-How was not transferred to Novartis or such Third Party(ies) by BeiGene or its Affiliates or their respective Third Party manufacturers or is otherwise already known to BeiGene, its Affiliate or their respective Third Party manufacturers; and (B) promptly make available to BeiGene or any such Third Party manufacturer a reasonable number of appropriately trained personnel to provide, on a mutually convenient timetable, technical assistance in the transfer of Novartis Manufacturing Know-How to BeiGene.
(d)    The provisions of Article 10 (other than Section 10.1) shall be terminated with respect to the Licensed Product and BeiGene shall have the right to assume all Prosecution and Maintenance and enforcement activities under Article 10 with respect to BeiGene Patents as to which Novartis has assumed the right and authority to Prosecute and Maintain or enforce and Novartis will cooperate with BeiGene and provide BeiGene with reasonable assistance in connection with the transfer of such Prosecution and Maintenance and enforcement activities with respect to such BeiGene Patents.

(e)    Novartis shall grant, and hereby does grant, to BeiGene, effective as of the effective date of such termination, a non-exclusive, transferable, fully paid-up, royalty-free, perpetual sublicensable license in the Field and in the Novartis Territory to Novartis IP that is necessary or reasonably useful to Develop and Commercialize the Licensed Product and an exclusive option to negotiate in good faith an exclusive, royalty-bearing, sublicensable license under the Novartis IP that is necessary or reasonably useful to Develop and Commercialize Licensed Products in the Field in the Novartis Territory.
(f)    Any and all sublicense agreements entered into by Novartis or any of its Affiliates with a Sublicensee pursuant to this Agreement shall survive such termination of this Agreement, except to the extent that: (i) any such Sublicensee is in material breach of this Agreement or such sublicense; or (ii) BeiGene elects to grant such Sublicensee a direct license of the sublicensed rights on the same terms applicable to Novartis under this Agreement. Novartis shall, upon the written request of BeiGene, assign any such sublicense (to the extent not terminated pursuant to the preceding sentence) to BeiGene or its Affiliates and, upon such assignment, BeiGene or its Affiliates, as applicable, shall assume such sublicense.
15.7.3    Termination by Novartis for Material Breach or Bankruptcy. Upon termination of this Agreement by Novartis in accordance with Section 15.3 or Section 15.6, subject to Section 15.8:
(a)    Novartis shall be released from its Development, Manufacturing, and Commercialization obligations and its obligations to conduct Medical Affairs Activities under this Agreement with respect to the Licensed Product, including with respect to Section 3.6;
(b)    the licenses set forth in Section 9.3 with respect to all Licensed Products in all countries in the Novartis Territory shall remain in effect; subject to the terms of this Agreement;
(c)    the provisions of Article 10 shall remain in effect; provided, however, BeiGene’s rights in respect of Joint Patents in the Novartis Territory shall terminate and Novartis shall have the right to assume all Prosecution and Maintenance and enforcement activities under Article 10 with respect to Joint Patents as to which BeiGene has assumed the right and authority to Prosecute and Maintain or enforce;
(d)    to the extent not completed prior thereto, BeiGene shall remain obligated to perform its obligations pursuant to Section 4.2.2 and Article 7;
(e)    […***…]and
(f)    in Novartis’s sole discretion, upon Novartis’ notice to BeiGene, the license granted by Novartis to BeiGene pursuant to Article 9 hereof shall terminate.
15.7.4    Milestone Payments. No Milestone Payments shall be due or payable by Novartis based on any Milestone Event occurring following the expiration of the Term in respect of the Licensed Product in respect of which such Milestone Event is achieved. In the event of any termination of this Agreement by either Party pursuant to Section 15.3, 15.5 or 15.6, Novartis shall not be obligated to make any Milestone Payment that would otherwise be due and payable in respect of any Milestone Event achieved after the terminating Party notifies the other Party in writing of its intention to so terminate; provided, however, that if this Agreement is not ultimately terminated pursuant to such notice, any such Milestone Payments that would have become due following such notice shall be due and payable at such time as it is determined that such termination shall not occur.

15.8    Surviving Provisions.
15.8.1    Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which shall survive expiration or termination of this Agreement. Such expiration or termination shall not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 15 are in addition to any other relief and remedies available to either Party under this Agreement, at law, or in equity; provided, however, that in the event of a termination of this Agreement by Novartis pursuant to Section 15.3 the reduction in royalties owing by Novartis to BeiGene may be taken into account in determining any damages that may be recovered by Novartis in any action in respect of the breach by BeiGene giving rise to such termination.
15.8.2    Survival. Without limiting the provisions of Section 15.8.1, the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (to the extent the definitions are used in other surviving provisions), Article 12, Article 14, Article 16, Section 3.7, Section 8.4, Section 8.5, Section 9.3 (solely to the extent the licenses contemplated therein survive pursuant to Section 8.3.2 or Section 15.7), Section 9.6, Section 9.7, Section 10.1, Section 10.2 (solely in respect of Joint Patents), Section 10.3 (solely in respect of Joint Patents), Section 13.6, Section 15.1.2, Section 15.7, and Section 15.8.
ARTICLE 16
MISCELLANEOUS
16.1    Severability. If one (1) or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid, or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.
16.2    Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by electronic mail followed by delivery via either of the methods set forth in Sections 16.2(a) and (b), in each case, addressed as set forth below unless changed by notice so given:
If to Novartis:
Novartis Pharma AG

    Lichtstrasse 35
CH-4056 Basel, Switzerland
      Attention: Head of BD&L
With copies to:
Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
            Attention: General Counsel

Novartis Pharmaceuticals Corporation
1 Health Plaza
East Hanover, NJ 07936
Attention: Global Oncology General Counsel

    Arnold & Porter Kaye Scholer LLP
    250 West 55th Street
    New York, NY 10019
    Attention: […***…]
    […***…]
If to BeiGene:
BeiGene Switzerland GmbH
Aeschengraben 27
4051 Basel, Switzerland
Attention: Managing Director

With copies to:
BeiGene USA, Inc.
55 Cambridge Parkway
Suite 700W
Cambridge, MA, 02142
Attention: General Counsel
Facsimile: […***…]

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: […***…]
Facsimile: […***…]
Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 16.2.
16.3    Force Majeure. A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest, epidemics, pandemics, quarantines, hurricane or other inclement weather;

provided, that the affected Party: (a) promptly notifies the other Party; and (b) shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.
16.4    Assignment. Except as expressly permitted herein, this Agreement may not be assigned or transferred by any Party, nor may any Party assign or transfer any rights or obligations created by this Agreement, except as expressly permitted hereunder without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the limitations in this Section 16.4, either Party may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, to: (a) one (1) or more of its Affiliates; provided, that, such assigning Party shall remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; or (b) its successor in interest in connection with its merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators, and permitted assigns of the applicable Party. Any purported assignment in violation of this Section 16.4 shall be null and void ab initio. […***…]
16.5    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.
16.6    WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
16.7    Choice of Law; Dispute Resolution; Jurisdiction.
16.7.1    Choice of Law. This Agreement shall be governed by, enforced, and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws and excluding the United Nations Convention on Contracts for the International Sales of Goods.
16.7.2    Dispute Resolution.
(a)    Disputes. The Parties agree that the procedures set forth in this Section 16.7.2 shall be the exclusive mechanism for resolving any dispute (whether in contract, tort, or otherwise), controversy, or claim between the Parties arising out of or in connection with this Agreement, any Party’s rights or obligations under this Agreement, breach of this Agreement, or the transactions contemplated by this Agreement (each, a “Dispute”).
(b)    Selection of Arbitrators. Any Dispute shall be resolved by final and binding arbitration before a panel of three (3) arbitrators in accordance with the rules of the American Arbitration Association (“AAA”) in effect at the time the proceeding is initiated. In any such arbitration, (a) the panel will be comprised of one arbitrator chosen by BeiGene, one by Novartis and the third, who shall act as the chairman of the panel, by the two co-arbitrators; and (b) if either Party fails or both Parties fail to choose an arbitrator or arbitrators within […***…] after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within […***…] after their appointment, then either or both Parties shall immediately request that the AAA select the remaining number of arbitrators to be selected, which arbitrator(s) shall have the requisite scientific background, experience and expertise.
(c)    Conduct of Arbitration. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Dispute is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Dispute pursuant to this Section 16.7. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. The award of the arbitrators shall be final and binding on the Parties (except for those remedies expressly set forth in this Agreement). The award rendered by the arbitrators may be entered and enforced in any court having jurisdiction thereof. Notwithstanding anything in this Section 16.7 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.
(d)    Costs of Arbitration. Each Party shall bear its own costs and expenses and attorneys’ fees in connection with any such arbitration; provided, that, the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to the prevailing Party reimbursement for its reasonable attorneys’ fees, costs and expenses (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).
(e)    Exceptions to Arbitration. Unless otherwise agreed by the Parties, Disputes relating to Patents and non-disclosure, non-use and maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction.
(f)    Confidentiality. The arbitration shall be confidential. Except as may be required by Applicable Law or as necessary to pursue a legal right, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of both Parties.
(g)    Tolling of Cure Periods. Until final resolution of the dispute through judicial determination: (i) this Agreement shall remain in full force and effect; and (ii) the time periods for cure as to any termination shall be tolled. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded if a court determines that such payments are not due.
(h)    Accelerated Arbitration. If the Executive Officers are unable to reach unanimous consensus on any Critical Matter requiring determination by the JSC, then the matter will be referred for resolution by either Party by a single Third Party expert (each, an “Accelerated Arbitration Expert”) in accordance with the International Expedited Arbitration Procedures of the AAA. The Accelerated Arbitration Expert shall have relevant expertise with respect to the applicable matter under Section 2.1.3(d) and 8.5.3, and shall not have had any material business relationship with either Party in […***…] prior to appointment unless the Parties agree in writing to waive this requirement. All proceedings and decisions of the Accelerated Arbitration Expert under this Section 16.7.2(h) shall be deemed Confidential Information of both Parties and will be final and binding upon the Parties.
16.8    Relationship of the Parties. BeiGene and Novartis are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent, or joint venturer of the other Party. No Party will incur any debts or make any commitments for the other Party, except to the extent, if at all, specifically provided therein. Neither BeiGene nor Novartis, respectively, shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of BeiGene and Novartis, respectively, or to bind BeiGene and Novartis, respectively, to any contract, agreement, or undertaking with any Third Party.
16.9    Fees and Expenses. Except as otherwise specified in this Agreement, each Party shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement.
16.10    Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party, except for the indemnification rights of the BeiGene Indemnitees pursuant to Sections 14.1 and 14.3 and the Novartis Indemnitees pursuant to Sections 14.2 and 14.3.
16.11    Entire Agreement. This Agreement, together with the attached Exhibits and Schedules, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings, and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Execution Date.
16.12    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one (1) and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by .pdf, .tif, .gif, .jpeg, or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
16.13    Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, including the provisions of Section 16.7.2, the Parties shall be entitled, without waiving any remedy under this Agreement, to seek from any court having jurisdiction equitable relief, including injunction, provisional relief and specific performance, as a remedy for any breach of this Agreement to protect the rights or property of that Party. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law. In addition, notwithstanding the provisions of Section 16.7.2, either Party may bring an action in any court having jurisdiction to enforce an award rendered pursuant to Section 16.7.2.
16.14    Interpretation.
16.14.1    Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties has been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
16.14.2    Definitions; Interpretation.
(a)    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.
(c)    The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(d)    The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, shall be deemed to be followed by the words “without limitation.”
(e)    The word “or” shall be interpreted to mean “and/or,” unless the context requires otherwise.
(f)    The words “hereof,” “herein,” and “herewith,” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(g)    Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections, Schedules, or Exhibits shall be construed to refer to Articles, Sections, Schedules, and Exhibits of this Agreement; and (ii) reference in any Section to any subclauses are references to such subclauses of such Section.
16.14.3    Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (b) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended; and (c) subject to Section 16.4, any reference herein to any Person shall be construed to include the Person’s successors and assigns.
16.14.4    Headings. Headings, captions, and the table of contents are for convenience only and shall not be used in the interpretation or construction of this Agreement.
16.14.5    Prior Drafts. No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.
16.14.6    Independent Significance. Although the same or similar subject matter may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance, and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance, or content).
16.15    Further Assurances. Each Party shall execute, acknowledge, and deliver such further instruments, and do all such other ministerial, administrative, or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Execution Date.

BEIGENE SWITZERLAND GMBH		NOVARTIS PHARMA AG

By:	/s/ GUILLAUME VIGNON	By:	/s/ SUSANNE SCHAFFERT
Name:	Guillaume Vignon	Name:	Susanne Schaffert
Title:	Managing Director	Title:	President, Novartis Oncology

		By:	/s/ GIANMARCO CALVO
		Name:	Gianmarco Calvo
		Title:	CFO, Novartis Oncology

Schedules and Exhibits Omitted from Option, Collaboration and License Agreement
Pursuant to Regulation S-K, Item 601(a)(5), the schedules and exhibits to the Option, Collaboration and License Agreement, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

SCHEDULES
Schedule 1.14 BeiGene Patents
Schedule 1.20 BeiGene Trademarks
Schedule 1.56 Excluded Studies
Schedule 1.58 Existing IND
Schedule 1.76 Initial Global Studies
Schedule 1.85 Individuals with Knowledge
Schedule 1.86 Licensed Compound
Schedule 1.106 New Registrational Clinical Trials
Schedule 1.140 Shared Regulatory Materials
Schedule 3.1.3 Novartis Recommendations
Schedule 5.7 Annual Compliance Certification
Schedule 7.3(a) Terms of Supply

EXHIBITS
Exhibit A: Initial Global Development Plan
Exhibit B: Additional Global Development Plan
Exhibit C-1: Form of Press Release (Novartis)
Exhibit C-2: Form of Press Release (BeiGene)